Filed Pursuant to Rule 424(b)(3)
                                             Registration Fle No. 333-64885

PROSPECTUS
                              PREMIER BANCORP, INC.
                            DOYLESTOWN, PENNSYLVANIA
                         500,000 SHARES OF COMMON STOCK
                           ($0.33 per share par value)
                           SUBSCRIPTION PRICE: $11.00
                    OFFERING MINIMUM SUBSCRIPTION: 100 Shares
                  OFFERING MAXIMUM SUBSCRIPTION: 10,000 Shares

     Premier Bancorp, Inc. (the "Company"), is a Pennsylvania business corporation and a bank holding company registered under the provisions of the Bank Holding Company Act of 1956, as amended. The Company is the parent company of Premier Bank (the "Bank"). The Company is hereby offering shares of its common stock, par value $0.33 per share (herein referred to as the "Shares" or the "Common Stock") for $11.00 per share (the "Offering Price") in an offering to the general public. The Shares are being offered by the Company's directors, officers and employees on a "best-efforts" basis, with no required aggregate minimum, on the terms and conditions set forth herein. The Company is offering to the general public in a direct community offering up to a maximum of 500,000 Shares in the aggregate at the Offering Price (the "Offering"). The minimum and maximum subscriptions for each subscriber in the Offering are 100 Shares and 10,000 Shares, respectively. No fractional Shares will be issued. All subscriptions will be irrevocable by the subscriber. The Company reserves the right, to accept subscriptions on a partial basis as well as to reject any subscription in whole or in part and for any reason, in the event subscriptions to purchase more than the maximum number of Shares are received. The Company reserves the right, in its sole discretion, to waive any of the limitations set forth herein. See PLAN OF DISTRIBUTION.

     The Offering will commence on December 22, 1998 or as soon as practicable after this Registration Statement becomes effective and will terminate at 5:00 p.m. on February 15, 1999, or such later date as shall be determined by the Company, but in no event later than 5:00 p.m. on March 31, 1999, (the "Offering Termination Date"). The Company reserves the right to withdraw the Offering at any time and to terminate this Offering at any time. There is no aggregate minimum number of Shares that must be sold in order to complete this Offering.

     In the event of a withdrawal or termination of the Offering or a rejection of a subscription, any funds advanced but not accepted will be returned as promptly as possible of the withdrawal, termination or rejection. Funds returned will not include interest earned on funds advanced or be reduced to cover expenses or charges.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE PENNSYLVANIA SECURITIES COMMISSION, OR ANY OTHER STATE SECURITIES AUTHORITY. NONE OF THE AFOREMENTIONED HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   Price(1)   Underwriting Discounts   Proceeds to Company(3)(4)
                                               and Commissions(2)
Per Unit                             $11             $0                   $5,447,000
Total - Maximum (500,000 Shares)   $5,500,000        $0                   $5,447,000
Total - Minimum (5) (0 Shares)       $0              $0                      $0


(1)  See DETERMINATION OF OFFERING PRICE.

(2) The Company has employed no underwriters or selling agents in connection with the sale of the Shares offered hereby to which compensation would be payable. The Company is offering the Shares to be sold in the Offering through the efforts of its directors, officers and employees on a best-efforts basis. None of these individuals will be entitled to receive any discounts or commissions for selling such Shares, but each of them may be reimbursed by the Company for reasonable expenses, if any, incurred in connection with the sale of the Shares. No Company director, officer or employee will receive any additional compensation for acting in connection with the sale of the Shares.

(3) These amounts assume that a maximum of 500,000 Shares are sold. The Board of Directors of the Company reserves the right to accept individual subscriptions for less than 100 Shares and individual subscriptions for more than 10,000 Shares.

(4) After deducting offering expenses incurred by the Company in connection with the Offering estimated at $53,000. (5) There is no aggregate minimum number of Shares that must be sold in order to complete the Offering.

                The date of this Prospectus is December 22, 1998.

     THIS OFFERING INVOLVES A DEGREE OF RISK. Prior to subscribing for Shares offered hereby, investors should carefully consider the matters set forth under RISK FACTORS on Pages 1- 5.

     THIS PROSPECTUS CONTAINS ESSENTIAL INFORMATION ABOUT THE COMPANY AND THE SECURITIES BEING OFFERED HEREBY. PERSONS ARE ADVISED TO READ THIS PROSPECTUS CAREFULLY PRIOR TO MAKING ANY DECISION TO PURCHASE THESE SECURITIES.

                               -------------------

     NO AGENT, OFFICER OR DIRECTOR OF THE COMPANY OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY, NOR IS IT AN OFFER OR SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. HOWEVER, THIS PROSPECTUS WILL BE AMENDED IN THE EVENT THAT THERE ARE MATERIAL CHANGES, OF WHICH THE COMPANY IS AWARE, DURING THE COURSE OF THE OFFERING.

                               -------------------


     THE SHARES OF THE COMPANY'S COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
GOVERNMENTAL AGENCY. AN INVESTMENT IN THE SHARES OF THE COMPANY'S COMMON STOCK IS NOT GUARANTEED BY A BANK NOR AN OBLIGATION OF A BANK.

                               -------------------


     THE OFFERING OF SHARES PURSUANT TO THE OFFERING WILL EXPIRE AT 5:00 P.M., ON FEBRUARY 15, 1999, UNLESS EXTENDED BY THE COMPANY TO A TIME AND DATE NO LATER THAN 5:00 P.M. ON MARCH 31, 1999. See TERMS OF THE OFFERING - Subscription Procedure.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a registration statement under the Securities Act of 1933, as amended, (the "Registration Statement") for the registration of its Common Stock to be issued in this Offering. This Prospectus is a part of such Registration Statement. Pursuant to the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. For additional information pertaining to the Company and the Bank and the securities to be issued in the Offering, reference is made to such Registration Statement, including the exhibits thereto. The Registration Statement and exhibits may be examined during normal business hours at the offices of the
Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, telephone number (202) 272-7450. The Company's Registration Statement and its exhibits, as well as other documents filed by the Company with the SEC, can be accessed via the internet by visiting the SEC's website at http://www.sec.gov.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is an electronic filer with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is: http://www.sec.gov.

     Upon written or oral request of any person who receives a Prospectus, a copy of any information incorporated by reference herein (not including the exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference) may be obtained, without charge, from Bruce E. Sickel, Chief Financial Officer of Premier Bank and Treasurer of Premier Bancorp, Inc., 379 North Main Street, Doylestown, Pennsylvania 18901, (215)345-5100.

                           FORWARD LOOKING STATEMENTS

     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; the regulatory environment; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; new service and product offerings by competitors and price pressures; the inability of the Company to accurately estimate the cost of systems preparation for Year 2000 compliance; and similar items.


                      [This Space Intentionally Left Blank]

                               PROSPECTUS SUMMARY

     The following summary of this Prospectus is provided for your convenience and is not intended to be complete. This summary is qualified in its entirety by the detailed information set forth elsewhere in this Prospectus.

The Company

     Premier Bancorp, Inc. (the "Company") is a bank holding company headquartered in Doylestown, Pennsylvania and is the holding company for Premier Bank (the "Bank"), a Pennsylvania chartered banking institution established in 1990. The Company's consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. At September 30, 1998, the Company had total consolidated assets, deposits and shareholders' equity of $232,557,374, $174,405,400 and $11,135,265, respectively. See DESCRIPTION OF BUSINESS - Description of the Company.

     The principal executive offices of the Company and the Bank are located at 379 North Main Street, Doylestown, Pennsylvania 18901 and the telephone number is (215) 345-5100.

The Bank

     The Bank is a community-oriented financial services provider where consumers and small business customers can obtain a wide variety of products and services, including: checking, savings, money market accounts as well as certificates of deposit, residential mortgage loans, home equity loans and lines of credit, personal lines of credit, working capital lines, and other commercial loans. The Bank also offers other services such as electronic banking, cash management services, safe deposit boxes, telephone banking and automated teller services. The Bank places an emphasis on serving customer needs by providing personal attention and service. The Bank's primary service areas are Bucks County, Pennsylvania and the Lehigh Valley region. Specifically, the main office of the Bank is located in Doylestown, the county seat of Bucks County. The Bank conducts business from its main office and two other retail offices located in Southampton, Bucks County and Easton, Northampton County. In addition, the Bank has a loan origination office in Yardley, Bucks County. A fourth branch office in Lower Makefield Township in Bucks County is expected to open during the fourth quarter of 1998. See DESCRIPTION OF BUSINESS - Description of the Bank.

     As of September 30, 1998, the Bank had $227,142,473 in assets, $174,980,426 in deposits and $128,298,723 in net loans. The Bank is a member of the Federal Reserve System and the Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent provided by law.


                                  THE OFFERING

Number of Shares of Common Stock
  Authorized and Outstanding...............................   Common Stock, par value $0.33 per share;
                                                              30,000,000 shares authorized; 2,630,340
                                                              shares outstanding as of November 1, 1998.

Number of Shares Offered Hereby............................   500,000 Shares of Common Stock.

Offering Price.............................................   $11.00 per share for the Offering.  See
                                                                                                  ---
                                                              DETERMINATION OF OFFERING
                                                              PRICE and MARKET FOR COMMON
                                                              STOCK AND RELATED
                                                              STOCKHOLDER MATTERS.

Use of Proceeds............................................   The Company will use the net proceeds for
                                                              general corporate purposes, including
                                                              investments in or advances to the Bank to
                                                              increase the Bank's capital position in order to
                                                              allow the Bank to provide for higher per
                                                              borrower lending limits, permitting the Bank
                                                              to make larger loans and increase the Bank's
                                                              lending activity.  In addition, these proceeds
                                                              may be used to support the continuing
                                                              development of the Bank's franchise through
                                                              possible expansion into related businesses.
                                                              See USE OF PROCEEDS.
                                                              ---

Offering...................................................   The Company is offering up to 500,000
                                                              Shares, directly to the public.  There is a
                                                              minimum required subscription of 100 Shares
                                                              in the Offering.  There also is a maximum
                                                              subscription of 10,000 Shares in the Offering.
                                                              See TERMS OF THE OFFERING - Subscription Procedure.
                                                              ---

Expiration of Offering.....................................   The Offering will expire at 5:00 p.m.
                                                              on February 15, 1999, and may
                                                              be extended to a time and date no later than
                                                              5:00 p.m. on March 31, 1999. See TERMS
                                                              OF THE  OFFERING - Subscription Procedure.


Rejection of Subscriptions.................................   The Company reserves the right to reject any
                                                              subscription, in whole or in part, for any
                                                              reason including for the reason that the
                                                              Company has already accepted subscriptions
                                                              for 500,000  Shares and for the reason that the
                                                              Company believes that other subscribers will
                                                              be more likely to direct business to the Bank.
                                                              Decisions regarding the acceptance or
                                                              rejection of a subscription shall be made
                                                              within 15 days of receipt by the Company of a
                                                              properly executed Subscription Agreement
                                                              accompanied by payment in full of the
                                                              subscription price.  In the event of a rejection
                                                              of a subscription, any funds advanced but not
                                                              accepted will be returned as promptly as
                                                              possible.  Funds returned will not include
                                                              interest earned on funds advanced or be
                                                              reduced to cover expenses or charges.  See
                                                                                                     ---
                                                              PLAN OF DISTRIBUTION and TERMS
                                                              OF THE OFFERING.

Dilution and Effect of Offering on
  Book Value of Common Stock...............................   As of September 30, 1998, the Company had
                                                              2,630,340 shares of Common Stock issued
                                                              and outstanding.  As of September 30, 1998
                                                              the Company had total equity capital of
                                                              $11,135,265 and a book value of $4.23 per
                                                              share.  In the event all 500,000 Shares of
                                                              Common Stock offered hereby are sold at the
                                                              Offering Price of $11.00 per Share, the capital
                                                              of the Company will increase, after payment
                                                              of anticipated expenses associated with the
                                                              Offering, by an aggregate of approximately
                                                              $5,447,000.  The book value per share will
                                                              increase by $1.07 per share to $5.30; however,
                                                              there will be an immediate dilution of book
                                                              value to investors of $5.70 per share.  There
                                                              can be no assurance, however, that  all or  any
                                                              Shares will be sold in the Offering.  An
                                                              existing shareholder who does not purchase
                                                              shares in the Offering will experience a
                                                              dilution in his/her stock ownership because
                                                              such shareholder's comparative percentage of
                                                              the issued and outstanding Common Stock of
                                                              the Company will be reduced.

                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                              AND OTHER INFORMATION

     The following is a summary of selected consolidated financial data and other information for the Company at and for each of the indicated two years ended December 31, 1997 and 1996, respectively, and at and for the nine month periods ended September 30, 1998 and 1997. The selected consolidated financial statements include the accounts of Premier Bancorp, Inc. and its wholly-owned subsidiaries: Premier Bank and PBI Capital Trust. All material intercompany balances and transactions have been eliminated. The following financial data is qualified by reference to the more detailed information contained in the consolidated financial statements and notes thereto included elsewhere herein. See INDEX TO CONSOLIDATED FINANCIAL STATEMENTS. Results for the periods ended September 30, 1998 and 1997, respectively, are not necessarily indicative of the results of operations that may be expected for the entire year.


                       SELECTED CONSOLIDATD FINANCIAL DATA
                              AND OTHER INFORMATION
                (in 000's except per share data and percentages)

                                        At or For the 9 Month Period Ended              At or For the Year Ended
                                                 September 30                                 December 31
                                                 ------------                                 -----------

                                                      1998              1997             1997              1996
                                                      ----              ----             ----              ----
INCOME STATEMENT DATA:
  Total Interest Income                           $  11,920             9,764           13,448            10,103
  Total Interest Expense                              6,569             5,466            7,532             5,543
                                                      -----             -----            -----             -----
  Net Interest Income                                 5,351             4,298            5,916             4,560
  Provision for Loan Losses                             355               280              400               350
  Total Non-Interest Income                             233               134              150               208
  Total Non-Interest Expense                          3,473             2,766            3,735             2,887
                                                      -----             -----            -----             -----
  Net Income Before Income Taxes                      1,756             1,386            1,931             1,531
  Provision for Income Taxes                            575               440              590               435
                                                        ---               ---              ---               ---
  Net Income                                          1,181               946            1,341             1,096

PER SHARE AND SHARE DATA (1):
  Earnings Per Share-Basic                     $       0.45              0.36             0.51              0.42
  Earnings Per Share-Diluted                           0.40              0.35             0.49              0.40
  Book Value Per Share at End of Period                4.23              3.82             3.97              3.43

  Average Basic Shares                                2,630             2,604            2,606             2,604
  Average Diluted Shares                              2,919             2,738            2,752             2,706

BALANCE SHEET DATA:
  Loans, Net of Unearned Income                  $  129,954           102,265          108,533            82,910
  Investment Securities Available For Sale           83,535            61,073           62,434            52,900
  Investment Securities Held to Maturity              9,854            13,346           15,170            13,888
  Total Assets                                      232,557           184,575          193,523           153,687
  Deposits                                          174,405           140,789          143,603           118,093
  Borrowings                                         27,655            30,817           36,343            23,641
  Shareholders' Equity                               11,135             9,946           10,434             8,943

AVERAGE BALANCE SHEET DATA:
  Loans, Net of Unearned Income                  $  117,936            91,764           95,146            68,594
  Investment Securities                              77,408            67,727           69,352            55,007
  Interest Earning Assets                           198,953           161,072          166,293           125,545
  Total Assets                                      205,619           166,737          172,198           129,510
  Deposits                                          163,790           128,129          131,773           102,179
  Borrowings                                         25,908            26,944           28,447            17,003
  Shareholders' Equity                               10,861             9,200            9,392             8,228

PERFORMANCE RATIOS :
  Return on Average Assets (4)                        0.77%             0.76%            0.78%             0.85%
  Return on Average Stockholders' Equity (4)         14.53%            13.75%           14.28%            13.32%
  Net Interest Margin (2)(4)                          3.60%             3.57%            3.56%             3.63%
  Efficiency Ratio (3)                               62.20%            62.27%           61.57%            60.55%
  Number of Full Service Branches                         3                 3                3                 2

ASSET QUALITY RATIOS:
  Allowance for Loan Losses to Non-performing Loans 135.16%           241.59%          209.64%            88.75%
  Allowance for Loan Losses to Total Loans            1.27%             1.21%            1.25%             1.16%
  Non-performing Assets to Total Assets               0.84%             0.83%            0.67%             0.96%
  Net Charge-offs to Average Loans                    0.05%                --            0.00%             0.19%

CAPITAL RATIOS:
  Stockholders' Equity to Total Assets                4.79%             5.39%            5.39%             5.82%
  Tier 1 Risk-Based Capital                           8.77%             8.70%            8.60%             9.84%
  Total Risk-Based Capital                           14.07%            11.11%           10.97%            10.90%
  Tier 1 Leverage                                     7.02%             5.39%            5.51%             5.80%


(1) Per share information for all periods has been restated to reflect a 3-for-1 stock split effective December 31, 1997 which increased total shares outstanding to 2,630,340.

(2)  Net interest income divided by average interest-earning assets.

(3) Non-interest expense divided by the sum of net interest income and non-interest income.

(4)  Interim periods have been annualized.


                              PREMIER BANCORP, INC.

     Premier Bancorp, Inc. (the "Company") is a bank holding company registered under the provisions of the Bank Holding Company Act of 1956, as amended. The Company was incorporated under the business corporation law of the Commonwealth of Pennsylvania on July 15, 1997 and reorganized on November 17, 1997 as a one-bank holding company. It is headquartered in Doylestown, Pennsylvania. The Company has one subsidiary, Premier Bank (the "Bank").

     The Company's and the Bank's principal executive offices are located at 379 North Main Street, Doylestown, Pennsylvania 18901; telephone number: (215) 345-5100. For further information about the Company, the Bank, its officers and directors, and their operations, see the captions entitled DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, and DESCRIPTION OF BUSINESS appearing elsewhere in this Prospectus.


                                  RISK FACTORS

     Investment in the Common Stock involves a degree of risk. There is no assurance of receiving any specific rate of return on the Common Stock. Money invested in the purchase of the Common Stock, unlike money deposited with the Bank, is not and will not be insured by the FDIC. Funds invested in Common Stock will not earn interest. In considering an investment in the Common Stock, prospective investors should carefully consider the following factors among others described in this Prospectus.

     Dependence on Key Personnel. The business success of the Company and the Bank has depended, and will continue to depend, to a great extent upon the services of John C. Soffronoff, Bruce E. Sickel and John J. Ginley as officers and/or Directors of the Bank and Company. In order to mitigate this risk, the Company, the Bank and these three individual executive officers (the "Executives") entered into Change of Control Agreements. The Agreements define certain severance benefits that will be paid by the Company and the Bank to the Executives in the event of a change of control. The Bank employs approximately forty-eight (48) full-time equivalent employees. The loss of key personnel by the Company or the Bank would have a material adverse effect upon the future prospects of the Company and the Bank. However, the Company has instituted the Premier Bank Stock Incentive Plan to encourage key employees and directors to maintain their relationship with the Company or Bank, as the case may be.

     Dividend Restrictions. The Company's current dividend policy is to retain earnings, and not pay dividends, in order to support the Company's and Bank's growth. The Company's future dividend policy will depend on a number of factors, including, among other things, statutory restrictions, operating results, financial position, business conditions and the discretion of the Company's Board of Directors. Further, the ability of the Company to pay cash dividends is dependent upon the ability of the Bank to pay dividends. See MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS - Dividends.

     Offering Price Arbitrarily Determined. The Offering Price of the Common Stock has been determined by the Board of Directors after analyses based largely on market conditions and current shareholders' equity per share. The Offering Price bears no necessary relationship to the Company's present and future earnings potential or trading prices for the Common Stock. See DILUTION.

     Absence of Public Trading Market. The Common Stock is traded on a limited basis, in the local over-the-counter market, primarily in Doylestown, Easton and the surrounding areas. While the Company intends to comply with regulatory requirements necessary for brokerage firms to make an active market in the Common Stock, no assurance can be given that a liquid market for the Common Stock will develop or, if developed, be maintained.

     Control; Market Illiquidity. The Company's directors and principal officers and their associates beneficially own in the aggregate, l,766,474 shares of Common Stock, representing 54.6% of the total outstanding shares of Common Stock. Moreover, the risks associated with the substantial percentage ownership by these persons will exist regardless of the number of Shares purchased by these persons in the Offering. For example, even if these persons purchase no Shares in the Offering and the maximum number of Shares is sold, the collective percentage ownership by this group would be diluted by approximately 7.1 percent. The ownership of a substantial percentage of the outstanding Common Stock by a limited number of shareholders can adversely affect the liquidity of the market for the Common Stock since only a limited number of shares are widely dispersed and likely to change hands. Stock prices in an illiquid market tend to increase and decrease in a more volatile manner than stock prices in a liquid market, since prices for a relatively small number of shares can have a significant impact on the prices quoted for the Common Stock. The Company is unable to estimate the number of shares of Common Stock that may be offered and sold in the future by any of its shareholders. Such sales will depend upon a number of factors, including the market price for the Common Stock and the circumstances applicable to each shareholder. The offer and sale of a substantial amount of Common Stock in the public market is likely to have an adverse impact on the market price of the Common Stock.

     Indemnification Provisions for Directors. The Company's by-laws contain provisions limiting the liability of directors of the Company in connection with any actions they take as directors. Such provisions can result in the loss to the Company and shareholders of a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, are generally unaffected by such provisions. The restriction on monetary liability can discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce the recovery by the Company of monetary damages. One of the significant effects of the indemnification provisions in the by-laws is to authorize indemnification against judgments and settlements in a derivative suit. As a result, damages assessed for a director that would be paid to the Company would be at least reduced by the indemnification amounts owed by the Company to such persons. The Company, accordingly, will not receive any net benefit from such awards or settlement amounts and could incur a loss after indemnification payments are made. Management believes, however, that these provisions are appropriate because any such possible economic loss to the Company could be offset by a possible reduction in the cost to the Company of defending baseless litigation, which also could be discouraged by the same provisions of the by-laws.

     Anti-takeover Provisions. The Company's articles of incorporation and by-laws, as well as the applicable provisions of Pennsylvania corporation law and federal and state banking law, contain a number of provisions that can be deemed to have an anti-takeover purpose or effect. The overall effect of these provisions can be to deter a future non-negotiated takeover offer that a majority of the shareholders might possibly view to be in their best interests as the offer might include a substantial premium over the market price for the Company's Common Stock at that time. See DESCRIPTION OF SECURITIES - Anti-takeover Provisions.

     Possible Lost Opportunity Cost of Investing in the Offering. It should be noted that persons who subscribe for Shares pursuant to the Offering may experience lost opportunity costs in the event their subscriptions to purchase Shares are rejected or in the event of a delay in the completion of the Offering. No interest will be earned on any subscription price paid nor refunded on any subscription price rejected by the Company.

     Intense Competition. The Company and the Bank operate in a highly competitive banking environment. In Pennsylvania generally, larger banks dominate the commercial banking industry. In addition to commercial banks, the Company and the Bank also compete with other financial institutions, such as, savings and loan associations, credit unions, money market funds, mutual funds, stock brokerage firms, insurance companies, as well as other institutions in obtaining lendable funds and in making loans. Also, future competitors, including new commercial banks, may enter the Bank's market area. The Company's and Bank's strategy is to attract customers by providing personalized services and to utilize the directors' business and personal contacts within the community. There can be no assurance that the Company and the Bank can successfully continue to pursue this strategy. The Company and the Bank cannot predict the effect of competition on its ability to continue to gain market acceptance and to operate profitably. See DESCRIPTION OF BUSINESS - Description of the Bank.

     Economic Conditions and Related Uncertainties. Commercial banking, which is the Company's primary source of income, is affected, directly and indirectly, by local, regional, national and international economic and political conditions, and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, real estate values, international conflicts and other factors beyond the Company's and the Bank's control can adversely affect the potential profitability of the Company and the Bank. Future rising interest rates, while increasing the income yield on the Company's and the Bank's earning assets, can adversely affect loan demand and, consequently, the profitability of the Company and the Bank. Future decreases in interest rates can adversely affect the Company's and the Bank's profitability because any such decrease can reduce the return the Company and the Bank earn on their assets. Economic downturns, particularly in the Bank's primary service area, could result not only in decreased loan demand but an increase in the delinquency of those loans which are outstanding. The trading prices of the Common Stock may fluctuate in response to market forces which bears no direct relationship to the financial or other performance of the Company.

Management does not expect any one particular factor to affect the Company's and the Bank's success or failure. See DESCRIPTION OF BUSINESS.

     Government Regulations. The Company and the Bank are subject to extensive governmental supervision, regulation and control. Future legislation and governmental policy could adversely affect the commercial banking industry and the operations of the Company and the Bank. See DESCRIPTION OF BUSINESS - Supervision and Regulation - The Company, and Supervision and Regulation - The Bank.

     Possible Change of Regulations. The Company's and the Bank's organization and operations are strictly regulated and supervised by a variety of state and federal regulatory bodies in accordance with applicable statutes and regulations. Prospective investors should be aware that the statutes and regulations governing financial institutions in general, and the commercial banking industry in particular, are in a state of continuous change and have been modified substantially during recent years. Such governing laws can be anticipated to continue to be the subject of modification and management of the Company and the Bank (the "Management") cannot predict what effect any such future modifications will have on the operations of the Company and Bank. See DESCRIPTION OF BUSINESS - Supervision and Regulation - The Company, and Supervision and Regulation - The Bank.

     Possible  Effects of Year 2000 Computer  Problems.  The "Year 2000 Problem"
(Y2K) arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. This could cause entire system failures, miscalculations, and disruptions of normal business operations, including, among other things, a temporary inability to process transactions, generate statements, compute payments, interest or delinquency, or engage in similar daily business activities. The extent of the potential impact of the Year 2000 Problem is not yet known, and if not timely corrected, it could affect the global economy. The Company has followed the guidelines contained in the series of Federal Financial Institution's Examination Council's (FFIEC) Interagency Guidelines and the SEC's Release No. 33-7558 and has designed and initiated an enterprise-wide program to prepare the Company's computer systems and applications for the year 2000 and beyond. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Year 2000 Issues.

     Concentrations of Credit Risk. The Bank's loan portfolio represents loans principally made in the Bucks and Northampton County areas in Pennsylvania which are secured by both residential and commercial real estate. Accordingly, the Bank's primary concentration of credit risk is related to the real estate market in the Bucks and Northampton County areas. The ultimate collectibility of this portion of the Bank's portfolio is susceptible to changes in local market conditions, and therefore, dependent upon the local economic environment. In addition, loan concentrations are also considered to exist when there are amounts loaned or committed to be loaned to a multiple number of borrowers engaged in similar activities which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. Though the Bank views many of its loans as made to individuals or, secured by residential real estate, the Bank's loan portfolio contains many borrowers who are employed in various professions such as, the medical, dental, legal and real estate professions.

     At September 30, 1998, the Company's investment portfolio included $38.9 million of corporate bonds. These bonds are comprised of fixed and floating rate securities issued by other U.S. banking companies. The ultimate collectibility of these bonds depends on the continued success of these financial institutions. The Company evaluates the credit-worthiness of each issuer prior to investing in such securities. These financial institutions include some of the largest banking companies in the country, as well as smaller regional and super regional institutions. These companies are influenced by the general economic conditions in the United States in particular, and may also be subject, to a greater extent than the Company itself, to international economic events and conditions.

     PBI Capital Trust Securities. On August 11, 1998, the Company's recently formed subsidiary, PBI Capital Trust (the "Trust") issued $10.0 million of 8.57% Capital Securities due August 15, 2028. The Trust is a statutory business trust created under the laws of Delaware. The Company is the sole owner of the Trust. The Trust used the proceeds from the Capital Securities to acquire $10.0 million in 8.57% Junior Subordinated Deferrable Interest Debentures issued by the Company. The Junior Subordinated Debentures are the sole assets of the Trust, and payments under the Junior Subordinated Debentures are the sole revenue of the Trust. The Company is using the proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, including, but not limited to, investments in and advances to its subsidiary, Premier Bank, repurchases of common stock of the Company, branch expansion, the purchase of certain branch facilities being leased and funding loans. The precise amount and timing of the application of the net proceeds used for such corporate purposes depends on the funding requirements and the availability of other funds to the Company and the Bank. At present, the majority of the net proceeds have been temporarily invested in investment securities available for sale. Proceeds from the Capital Securities provide the Company with additional Tier I and Tier II capital. The annual expense for the Capital Securities is $875,000.

     Management's Discretion Over the Use of Proceeds. Management intends to use the net proceeds to contribute to the capital of the Bank to support growth and fund the cost of possible future new Bank branches, finance possible expansion into related businesses, and for general corporate purposes, including working capital. See USE OF PROCEEDS.


                                 USE OF PROCEEDS

     The net proceeds to the Company, if the maximum number of Shares are sold, are estimated to be $5,447,000 after deducting expenses incurred by the Company in connection with the Offering, estimated at $53,000. The size of the Company is a function of its capital base. The larger the capital base, the larger the institution can grow its assets. In each of the past five years, the Company's assets have grown in excess of 30% while its returns on equity have ranged from 9.90% to 14.53% during that period. This trend is typical for a young banking company and causes capital ratios to decline.

Banking regulations require that the Bank maintain certain capital ratios and if those ratios are not maintained, growth can be limited. Though the Company cannot predict its future growth rate specifically, management believes its growth will continue to exceed its ability to generate and retain earnings. The proceeds from this Offering are intended to make up this difference and assist managment in maintaining its "well capitalized" classification for the next three years given its current business plan and growth expectation.

     Under banking regulations, per borrower lending limits have been established. By increasing the Bank's capital position, the Bank can make larger loans to customers and thereby potentially increase the Bank's lending activity. Further, the net proceeds may be used to support the continuing development of the Bank's franchise through expansion into related businesses.


                         DETERMINATION OF OFFERING PRICE

     There is no established public market for the Common Stock being registered and offered for sale. The Offering Price has been determined by the Board of Directors after analyses based largely on market conditions and current shareholders' equity per share and bears no necessary relationship to the Company's present and future earnings potential or trading prices for the Common Stock. During the third quarter of 1998, based on information known to Management, the Common Stock traded at a high and low price of $11.00 and $9.00 per share, respectively and during the fourth quarter of 1998, based on information known to Management, the Common Stock has traded at a high and low price of $11.00 and $11.00 per share, respectively. See MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.


                                    DILUTION

     The net tangible book value of the Company at September 30, 1998 was $11,135,265 or $4.23 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such tangible book value after September 30, 1998, as a result of normal operating income and expenses, the pro forma net tangible book value at September 30, 1998, giving effect to the sale of all 500,000 Shares offered hereby and after payment of anticipated expenses associated with the Offering of approximately $53,000, would have been approximately $5.30. This figure represents an immediate increase in net tangible book value of $1.07 per share to existing shareholders who do not purchase any Shares of Common Stock offered hereby.

     Dilution represents the difference between the Offering Price per share and the net tangible book value per share after the sale of the Shares offered hereby. The following table sets forth the present book value per share prior to and after the Offering, the change in book value, the dilution expressed in dollars and percentages and the results thereof, if 25%, 50%, 75% and 100% of the 500,000 Shares of Common Stock offered hereby are sold.

                                          Book Value(1)                                             Dilution(2)(3)


                       Prior to        After the          Aggregate
Percentage of          Offering         Offering      Increase in Equity    Change in           Dollar Amount
Offering Sold         (per share)     (per share)          (000's)       Book Value (1)        (per share) (1)    Percentage
---------------      -------------  ----------------  -----------------  ---------------      ----------------- ---------------
25%                     $ 4.23           $ 4.52            $ 1,322            6.86%                $ 6.48           58.91%
50%                     $ 4.23           $ 4.80            $ 2,697           13.48%                $ 6.20           56.36%
75%                     $ 4.23           $ 5.06            $ 4,072           19.62%                $ 5.94           54.00%
100%                    $ 4.23           $ 5.30            $ 5,447           25.30%                $ 5.70           51.82%

--------------------------

(1)  Rounded to the nearest cent or hundredths of a percent.

(2) Dilution is the difference between the Offering Price per share and the net tangible book value per share after the sale of the Shares offered hereby.

(3)  Includes offering expenses estimated at approximately $53,000.


                              PLAN OF DISTRIBUTION

     The Company is offering hereby, on a best-efforts basis, 500,000 shares of Common Stock for a price of $11.00 per Share, (the "Offering Price"), for an aggregate amount of $5,500,000. The Shares are being offered to the general public (the "Offering"). It should be noted, however, that because the Offering is made on a best-efforts basis there can be no assurance that all, or any, of the shares of Common Stock offered hereby will be sold. No minimum number of Shares must be sold by the Company in order to close the Offering.

     The Company is offering the Common Stock through the efforts of the Company's and the Bank's directors, officers and employees. None of those individuals will be entitled to receive any discount, commission or additional compensation for selling such Common Stock, but each may be reimbursed by the Company for reasonable expenses, if any, incurred in connection with the sale of the Common Stock. The Company intends to satisfy the safe harbor provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to ensure that the Company's and Bank's directors, officers and employees will not be deemed "brokers", as defined in the Exchange Act, in connection with the Offering.

     The Offering to the general public will commence on December 22, 1998 or as soon as practicable after this Registration Statement becomes effective. The minimum and maximum subscriptions in the Offering for each subscriber are 100 and 10,000 Shares, respectively. The Company reserves the right to waive any restrictions if, in its sole discretion, it deems it appropriate to do so. The Offering will terminate at 5:00 p.m. on February 15, 1999, or such later date as shall be determined by the Company, but in no event later than 5:00 p.m. on March 31, 1999 (the "Offering Termination Date"). The Company reserves the right to withdraw the Offering at any time or to terminate the Offering after it has accepted subscriptions for 500,000 Shares of Common Stock.

     In the event of a withdrawal or termination of the Offering or a rejection of a subscription, any funds advanced but not accepted will be returned as promptly as possible after the withdrawal, termination or rejection. Funds returned will not include interest earned on funds advanced or be reduced to cover expenses or charges.


                              TERMS OF THE OFFERING

     Subscriptions for the Shares offered hereby in the Offering are made by completion and tender of an "Offering Subscription Agreement" and a check or money order made payable to "Premier Bancorp, Inc." for the subscription price of $11.00 per Share multiplied by the number of shares being subscribed, unless the subscriber authorizes withdrawal from a checking or savings account or certificate of deposit at the Bank. Any applicable penalty for early withdrawal will be waived by the Bank.

     A complete description of the subscription procedure for the Offering is set forth below.


Subscription Procedure

     Persons who wish to purchase Shares must submit a completed Offering Subscription Agreement together with the full amount of the subscription price ($11.00 per Share multiplied by the number of shares being subscribed), unless the subscriber authorizes withdrawal from a checking or savings account or certificate of deposit held at the Bank. Any applicable penalty for early withdrawal will be waived by the Bank. The Offering will expire on or before 5:00 p.m. on February 15, 1999 unless the Offering is terminated earlier or extended.

     The Offering Subscription Agreement together with the full amount of the aggregate subscription price must be mailed to Premier Bancorp, Inc., 379 North Main Street, Doylestown, Pennsylvania 18901, Attn: John C. Soffronoff, President, unless the subscriber authorizes withdrawal from a checking or savings account or certificate of deposit held at the Bank. Any applicable penalty for early withdrawal will be waived. The form of Offering Subscription Agreement (or a facsimile) may be used for this purpose. The subscription price must be paid in United States dollars by check or money order drawn to the order of "Premier Bancorp, Inc." An Offering Subscription Agreement will be considered if:

     (1) properly filled in, dated, signed and received before the Offering Termination Date; and

     (2) accompanied by payment in full by check or money order, unless the subscriber authorizes withdrawal from a checking or savings account or certificate of deposit held at the Bank. Any applicable penalty for early withdrawal will be waived.

     Funds which accompany the Offering Subscription Agreement pursuant to the Offering will be negotiated and deposited by the Company into one of the Company's bank accounts until the Offering Subscription Agreement is accepted by the Company. Decisions regarding the acceptance or rejection of a subscription shall be made within 15 days of receipt by the Company of a properly executed Subscription Agreement accompanied by payment in full of the subscription price. With respect to any rejected subscriptions, all refunds, without interest or deduction, will be mailed to subscribers as promptly as possible after rejection. Certificates for Shares duly subscribed and paid for will be issued promptly after the acceptance of the Offering Subscription Agreements by the Company.

     Expiration of the Offering will be at 5:00 p.m. on February 15, 1999, unless the Company extends the Offering to a time and date no later than 5:00 p.m. on March 31, 1999.

     IN DETERMINING WHICH SUBSCRIPTIONS TO ACCEPT IN THE OFFERING, IN WHOLE OR IN PART, THE COMPANY MAY TAKE INTO ACCOUNT A SUBSCRIBER'S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, THE BANK. THE COMPANY RESERVES THE RIGHT TO REJECT, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, ANY SUBSCRIPTION FOR ANY REASON IN THE OFFERING.

     UNLESS WAIVED BY THE COMPANY, SUBSCRIBERS MUST PURCHASE AT LEAST ONE HUNDRED (100) SHARES AND CANNOT PURCHASE MORE THAN TEN THOUSAND (10,000) SHARES UNDER THE OFFERING.

     IF THERE IS AN OVER-SUBSCRIPTION FOR THE SHARES OFFERED PURSUANT TO THE OFFERING, THE COMPANY MAY ACCEPT SAID SUBSCRIPTIONS ON A PRO RATA BASIS.

                                LEGAL PROCEEDINGS

     In the opinion of Management, there are no proceedings pending to which the Company or the Bank is a party or to which their property is subject, which, if determined adversely to the Company or the Bank, would be material in relation to the Company's and the Bank's capital, liquidity, financial condition, or results of operations. There are no proceedings pending other than ordinary routine litigation incident to the business of the Company and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company or the Bank by government authorities.


                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

Directors of the Company and of the Bank

     The following table contains certain information with respect to the Company's Class 1 Directors (whose term expires in 1999), Class 2 Directors (whose term expires in 2000) and Class 3 Directors (whose term expires in 2001). Each of the Class 1, 2 and 3 Directors also serves as a Director of the Bank.


                                       Age as of             Principal Occupation for Past            Director Since
                                        November                Five Years and Position                  Company/
                Name                    1, 1998                    Held with Company                       Bank
                ----                    -------                    -----------------                       ----
Class 1 Directors
Michael Perrucci                           45        Partner - Florio & Perrucci                         1997/1992
(2)                                                   (Law Firm)
Gerald Schatz                              63        Chairman - Wordsworth Academy, Play                 1997/1992
(4)                                                  and Learn Centers, and Wyncote Academy
Bruce E. Sickel                            38        Senior Vice President/Chief Financial               1997/1992
(4)                                                  Officer of the Bank and Treasurer of the
                                                     Company
Thomas P. Stitt                            55        Attorney At Law                                     1997/1993
(4)
John A. Zebrowski                          56        President - J.A.Z. Associates (Plastic Resins       1997/1992
(2)                                                  Sales)
Brian R. Rich                              39        President - Jack Rich, Inc.                         1997/1993
(2)                                                   (Fuel Oil Dealer)
Ezio U. Rossi                              68        Retired, Former Owner - Arctic Foods, Inc.          1997/1994
(4)
Daniel E. Cohen                            54        Partner - Laub, Seidel, Cohen & Hof                 1997/1992
(1)(3)                                               (Law Firm)
Class 2 Directors
Thomas E. Mackell                          53        Surgeon                                             1997/1992
(4)
Neil Norton                                53        President - Norton Oil Company                      1997/1992
(2)
Helen Beth Garofalo-Vilcek                 41        Real Estate Broker                                  1997/1992
(2)
George H. Wetherill                        61        Owner - GH Wetherill Opticians and GH               1997/1992
(3)                                                  Wetherill Hearing Aid Associates
Irving N. Stein                            49        Vice President - Keystone Motors, Inc.              1997/1992
(4)
Class 3 Directors
Thomas M. O'Mara                           46        Owner - Master Gardener                             1997/1992
(1)(4)
Richard F. Ryan                            48        Partner - Richard B. Ryan Insurance                 1997/1993
(4)


John C. Soffronoff                         51        President/Chief Executive Officer of the            1997/1992
(3)(4)                                               Company and the Bank
Peter A. Cooper                            40        President - Lexus of the Lehigh Valley              1997/1992
(1)(4)
Clark S. Frame                             48        Chairman of the Board                               1997/1992
(1)(3)(4)
Barry J. Miles, Sr.                        49        Vice Chairman of the Board                          1997/1992
(1)(2)(3)
Daniel A. Nesi                             61        Surgeon                                             1997/1992
(1)(3)
------------------

(1)  Member of the Executive Committee. This Committee met 3 times during 1997.

(2) Member of the Audit/Compliance Committee. This Committee serves as a direct link between the Board and the Independent Auditors, enabling the Board to discharge its responsibility to oversee Management's financial control and reporting system. The Committee also provides oversight for the Bank's regulatory compliance program. The Committee met 1 time during 1997.

(3) Member of the Loan Committee. This Committee reviews and approves loans in accordance with the established loan policy, as exists from time to time. The Committee met 39 times during 1997.

(4) Member of the Investment/Asset/Liability Management Committee ("ALCO"). This Committee reviews the operating results of the Bank, its interest rate sensitivity, investment portfolio and performance verses the annual budget. The Committee met 4 times during 1997.

Management of the Company and the Bank

     The following table sets forth selected information about the principal officers of the Company and the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors.

                                                                                      Number of Shares   Age as of
                           Position with        Held      Position with          Held   Beneficially   November 1,
Name                      the Company(1)        Since       the Bank             Since    Owned(2)        1998
----                      --------------        -----       --------             -----    ------          ----
Clark S. Frame        Chairman of the Board     1997    Chairman of the Board    1992     167,420(3)         48

Barry J. Miles, Sr.   Vice Chairman             1997    Vice Chairman            1992      62,763(3)         49
                      of the Board                      of the Board

John C. Soffronoff    President, Chief          1997    President, Chief         1992      42,570(3)         51
                      Executive Officer,                Executive Officer,
                      Member of the                     Member of the
                      Board of Directors                Board of Directors

John J. Ginley        Senior Vice President,    1997    Senior Vice President,   1992      42,882(4)         55
                      Secretary                         Chief Loan Officer,
                                                        Secretary

Bruce E. Sickel       Senior Vice President,    1997    Senior Vice President,   1992      44,415(3)         38
                      Chief Financial Officer,          Chief Financial Officer,
                      Treasurer, Member of              Treasurer, Member of the
                      the Board of Directors            Board of Directors
-------------

(1)  The Company has no employees.

(2) For the definition of "Beneficial Ownership", see footnotes to the section "Beneficial Ownership by Directors and Officers", infra, at page 15.

(3) For details regarding the Beneficial Ownership of this individual, see table and footnotes to "Beneficial Ownership by Directors and Officers", infra, at page 15.

(4)  Includes an option held by Mr. Ginley to purchase 12,282 shares.



Family Relationships

     Dr. David C. Frame, a principal owner, is the brother of Mr. Clark S. Frame. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - Principal Owners.

Involvement in Certain Legal Proceedings

     None of the Company's or Bank's directors or officers have been involved in any disclosable legal proceedings such as those involving: (1) a bankruptcy petition; (2) a criminal conviction; (3) any order, judgment or decree of any court of competent jurisdiction limiting his or her involvement in any type of business, securities or banking activities; or (4) a violation of federal or state securities or commodities law.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual compensation for services in all capacities to the Company and the Bank for the fiscal years ended December 31, 1997, 1996 and 1995 of the Chief Executive Officer and the other most highly compensated executive officers of the Company and the Bank to the extent such persons' annual salary and bonus exceeded $100,000.


                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                            Long-Term Compensation
                                                                                      Awards                   Payouts
                (a)                    (b)        (c)         (d)         (e)           (f)         (g)          (h)         (i)
                                                                         Other                   Securities
                                                                         Annual     Restricted   Underlying             All other
                                                                        Compen-        Stock      Options/     LTIP(3)   Compen-
                                                Salary       Bonus       sation      Award(s)     SARs(2)      Payouts   sation
    Name and Principal Position       Year      ($)(1)        ($)          $            ($)         (#)          ($)      ($)
    ---------------------------       ----      ------        ---          -            ---         ---          ---      ---

John C. Soffronoff, President, Chief  1997        104,382      20,000     --             --           --          --    11,427 (4)
Executive Officer, Member the Board   1996         98,193      10,000     --             --           --          --    11,305
of Directors                          1995         95,333      10,000     --             --           --          --    14,191

John J. Ginley, Senior Vice President,1997        116,493      20,000     --             --           --          --     8,739 (5)
Secretary                             1996        110,276      10,000     --             --           --          --     8,552
                                      1995        107,059      10,000     --             --           --          --     4,800

Bruce E. Sickel, Senior Vice President1997         90,475      20,000     --             --           --          --     2,055 (6)
Chief Financial Officer, Treasurer,   1996         86,643      10,000     --             --           --          --     1,671
Member of the Board of Directors      1995         84,209      11,500     --             --           --          --      --


(1)  Yearly salary adjustments are made on or about April 24 of each year.

(2)  Stock appreciation rights ("SARs").

(3)  Long-term incentive plans ("LTIPs").

(4) Includes the use of a car, allowance of $4,800 for each of 1997, 1996 and 1995 and 40l(k) Plan contributions in 1997 and 1996 of $3,575 and $3,390, respectively. Also includes payment of country club dues in 1997, 1996 and 1995 of $3,052, $3,115 and $9,391, respectively.

(5) Includes 401(k) Plan contributions of $3,939 and $3,752 in each of 1997 and 1996, and a car allowance of $4,800 for each of 1997, 1996 and 1995.

(6)  Includes 401(k) Plan contribution.


Compensation of Directors

     Directors who attended at least seventy-five percent (75%) of all Board meetings, received stock options under the Bank Stock Option Plan for attendance at Board and committee meetings in accordance with the following formula:
Options for thirty (30) shares per Board meeting and thirty (30) shares per committee meeting. There was no cash compensation paid to Directors in 1997 for attendance at meetings.

     Mr. Clark Frame was paid a cash fee of $59,000 and $56,000 in 1997 and 1996, respectively, to serve as Chairman of the Board of Directors and Chairman of the Loan Committee. Cash payments to Mr. Frame for 1998 will approximate $64,000. These amounts are included in the Statement of Income as "Professional fees". Mr. Frame, like the other directors, received option and share awards for attending Board meetings. Mr. Frame is also provided a membership to a local country club for marketing purposes.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

Principal Owners

     The following table sets forth, as of November 1, 1998, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Company's outstanding Common Stock so owned.

                                                                                        Percent of Outstanding
                                                                                             Common Stock
Name and Address                            Shares Beneficially Owned (1)                 Beneficially Owned
----------------                            -------------------------                     ------------------
David C. Frame(2)                                     173,091 (3)                               5.39%
c/o Premier Bancorp, Inc.
379 North Main Street
Doylestown, Pennsylvania

Clark S. Frame(2)                                    167,420 (4)                                5.18%
c/o Premier Bancorp, Inc.
379 North Main Street
Doylestown, Pennsylvania
---------------

(1) For the definition of beneficial ownership, see footnote 1 to the table, following.

(2)  Dr. David C. Frame is the brother of Mr. Clark S. Frame.

(3)  Includes an option to purchase 26,235 shares.

(4)  Includes an option to purchase 23,760 shares.


Beneficial Ownership By Directors and Officers

     The following table sets forth, as of November 1, 1998, the amount and percentage of the Common Stock of the Company beneficially owned by each director and all officers and directors of the Company as a group. This information has been furnished by the individual reporting persons.

Name of Individual             Amount and Nature of             Percent
or Identity Of Group          Beneficial Ownership (1)(2)      of Class (23)

Class 1 Directors

Michael Perrucci                     74,600 (3)                2.31%
Gerald Schatz                       115,954 (4)                3.58%
Bruce E. Sickel                      44,415 (5)                1.37%
Thomas P. Stitt                      71,265 (6)                2.20%


John A. Zebrowski                    92,633 (7)                2.86%
Brian R. Rich                       101,204 (8)                3.13%
Ezio U. Rossi                       124,752 (9)                3.86%
Daniel E. Cohen                     104,922 (10)               3.24%

Class 2 Directors

Thomas E. Mackell                    75,513 (11)               2.33%
Neil Norton                          87,333 (12)               2.70%
Helen Beth Garofalo-Vilcek           41,934 (13)               1.30%
George H. Wetherill                  77,661 (14)               2.40%
Irving N. Stein                      69,441 (15)               2.15%

Class 3 Directors

Thomas M. O'Mara                     54,069 (16)               1.67%
Richard F. Ryan                      93,890 (17)               2.90%
John C. Soffronoff                   42,570 (18)               1.32%
Peter A. Cooper                     111,948 (19)               3.46%
Clark S. Frame                      167,420 (20)               5.18%
Barry J. Miles, Sr.                  62,763 (21)               1.64%
Daniel A. Nesi                      106,905 (22)               3.30%

All Officers and Directors
as a Group (21 persons) (24)      1,766,474                   54.6%
--------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the regulations of the Federal Reserve and the SEC and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities as to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after November 1, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Unless otherwise indicated, all shares are legally owned by the reporting person individually or jointly with a spouse.

(3)  Includes an option held by Mr. Perrucci to purchase 32,010 shares.

(4)  Includes an option held by Mr. Schatz to purchase 25,983 shares.

(5)  Includes an option held by Mr. Sickel to purchase 24,585 shares.

(6) Includes 55,700 shares for which Mr. Stitt is trustee and an option to purchase 10,155 shares.

(7)  Includes an option held by Mr. Zebrowski to purchase 22,950 shares.

(8)  Includes an option held by Mr. Rich to purchase 20,289 shares.

(9)  Includes an option held by Mr. Rossi to purchase 21,627 shares.

(10) Includes an option held by Mr. Cohen to purchase 44,730 shares.

(11) Includes an option held by Mr. Mackell to purchase 25,155 shares.

(12) Includes an option held by Mr. Norton to purchase 40,935 shares.

(13) Includes an option held by Ms. Garofalo-Vilcek to purchase 13,635 shares.



(14) Includes an option held by Mr. Wetherill to purchase 26,958 shares.

(15) Includes an option held by Mr. Stein to purchase 21,615 shares.

(16) Includes an option held by Mr. O'Mara to purchase 20,343 shares.

(17) Includes an option held by Mr. Ryan to purchase 15,615 shares.

(18) Includes an option held by Mr. Soffronoff to purchase 22,770 shares.

(19) Includes an option held by Mr. Cooper to purchase 50,865 shares.

(20) Includes an option held by Mr. Frame to purchase 23,760 shares.

(21) Includes an option held by Mr. Miles to purchase 19,683 shares.

(22) Includes an option held by Mr. Nesi to purchase 40,695 shares.

(23) Percentages assume that all options exercisable within sixty (60) days of November 1, 1998 have been exercised. Therefore, on a pro forma basis, 3,234,789 shares would be outstanding.

(24) Includes an option held by Mr. John J. Ginley, Senior Vice President of the Bank, to purchase 12,282 shares.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 30,000,000 shares of Common Stock, par value $0.33 per share ("Shares" or "Common Stock"), of which approximately 2,630,340 Shares are outstanding as of November 1, 1998. The remaining (approximately 27,369,660) authorized but unissued Shares may be issued by the Board of Directors without further shareholder approval. Issuance of these Shares could cause a dilution of the book value of the Common Stock and of the voting power of present shareholders.

     As of November 1, 1998 there were Four Hundred Sixty-Six (466) shareholders of record. The holders are entitled to one vote per share on all matters presented to them and have cumulative voting rights in the election of directors.

     The Common Stock has no contractual or non-contractual preemptive, subscription or conversion rights or redemption or repurchase provisions. The Common Stock is nonassessable and requires no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation. For information concerning dividend restrictions, see the caption entitled MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.

Anti-takeover Provisions

     The Company's articles of incorporation, as amended, and by-laws contain provisions that may be deemed to be "anti-takeover" in nature. These provisions, as described below, may serve to entrench current Management by enabling it to retain its current position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Company's Management and business. Two of these provisions are the authorization of 30,000,000 Shares, described above, and the absence of preemptive rights for shareholders to subscribe for additional Shares on a pro rata basis.

     The ability to issue additional Common Stock and the absence of preemptive rights to Common Stock were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional Shares, without further shareholder approval, for proper corporate purposes including financing, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. The ability to issue additional Shares may, however, also be used by the Board of Directors to deter future attempts to gain control over the Company.

     Other provisions that could be considered anti-takeover in nature are the provisions in the Company's amended articles of incorporation requiring the affirmative vote of either the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Shares to approve any merger, consolidation, liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Further, the articles of incorporation require approval by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding Shares in order to amend this provision contained within the articles of incorporation. The provisions discussed above were included in the articles of incorporation in order to ensure that any extraordinary corporate transaction is effected only if it receives a clear mandate from the shareholders. These provisions, however, could give the Board of Directors a veto power over certain transactions regardless of whether it is desired by or beneficial to a majority of the shareholders and thereby assist the Board of Directors in retaining its present position. Also, these provisions could give the holders of a minority of the Company's outstanding Shares a veto power over this type of transaction even if the Board of Directors and/or a majority of the shareholders believes such transaction to be desirable and beneficial. Absent such provisions in the articles of incorporation, the affirmative vote of a majority of the directors and at least a majority of the Shares outstanding would generally be required to approve a merger, consolidation, liquidation, dissolution or the sale of all or substantially all of the assets of the Company, and at least a majority of the Shares would be required to approve an amendment to the articles of incorporation. The Company's by-laws can be amended or repealed in whole or in part, by a majority vote of the members of the Board of Directors or by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding Shares entitled to vote thereon.

     The Company elects directors for staggered terms of office (a classified board). The Board of Directors believes that a classified board, consisting of three classes, helps ensure continuity and stability of corporate leadership and policy. In addition, a classified board moderates the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. Since the extension of time also tends to discourage a tender offer or takeover bid, this provision may also be deemed to be anti-takeover in nature. Further, a classified board makes it more difficult for a majority of the shareholders to change the composition of the Board of Directors even though this may be considered desirable by them.

     The final major provision considered to be anti-takeover in nature which is applicable to the Company is in the Company's articles of incorporation and enables the Board of Directors to oppose an offer to acquire the Company on the basis of factors other than short-term economic benefits to shareholders. Consideration may be given to certain other constituencies such as: the impact the acquisition of the Company would have on the community; the effect of the acquisition upon shareholders, employees, depositors and customers; and the reputation and business practices of the tender offeror. This provision was included in the articles of incorporation to emphasize the ability of the Board of Directors to recognize, pursuant to state law, the interests of these various constituent groups.

     The overall effect of these provisions: (1) may result in the Company being less attractive to a potential acquirer; (2) may be to deter a future non-negotiated takeover offer that a majority of the shareholders might possibly view to be in their best interests as the offer might include a substantial premium over the market price of the Company's Common Stock at that time; and
(3) may result in shareholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. As stated above, these provisions may have the effect of entrenching current Management against the wishes of the shareholders.


                         STATEMENT AS TO INDEMNIFICATION

     Pennsylvania law and the by-laws of the Company provide for broad indemnification of officers and directors of the Company against liabilities and expenses incurred by such persons in legal proceedings. In addition, the by-laws of the Company limit, under certain conditions, the liability of directors from monetary damages in connection with any actions they take as directors. Such provisions can have, as one significant effect, the loss to the Company and shareholders of a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, could be unaffected by such provisions. The restriction on monetary liability can discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce the recovery by the Company of monetary damages. One of the significant effects of the indemnification provisions in the by-laws is to authorize indemnification against judgments and settlements in a derivative suit. As a result, damages assessed for a director that would be paid to the Company would be at least reduced by the indemnification amounts owed by the Company to such persons. The Company, accordingly, would not receive any net benefit from such awards or settlement amounts and could incur a loss after indemnification payments are made.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     Except as disclosed below, there have been no material transactions between the Company and the Bank, nor any material transactions or proposed material transactions, with any director or executive officer of the Company or the Bank, or any associate of any of the foregoing persons during the past two years. The Bank maintains a policy of not extending or granting credit to any director, officer, employee or any member of their immediate family. In 1996, a loan was made to an individual prior to that individual's election to the Board of Directors of the Company and the Bank. This loan was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. Also, this loan did not involve a more than normal risk of collectability or present any other unfavorable features. The outstanding loan balance was repaid in January 1998 and no further extensions of credit will be issued to any director, officer or employee until such time as the Bank's policy is changed.

     The Bank's offices in Doylestown and Easton are owned by Norbuck Associates ("Norbuck"), a Pennsylvania limited partnership consisting of several directors of the Bank. Rent paid to Norbuck in 1997 and 1996 was $117,368 and $113,954, respectively. The leases with Norbuck have an initial term expiring December 31, 1998 and the Bank intends to exercise its purchase option on these properties. The purchase price will be based on the appraised value of these properties and is expected to be in the range of $1,200,000 to $1,300,000. The buildings were purchased by Norbuck in 1994 for $1,000,000.


                             DESCRIPTION OF BUSINESS

Description of the Company

     Premier Bancorp, Inc., a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Company was
incorporated on July 15, 1997 under the business corporation law of the Commonwealth of Pennsylvania and reorganized on November 17, 1997 for the purpose of becoming a one-bank holding company. Since commencing operations, the Company's business has consisted primarily of managing and supervising the Bank and its principal source of income has been revenues generated by the Bank. The Company has two wholly-owned subsidiaries, the Bank and PBI Capital Trust.

     The principal executive office of the Company is located at 379 North Main Street, Doylestown, Bucks County, Pennsylvania 18901. The telephone number of the Company is (215) 345-5100.

Supervision and Regulation - The Company

     The Company is subject to the provisions of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and to supervision by the Federal Reserve Board. The Bank Holding Company Act requires the Company to secure the prior approval of the Federal Reserve Board before it owns or controls, directly or indirectly, more than five percent (5%) of the voting shares or substantially all of the assets of any institution, including another bank. The Bank Holding Company Act prohibits acquisition by the Company of more than five percent (5%) of the voting shares of, or interest in, all or substantially all of the assets of any bank located outside of Pennsylvania unless such acquisition is specifically authorized by the laws of the state in which such bank is located.

     A bank holding company is prohibited from engaging in or acquiring direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making this determination, the Federal Reserve Board considers whether the performance of these activities by a bank holding company would offer benefits to the public that outweigh possible adverse effects.

     The Company is required to file an annual report with the Federal Reserve Board and any additional information that the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may also make examinations of the Company and any or all of its subsidiaries. Further, under Section 106 of the 1970 amendments to the Bank Holding Company Act and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services. The so-called "anti-tie in" provisions state generally that a bank may not extend credit, lease, sell property or furnish any service to a customer on the condition that the customer not obtain other credit or service from a competitor of the bank, its bank holding company or any subsidiary of its bank holding company.

     Federal law also prohibits acquisitions of control of a bank holding company without prior notice to certain federal bank regulators. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of the bank or bank holding company or to vote 25% or more of any class of voting securities of the bank holding company. A person or group holding revocable proxies to vote 25% or more of the stock of a bank or its holding company would presumably be deemed to control the institution for purposes of this federal law.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company and on taking of such stock or securities as collateral for loans to any borrower.

     Permitted Activities

     The Federal Reserve Board permits bank holding companies to engage in activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. The Company does not at this time engage in any of the permissible activities described below, nor does the Company have any current plans to engage in these activities in the foreseeable future.

     While the types of permissible activities are subject to a variety of limitations and to change by the Federal Reserve Board, the principal activities that presently may be conducted by a bank holding company and may in the future be engaged by the Company are: (1) making, acquiring or servicing loans and other extensions of credit for its own account or for the account of others, such as would be made by consumer finance, credit card, mortgage, commercial finance and factoring companies; (2) operating as an industrial bank or similar entity in the manner authorized by state law so long as the institution does not both accept demand deposits and make commercial loans; (3) operating as a trust company in the manner authorized by federal or state law so long as the institution does not make certain types of loans or investments or accept deposits, except as may be permitted by the Federal Reserve Board; (4) acting as an investment or financial advisor to investment companies and other persons;
(5) leasing personal and real property or acting as agent, broker or advisor in leasing property; (6) making equity and debt investments in corporations or projects designed primarily to promote community welfare; (7) providing to others financially oriented data processing or bookkeeping services; (8) acting as an insurance agent or broker in relation to insurance for itself and its subsidiaries or for insurance directly related to extensions of credit; (9) acting as underwriter for credit life insurance and credit accident and health insurance; (10) providing courier services of a limited character; (11) providing management consulting advice to nonaffiliated banks and nonbank depository institutions; (12) selling money orders, travelers' checks and United States savings bonds; (13) performing appraisals of real estate; (14) acting as intermediary for the financing of commercial or industrial income-producing real estate by arranging for the transfer of the title, control and risk of such a real estate project to one or more investors; (15) providing securities brokerage services, related securities credit activities and incidental activities such as offering custodial services, individual retirement accounts and cash management services, if the securities brokerage services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services; (16) underwriting and dealing in obligations of the United States, general obligations of states and their political subdivisions and other obligations such as bankers' acceptances and certificates of deposit;
(17) providing general information, advisory services and statistical forecasting with respect to foreign exchange markets; (18) acting as a futures commission merchant in the execution and clearance on major commodity exchanges of futures contracts and options on futures contracts for bullion, foreign exchange, government securities, certificates of deposit and other money market instruments; (19) performing personal property appraisals that require expertise regarding all types of personal and business property, including intangible property such as corporate securities; (20) providing commodity trading and futures commission merchant advice; (21) providing consumer financial counseling to individuals on consumer-oriented financial management matters, including debt consolidation, mortgage applications, bankruptcy, budget management, real estate tax shelters, tax planning, retirement and estate planning, insurance and general investment management, so long as this activity does not include the sale of specific products or investments; (22) providing tax planning and preparation advice to corporations and individuals; (23) providing check guaranty services to subscribing merchants; (24) operating a collection agency and credit bureau; and
(25) acquiring and operating thrift institutions, including savings and loan associations, building and loan associations and FDIC-insured savings banks.

     Certain Provisions of Pennsylvania Banking Law

     Under the Pennsylvania Banking Code of 1965, as amended, (the "Code"), the Company has been permitted since March 4, 1990 to control an unlimited number of banks. However, the Company would be required under the Bank Holding Company Act to obtain the prior approval of the Federal Reserve Board before it could acquire all or substantially all of the assets of any bank, or acquire ownership or control of any voting shares of any bank other than the Bank, if, after such acquisition, it would own or control more than five percent (5%) of the voting shares of such bank. The Bank Holding Company Act does not permit the Federal Reserve Board to approve the acquisition by the Company or any subsidiary of any voting shares of, or interest in, all or substantially all of the assets of, any bank located outside the Commonwealth of Pennsylvania, unless the acquisition is specifically authorized by the laws of the state in which that bank is located.

     Since 1995, the Pennsylvania Banking Code has authorized full interstate banking and branching. Specifically, the law authorizes interstate bank mergers and reciprocal interstate branching into Pennsylvania by interstate banks, and permits Pennsylvania institutions to branch into other states with the prior approval of the Department of Banking. Overall, this law is likely to continue to have the effect of increasing consolidation and competition and promoting geographic diversification in the banking industry. For a further discussion of interstate banking and branching, see the section entitled Supervision and Regulation - The Bank.

     Legislation and Regulatory Changes

     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on the Company and its subsidiary, the Bank. Certain changes of potential significance to the Company which have been enacted recently and others which are currently under consideration by Congress or various regulatory or professional agencies are discussed in the section entitled Supervision and Regulation - The Bank.

     The Federal Reserve Board, which has primary supervisory authority over the Bank, regularly examines banks in such areas as reserves, loans, investments, management practices, and other aspects of operations. These examinations are designed for the protection of the Bank's depositors rather than the Bank's shareholders. The Bank must furnish annual and quarterly reports to the Federal Reserve Board, which has the authority under the Financial Institutions Supervisory Act to prevent the Bank from engaging in an unsafe or unsound practice in conducting its business.

     Federal and state banking laws and regulations govern, among other things, the scope of the Bank's business, the investments the Bank may take, the reserves against deposits the Bank must maintain, the types and terms of loans the Bank may make and the collateral it may take, the activities of the Bank with respect to mergers and consolidations, and the establishment of branches. Pennsylvania law permits statewide branching.

     The Bank is required to comply with the Federal Reserve Boards risk-based capital guidelines. The guidelines require all United States banks and bank holding companies to maintain a minimum risk-based capital ratio of 8.00% (of which at least 4% must be "Tier 1 Capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain intangible assets). The remainder ("Tier 2 Capital") may consist of a limited amount of subordinated debt, minority interests in the equity accounts of consolidated subsidiaries, and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance.

     The federal banking agencies have specified, by regulation, the levels at which an insured institution is considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or
"critically undercapitalized." Under these regulations, an institution is considered "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, a leverage ratio of 5% or greater, and is not subject to any order or written directive to meet and maintain a specific capital level. At September 30, 1998, Management believed that the Company was in compliance with these regulatory standards to be classified as "well capitalized." Assets are assigned to five risk categories, with higher levels of capital required for the categories perceived as representing greater risk. The required capital ratios represent equity and (to the extent permitted) non-equity capital as a percentage of total risk-weighted assets. The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and to minimize disincentives for holding liquid assets.

     The Bank is subject to FDIC deposit insurance assessments. The FDIC has adopted a riskrelated premium assessment system for both the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings association. Under this system, FDIC insurance premiums are assessed based on capital and supervisory measures.

     Under the risk-related premium assessment system, the FDIC, on a semi-annual basis, assigns each institution to one of three capital groups (well capitalized, adequately capitalized, or undercapitalized) and further assigns such institution to one of three subgroups within a capital group corresponding to the FDIC's judgment of its strength based on supervisory evaluations, including examination reports, statistical analysis, and other information relevant to gauging the risk posed by the institution. Only institutions with a total risk-based capital to risk-adjusted assets ratio of 10% or greater, a Tier 1 capital to risk-adjusted assets ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater, are assigned to the well-capitalized group. As of September 30, 1998, the Bank was assigned to the well-capitalized group.

     Pending Legislation

     Various congressional bills and other proposals have proposed a sweeping overhaul of the banking system, including provisions for: limitations on deposit insurance coverage; changing the timing and method financial institutions use to pay for deposit insurance; expanding the power of banks by removing the restrictions on bank underwriting activities; tightening the regulation of bank derivatives activities; allowing commercial enterprises to own banks; and permitting bank holding companies to own affiliates that engage in securities, mutual funds and insurance activities.

     Management has no way of anticipating whether any of these measures will be enacted or if enacted, their impact on the Company's financial position and reported results of operation. As a consequence of the extensive regulation of commercial banking activities in the United States, the Company's and the Bank's business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the costs of doing business.

Effects of Inflation

     Inflation has some impact on the Company's and the Bank's operating costs. Unlike many industrial companies, however, substantially all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company's and the Bank's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as prices of goods and services.

Monetary Policy

     The earnings of the Company and the Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States Government and its agencies. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement those objectives are open market operations in United States government securities and changes in reserve requirements against member bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect rates charged on loans or paid for deposits.

     The Bank is a member of the Federal Reserve System and, therefore, the policies and regulations of the Federal Reserve Board have a significant effect on its deposits, loans and investment growth, as well as the rate of interest earned and paid, and are expected to affect the Bank's operations in the future. The effect of such policies and regulations upon the future business and earnings of the Company and the Bank cannot be predicted.

Environmental Regulation

     There are several federal and state statutes which regulate the obligations and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of the loan issued by the Bank. Currently, neither the Company nor the Bank is a party to any pending legal proceeding pursuant to any environmental statute, nor is the Company and the Bank aware of any circumstances which may give rise to liability under any such statute.

Year 2000

     The Year 2000 issue is created by the potential inability of computer systems to use more than two digits in the data field for the year, thus making them unable to identify years after 1999 with accuracy. If a bank does not resolve problems related to the Year 2000 issue, computer systems may incorrectly compute payment, interest or delinquency information and may be unable to process transactions among other items. In addition, because payment and other important data systems are linked by computer, if the banks with which the Bank conducts ongoing operations do not resolve this potential problem in time, the Bank may experience significant data processing delays, mistakes or failures. These delays, mistakes or failures may have a significant adverse impact on the financial condition and results of operations of the Company and the Bank.

     Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the Year 2000. The Company has developed a comprehensive inventory of all PC based applications, third-party relationships, environmental systems, proprietary programs and non-computer related systems (such as postage meters and fax machines). The Company recognizes that the Bank's operating, processing and accounting operations are computer reliant and could be affected by the Y2K issue and has developed a plan to make the systems Y2K ready and to conduct testing on them by March 1999. As of September 30, 1998, approximately 80% of the Company's systems were Year 2000 ready, with all systems expected to be ready by March 1999.

     The Company has acquired its mission-critical system which supports the Company's core business processes from a highly regarded third-party vendor. This vendor began in 1997 and completed by October 1998 renovations to its systems to make them Y2K ready. The remediated software was placed into daily production in September 1998. Beginning in November 1998, the Bank, along with other clients of this vendor, will begin comprehensive testing of the system's Y2K readiness. Such testing is anticipated to be completed in January 1999. However, because most computer systems are, by their very nature, interdependent, it is possible that noncompliant third-party computers could impact the Company's computer systems. The Company could be adversely affected by the Y2K problem if it or unrelated parties fail to successfully address the problem. The Company has taken steps to communicate with the unrelated parties with whom it deals to coordinate Year 2000 compliance. Additionally, the Company is dependent on external suppliers, such as, wire transfer systems, telephone systems, electric companies, and other utility companies for continuation of service. The Company is also assessing the impact, if any, the century date change may have on its credit risk.

     The Company has initiated communications with all of its significant vendors, suppliers and large commercial customers to determine the extent to which the Company is vulnerable to those third-parties' failure to remedy their own Year 2000 Problems. The Y2K Project Manager has available each vendors' Y2K readiness efforts which includes their remediation plan, renovation approach, testing methodologies and target dates. In the event that any of the Company's significant vendors, suppliers and large commercial customers do not successfully achieve Year 2000 compliance in a timely manner, the Company's business or operations could be adversely affected. If significant suppliers fail to meet Year 2000 operating requirements, the Company intends to engage alternative suppliers. For insignificant vendors, the Company will not necessarily validate that they are Year 2000 compliant. However, for any insignificant vendor who responds that they will not be compliant by March 1999, the Company will seek a new vendor or system that is compliant. The Bank has surveyed its large commercial customers as to their Y2K preparedness. At the present time, in excess of 95% of these surveys have been returned. Respondents have acknowledged their awareness of Y2K issues and currently believe that these issues will not materially affect their financial condition, liquidity, or results of operations. The extent to which customers are Y2K compliant is considered in the Bank's decision to extend credit.

     The Year 2000 issue creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company transacts business. The impact on the overall economy from failures of other companies and industries to successfully address this problem nationally and internationally is unknown. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Year 2000 Issues.

Description of the Bank

     The Bank was organized in 1990 as a Pennsylvania chartered banking institution and is a member of the Federal Reserve System. The Bank commenced operations on April 24, 1992. Customers' deposits held by the Bank are insured by the FDIC to the maximum extent permitted by law. The Bank's legal headquarters are located at 379 North Main Street, Doylestown, Bucks County, Pennsylvania 18901.

     The Bank is a community-oriented financial services provider where consumers and small business customers can obtain a wide variety of products and services, including: checking, savings, money market accounts as well as certificates of deposit, residential mortgage loans, home equity loans and lines of credit, personal lines of credit, working capital lines, and other commercial loans. The Bank also offers other services such as electronic banking, cash management services, safe deposit boxes, telephone banking and automated teller services. The Bank places an emphasis on serving customer needs by providing personal attention and service. The Bank's primary service areas are Bucks County, Pennsylvania and the Lehigh Valley region. Specifically, the main office of the Bank is located in Doylestown, the county seat of Bucks County. The Bank conducts business from its main office and two other retail offices located in Southampton, Bucks County and Easton, Northampton County. In addition, the Bank has a loan origination office in Yardley, Bucks County. A fourth branch office in Lower Makefield Township in Bucks County is expected to open during the fourth quarter of 1998.

     The Bank's primary market area includes Doylestown, Pennsylvania and the surrounding Bucks County and Greater Delaware Valley communities, as well as Northampton County and parts of the Lehigh Valley, which is serviced from the Bank's Easton office. Within this market area, the banking business is highly competitive. The Bank actively competes with regionally-based commercial banks, many of which have greater assets, capital and lending limits. The Bank also competes with savings banks, savings and loan associations, money market funds, mutual funds, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and with the issuers of commercial paper and other securities. However, the Bank is generally competitive with all financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans, the convenience of banking facilities, location and hours of operation and relative lending limits.

Lending Activities

     The Bank offers a variety of loan products to its customers, including loans secured by real estate, commercial and consumer loans. It is the Bank's general policy to grant a majority of its loans in its primary trade area. This trade area includes Doylestown, Pennsylvania and the surrounding Bucks County and Greater Delaware Valley communities as well as Northampton County and parts of the Lehigh Valley. The Bank's lending objectives are as follows: (1) to establish a diversified loan portfolio composed of commercial loans, mortgage loans, consumer loans and all other loan types; (2) to provide a satisfactory rate of return to its shareholders by properly pricing loans to include the cost of funds, administrative costs, bad debts, local economic conditions, competition, customer relationships, the term of the loan, credit risk, collateral quality, and a reasonable profit margin; and, (3) to provide protection for its depositors by maintaining a predetermined level of loans to deposits to ensure liquidity. The Bank recognizes that the lending of money is a community responsibility which involves a degree of credit risk and therefore manages such risk through portfolio diversification, underwriting policies and procedures, and loan monitoring practices.

     The Bank makes loans for its portfolio to both commercial entities and individual consumers. The types of loans offered include: (1) loans for businesses and individuals on a short term or seasonal basis; (2) loans to individuals for consumer purchases; (3) loans secured by marketable stocks and bonds providing adequate margins for market fluctuations; (4) short term working capital loans secured by the assignment of accounts receivable and inventory;
(5) automobile loans; and (6) second liens on commercial and residential real estate. Loans of these types will be considered desirable by the Bank provided such loans meet the test of sound credit.

     The Bank has adopted the following loan-to-value ("LTV") ratios, in accordance with standards adopted by its bank supervisory agencies:

      Loan Category                     Loan-to-Value Limit
      -------------                     -------------------
Commercial                                    70 %
Consumer                                      85 %
Real estate - farmland                        80 %
Real estate - construction                    80 %
Real estate - residential                     90 %
Real estate - multifamily                     75 %
Real estate - commercial                      70 %


     A description of each of the aforementioned loan categories is as follows:

     Commercial Loans

     Commercial loans are used to finance the acquisition of machinery and equipment and other working capital needs of local commercial, retail and professional firms. Commercial loans are generally collateralized by business assets, excluding real property. Commercial loans are generally guaranteed by the principals of the borrowing entity. As of September 30, 1998, $13.2 million in commercial loans were outstanding, representing 10.16% of the total loan portfolio. Risks associated with these loans include the general level of economic activity in the Bank's trade area and its effect on the borrower's ability to repay.

     Consumer Loans

     Consumer loans consist generally of automobile loans and personal loans. As of September 30, 1998, $1.1 million in consumer loans were outstanding, representing .81% of the total loan portfolio. The risks associated with these loans involve potential decreases in the borrower's income and loss or damage to collateral, if any.

     Real Estate - Farmland

     To date, the Bank has made one loan that it classified as secured by farmland. This loan was paid off in September 1998. The Bank does not normally engage in agricultural lending making an exception in this instance due to the financial strength of the borrower.

     Real Estate - Construction

     Construction loans are originated to partially fund land acquisition and development and the hard cost of constructing, primarily, single family homes for owner occupants in the Bank's market area. The risks assocated with these loans involve cost of completion, economic conditions in the Bank's trade area, repayment ability, a potential rise in interest rates and potential decreases in property values. As of September 30, 1998, construction loans totaled $2.0 million or 1.57% of the loan portfolio.

     Real Estate - Residential

     Real estate loans secured by 1-4 family residential property totaled $23.7 million or 18.19% of total loans outstanding at September 30, 1998. These loans include both first and second mortgages on single family homes. The majority of the credits in this category represent loans to small businesses and professionals that are secured by personal residences. Home equity loans and lines to retail customers represented approximately $2.0 million of this category. The risks involved with these types of loans are associated with the financial condition of the borrowers and with potential decreases in real estate values.

     The Bank does not portfolio conventional first mortgages on residential property which are unrelated to the business activity of the borrower. Other conventional residential first mortgage loans are originated by an outside company on behalf of the Bank and sold to correspondents.

     Real Estate - Multifamily

     As of September 30, 1998, loans secured by apartments and other multifamily residential properties totaled $5.2 million or 4.00% of the total loan portfolio. In assessing these loans, the Bank considers the condition and cash flow of the properties and the experience of the owner operators. The risks involved with these types of loans are associated with the financial condition of the borrowers and with potential decreases in real estate values.

     Real Estate - Commercial

     Commercial mortgages are generated for both owner occupied commercial properties and investment income producing properties located primarily in the Bank's trade area and such loans are secured by an array of commercial properties. As of September 30, 1998, $85.1 million in commercial mortgage loans were outstanding, representing 65.27% of the total loan portfolio. The risks involved with these types of loans are associated with the financial condition of the borrowers and with potential decreases in real estate values.

     Lending Limit

     The amount of funds that the Bank may lend to a single borrower is limited generally under Pennsylvania law to 15% of the aggregate of its capital, surplus, undivided profits, loan loss reserves and capital securities of the Bank (all as defined by statute and by regulation). At September 30,

1998 the Bank's lending limit for most loans was approximately $2.0 million. In order to compete for customer relationships with larger institutions having higher regulatory lending limits, the Bank has, from time to time, engaged in loan participation agreements with other financial institutions in order to make loans which would otherwise be above its lending limit. The Bank expects to continue to engage in participation relationships as it grows its customer base.

     Loan Approval Process

     The Bank generates loans in its primary trade area through the business development efforts of its loan officers, referrals from existing or past customers, directors and its network of attorneys and other professionals. When applicable, an appraisal of real estate intended to secure the proposed loans is undertaken by an independent fee appraiser. In connection with the approval process, the Bank's loan officers analyze the borrower's financial conditions, cash flow and collateral involved. Depending upon the size or type of credit involved, the loan analysis is submitted to the loan committee of the Board of Directors for approval. Loan applicants are notified of the decision of the Bank by a letter setting forth the terms and conditions of the decision.

     Loans are the most significant components of earning assets. Inherent with the lending function is the evaluation and acceptance of credit risk and interest rate risk along with the opportunity cost of alternative deployment of funds. The Company manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices. Commercial lending activity continues to be focused on small businesses and professionals within the local community. Approximately 90% of the loan portfolio is collateralized at least in part by real estate as shown by the following table:

                         September 30, 1998         % of Total          December 31, 1997            % of Total
                         ------------------         ----------          -----------------            ----------
Real estate-farmland          $     --                  --                      500,000                 0.46%
Real estate-construction        2,038,921               1.57%                 1,188,288                 1.09%
Real estate-residential        23,715,561              18.19%                22,965,889                21.10%
Real estate-multifamily         5,217,174               4.00%                 1,948,943                 1.79%
Real estate-commercial         85,084,787              65.27%                72,372,260                66.48%
Consumer                        1,060,699               0.81%                   797,671                 0.73%
Commercial                     13,239,115              10.16%                 9,084,458                 8.35%
                            --------------            -------              -------------              --------

Total Loans                  $130,356,257             100.00%               108,857,509               100.00%
Unearned income                   402,350                                       324,835
Allowance for loan losses       1,655,184                                     1,360,148
                           ---------------                                 -------------

Total loans, net             $128,298,723                                   107,172,526
                             ============                                   ===========


     The Bank's real estate portfolio, which is concentrated primarily within the greater Lehigh and Delaware Valleys (Eastern Pennsylvania), is subject to risks associated with the local economy.

     Concentrations of Credit Risk

     The Bank's loan portfolio represents loans principally made in the Bucks and Northampton County areas in Pennsylvania which are secured by both residential and commercial real estate. Accordingly, the Bank's primary concentration of credit risk is related to the real estate market in the Bucks and Northampton County areas. The ultimate collectibility of this portion of the Bank's portfolio is susceptible to changes in local market conditions, and therefore, dependent upon the local economic environment. In addition, loan concentrations are also considered to exist when there are amounts loaned or committed to be loaned to a multiple number of borrowers engaged in similar activities which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. Though the Bank views many of its loans as made to individuals or, secured by residential real estate, the Bank's loan portfolio contains many borrowers who are employed in various professions such as, the medical, dental, legal and real estate professions.

     At September 30, 1998, the Company's investment portfolio included $38.9 million of corporate bonds. These bonds are comprised of fixed and floating rate securities issued by other U.S. banking companies. The ultimate collectibility of these bonds depends on the continued success of these financial institutions. The Company evaluates the credit-worthiness of each issuer prior to investing in such securities. These financial institutions include some of the largest banking companies in the country, as well as smaller regional and super regional institutions. These companies are influenced by the general economic conditions in the United States in particular, and may also be subject to a greater extent than the Company itself, to international economic events and conditions.

     Employees

     As of November 1, 1998, the Bank has approximately forty-eight (48) full-time equivalent employees and a total of fifty-six (56) employees.

Supervision and Regulation - The Bank

     The Bank is subject to supervision, regulation and examination by the Pennsylvania Department of Banking, the FDIC and the Federal Reserve Board. In addition, the Bank is subject to a variety of local, state and federal laws that affect its operation.

     The laws of Pennsylvania applicable to the Bank include, among other things, provisions that: (1) require the maintenance of certain reserves against deposits; (2) limit the type and amount of loans that may be made and the interest that may be charged thereon; (3) restrict investments and other activities; and (4) limit the payment of dividends. The amount of funds that the Bank may lend to a single borrower is limited generally under Pennsylvania law to fifteen percent (15%) of the aggregate of its capital, surplus, undivided profits, loan loss reserves and capital securities of the Bank (all as defined by statute and by regulation).

     Applicable Pennsylvania law also requires that a bank obtain the approval of the Department of Banking prior to effecting any merger where the surviving bank would be a Pennsylvania-chartered bank. In reviewing any such merger application, the Department of Banking considers, among other things, whether the merger would be consistent with adequate and sound banking practices and in the public interest on the basis of several factors, including the potential effect of the merger on competition and the convenience and needs of the area primarily to be served by the bank resulting from the merger.

     Federal law also prohibits acquisitions of control of a bank without prior notice to certain federal bank regulators. "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a bank or to vote twenty-five percent (25%) or more of any class of voting securities of a bank.

     As a subsidiary bank of a bank holding company, the Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries, and on taking such stock or securities as collateral for loans. The Federal Reserve Act and Federal Reserve Board regulations also place certain limitations and reporting requirements on extensions of credit by the Bank to principal shareholders of its parent holding company, among others, and to related interests of such principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a principal shareholder of a holding company may obtain credit from banks with which the subsidiary bank maintains a correspondent relationship.

     Riegle-Neal Interstate Banking and Branching Efficiency Act

     Since September of 1995, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branch Act") has permitted interstate banking. Bank holding companies, pursuant to an amendment to the Bank Holding Company Act, can acquire a bank located in any state, as long as the acquisition does not result in the bank holding company controlling more than 10% of the deposits in the United States, or 30% of the deposits in the target bank's state. The law permits states to waive the concentration limits and require that the target institution be in existence for up to five years before it can be acquired by an out-of-state bank or bank holding company. Interstate branching and merging of existing banks has been permitted since 1997 if the bank is adequately capitalized and demonstrates good management. The Interstate Banking and Branch Act also amends the International Banking Act to allow a foreign bank to establish and operate a federal branch or agency upon approval of the appropriate federal and state banking regulator. A national bank can move across state lines as long as the relocation does not exceed thirty miles, and also retain as branches the offices located in the original state.

     Federal Deposit Insurance Act

     Under the Federal Deposit Insurance Act ("FDIA"), the FRB possesses the power to prohibit institutions regulated by it (such as the Bank) from engaging in any activity that would be an unsafe and unsound banking practice or would otherwise be in violation of the law. Moreover, the

Financial Institutions Regulatory and Interest Rate Control Act of 1978 ("FIRA") generally expanded the circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency, restricts lending by a bank to its executive officers, directors, principal shareholders or related interests thereof and restricts management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area, and restricts management personnel from borrowing from another institution that has a correspondent relationship with their bank. Additionally, FIRA requires that no person may acquire control of a bank unless the appropriate federal supervisory agency has been given sixty (60) days prior written notice and within that time has not disapproved the acquisition or otherwise extended the period for disapproval. Control for purposes of FIRA, means the power, directly or indirectly, to direct the management or policies or to vote twenty-five percent (25%) or more of any class of outstanding stock of a financial institution or its respective holding company. A person or group holding revocable proxies to vote twenty-five percent (25%) or more of the outstanding common stock of a financial institution or bank holding company, such as the Company, would presumably be deemed to control the institution for purposes of FIRA.

     Financial Institutions Reform, Recovery and Enforcement Act

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was enacted in August of 1989. This law was enacted primarily to improve the supervision of savings associations by strengthening capital, accounting and other supervisory standards. In addition, FIRREA reorganized the FDIC by creating two deposit insurance funds to be administered by the FDIC: the Savings Association Insurance Fund and the Bank Insurance Fund. Customers' deposits held by the Bank are insured under the Bank Insurance Fund. FIRREA also regulates real estate appraisal standards and the supervisory/enforcement powers and penalty provisions in connection with the regulation of the Bank.

     Garn-St. Germain Depository Institutions Act

     The Garn-St. Germain Depository Institutions Act of 1982 ("Garn-St. Germain") removed certain restrictions on a bank's lending powers and liberalized its depository capabilities. Garn-St. Germain also amended FIRA (see above) by eliminating the statutory limits on lending by a bank to its executive officers, directors, principal shareholders or related interests thereof and by relaxing certain reporting requirements. Garn-St. Germain, however, also tightened FIRA provisions respecting management interlocks and correspondent bank relationships involving a bank's management personnel.

     Community Reinvestment Act

     Under the Community Reinvestment Act of 1977, as amended ("CRA"), the FRB is required to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of the community (including low and moderate income neighborhoods) which they serve and to take this record into account in its evaluation of any application made by any of such institutions for, among other things, approval of a branch or other deposit facility, office relocation, a merger or an acquisition of bank shares. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") amended the CRA to require, among other things, that the FRB make publicly available the evaluation of a bank's record of meeting the credit needs of its entire community, including low and moderate income neighborhoods. This evaluation will include a descriptive rating ("outstanding", "satisfactory", "needs to improve" or "substantial noncompliance") and a statement describing the basis for the rating. These ratings are publicly disclosed.

     In April, 1995, regulations revised CRA with an emphasis on performance over process and documentation. Under the revised rules, the five-point rating scale is still utilized; however, the twelve (12) assessment factors have been replaced with a three-prong test. A bank's compliance is determined by a three-prong test whereby examiners assign a numerical score for a bank's performance in each of three (3) areas: lending, service and investment. The area of lending is weighted to increase its importance in the application of the test. The rule became effective July 1, 1995.

     Under the new regulation, banks will enjoy a reduction in compliance burden. Specifically, banks are not required to keep extensive documentation to prove that directors have participated in drafting and review of CRA policies. A formal CRA statement does not have to be prepared. The efforts banks make to market in low and moderate income communities do not have to be documented, nor will banks have to justify the basis for their community delineation or the methods utilized to determine the credit needs of the community.

     Bank Secrecy Act

     Under the Bank Secrecy Act ("BSA"), banks and other financial institutions are required to report to the Internal Revenue Service currency transactions of more than $10,000 or multiple transactions of which the Bank is aware in any one day that aggregate in excess of $10,000. Civil and criminal penalties are provided under the BSA for failure to file a required report, for failure to supply information required by the BSA or for filing a false or fraudulent report.

     Competitive Equality Banking Act

     An omnibus federal banking bill, known as the Competitive Equality Banking Act ("CEBA"), was signed into law in August of 1987. Included in the legislation were measures: (1) imposing certain restrictions on transactions between banks and their affiliates; (2) expanding the powers available to federal bank regulators in assisting failed and failing banks; (3) limiting the amount of time banks may hold certain deposits prior to making such funds available for withdrawal and any interest thereon; and (4) requiring that any adjustable rate mortgage loan secured by a lien on a one-to-four family dwelling include a limitation on the maximum rate at which interest may accrue on the principal balance during the term of such loan. The Bank does not believe that this legislation will have a material adverse effect on its anticipated operations or its competitive position.

     Federal Deposit Insurance Corporation Improvement Act
       Capital Categories

     In December of 1991 the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. Under FDICIA, institutions must be classified, based on their risk-based capital ratios into one of five defined categories, as illustrated below (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized).

                                      Total Risk-     Tier 1 Risk-    Tier 1          Capital Under
                                      Based           Based           Leverage        an Order or
                                      Ratio           Ratio           Ratio           Directive
                                      ----------      ------------    --------       --------------
CAPITAL CATEGORY
Well capitalized                      >10.0           >6.0            >5.0            No
                                      -               -               -
Adequately capitalized                > 8.0           >4.0            >4.0*
                                      -               -               -
Undercapitalized                      < 8.0           <4.0            <4.0*
Significantly undercapitalized        < 6.0           <3.0            <3.0
Critically undercapitalized                                           <2.0
                                                                      -
*3.0 for those banks having the highest available regulatory rating.


     Prompt Corrective Action

     In the event an institution's capital deteriorates to the undercapitalized category or below, FDICIA prescribes an increasing amount of regulatory intervention, including: (1) the institution of a capital restoration plan and a guarantee of the plan by a parent institution; and (2) the placement of a hold on increases in assets, number of branches or lines of business. If capital has reached the significantly or critically undercapitalized levels, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management and (in critically undercapitalized situations) appointment of a receiver. For well capitalized institutions, FDICIA provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe or unsound practices or receives a less than satisfactory examination report rating for asset quality, management, earnings or liquidity. All but well capitalized institutions are prohibited from accepting brokered deposits without prior regulatory approval.

     Operational Controls

     Under FDICIA, financial institutions are subject to increased regulatory scrutiny and must comply with certain operational, managerial and compensation standards to be developed by Federal Reserve Board regulations. FDICIA also requires the regulators to issue new rules establishing certain minimum standards to which an institution must adhere including standards requiring a minimum ratio of classified assets to capital, minimum earnings necessary to absorb losses and minimum ratio of market value to book value for publicly held institutions. Additional regulations are required to be developed relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and excessive compensation, fees and benefits.

     Real Estate Loans

     FDICIA also requires that banking agencies reintroduce loan-to-value ("LTV") ratio regulations which were previously repealed by Garn-St. Germain. LTV's will limit the amount of money a financial institution may lend to a borrower, when the loan is secured by real estate, to no more than a percentage to be set by regulation of the value of the real estate.

     Truth-In-Savings

     A separate subtitle within FDICIA, called the "Bank Enterprise Act of 1991", requires "truthin-savings" on consumer deposit accounts so that consumers can make meaningful comparisons between the competing claims of banks with regard to deposit accounts and products. Under this provision, the Bank is required to provide information to depositors concerning the terms of their deposit accounts, and in particular, to disclose the annual percentage yield. There are some operational costs of complying with the Truth-In-Savings law.

     Management believes that full implementation of FDICIA has had no material impact on liquidity, capital resources or reported results of operation.

     Economic Development, Agency, Fiduciary and Lender Environmental Liability Protection Act

     In 1995, the Pennsylvania General Assembly enacted the Economic Development Agency, Fiduciary and Lender Environmental Liability Protection Act which, among other things, provides protection to lenders from environmental liability and remediation costs under the environmental laws for releases and contamination caused by others. A lender who engages in activities involved in the routine practices of commercial lending, including, but not limited to, the providing of financial services, holding of security interests, workout practices, foreclosure or the recovery of funds from the sale of property shall not be liable under the environmental acts or common law equivalents to the Pennsylvania Department of Environmental Resources or to any other person by virtue of the fact that the lender engages in such commercial lending practice. A lender, however, will be liable if it its employees or agents directly cause an immediate release or directly exacerbate a release of regulated substance on or from the property, or knowingly and willfully compelled the borrower to commit an action which caused such release or violation of an environmental act. The Economic Development Agency, Fiduciary and Lender Environmental Liability Protection Act, however, does not limit federal liability which still exists under certain circumstances.

     From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Bank. It cannot be predicted whether any such legislation will be adopted or how such legislation would affect the business of the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the costs of doing business.

                             DESCRIPTION OF PROPERTY

     The Bank leases its main office located at 379 North Main Street, Doylestown, Pennsylvania and two additional branch offices located at 2201 Northampton Street, (Wilson Borough) Easton, Pennsylvania (the "Easton Branch") and 516 Second Street Pike, Southampton, Bucks County, Pennsylvania (the "Southampton Branch"). The Bank's main office in Doylestown is a two-story building consisting of approximately 5,000 square feet. The Easton and Southampton branches occupy approximately 2,800 and 3,060 square feet, respectively. In addition, the Bank leases a 674 square foot loan production center in Yardley, Bucks County, Pennsylvania and 3,060 square foot operations center in Southampton, Pennsylvania. Beginning in December 1998, the Bank will lease a loan production office in Southampton, Pennsylvania consisting of approximately 1,000 square feet.

     Rental expense on operating leases amounted to approximately $180,797 and $143,175 for the years ended December 31, 1997 and 1996, respectively. All leases have options for renewal. Required minimum annual rentals due on non-cancelable leases expiring after one year approximate $238,680 in the aggregate at December 31, 1997. Future minimum annual rental payments due on non-cancelable leases for each of the years 1998 through 2002 are approximately $184,601, $77,670, $76,170, $59,670 and $59,670, respectively.

     The Bank leases its Doylestown and Easton offices from a partnership consisting of several of the Company's directors. These leases expire in December 1998 but allow the Bank the right of first refusal to purchase these premises. The Bank intends to exercise its purchase option on these properties at a combined price in the range of $1,200,000 to $1,300,000.

     The Bank is currently in the process of constructing its fourth full service location in Lower Makefield Township, Pennsylvania. This site will be a two story structure comprising approximately 5,000 square feet. This location is owned by the Bank and is expected to open during the fourth quarter of 1998. The Bank will close its Yardley loan origination office as soon as possible following the opening of this facility. Total capital expenditures for the Lower Makefield branch are expected to be $1,200,000. The parcel of land for this branch office was purchased in September 1997 for approximately $250,000 and as of September 30, 1998 approximately $250,000 of improvements have been made to the site. An additional $700,000 will be expended for the completion of the Lower Makefield (Yardley) branch.

     Management considers that its facilities are adequate for its business.

                             MARKET FOR COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

Market Information

     The Common Stock is the Company's only class of stock issued and outstanding. The common stock is not actively traded. There were 30,000,000 shares of common stock authorized at both December 31, 1997 and 1996. The total number of shares outstanding at December 31, 1997 and 1996 was 2,630,340 and 2,604,303, respectively. The number of shares outstanding as of September 30, 1998 was 2,630,340. The Common Stock issued and outstanding is traded on a limited basis in the local over-the-counter market, primarily in the Company's immediate geographic area. The table below reports the highest and lowest bid information per share of the Common Stock known to Management which has been restated for all periods to reflect a threefor-one stock split on December 31, 1997 at which time the par value was changed from $1.00 to $.33 per share.

                          1998                       1997                      1996
Quarter             High          Low         High           Low          High          Low
-------             ----          ---         ----           ---          ----          ---
First               9.00         9.00         5.33          5.00           4.25      3.33
Second             11.00        10.00         5.50          5.50           4.58      4.58
Third              11.00         9.00         5.67          5.67           5.00      5.00
Fourth             11.00        11.00         6.00          6.00           5.00      4.67



Shareholders

     As of November 1, 1998, the Company has 466 shareholders of record.

Dividends

     The Company maintains a philosophy of retaining earnings to fund the Bank's growth. Therefore, the Company has never paid a cash dividend and has no plans to do so for the foreseeable future. Any decision to pay a cash dividend in the future must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors of the Company considers dividend policy. Cash available for dividend distribution to shareholders of the Company must initially come from dividends paid by the Bank to the Company. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Company.

     Under the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), the Company may not pay a dividend if, after giving effect thereto: (1) the Company would be unable to pay its debts as they become due or (2) the Holding Company's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders. Total assets and liabilities shall be determined by the Board of Directors, which may base its determination on such factors as it considers relevant, including without limitation: (i) the book value of the assets and liabilities of the Company, as reflected on its books and records; and (ii) unrealized appreciation and depreciation of the assets of the Company.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in the accompanying consolidated financial statements for Premier Bancorp, Inc. and its wholly owned subsidiaries: Premier Bank and PBI Capital Trust. The results of operations and financial condition discussed herein are presented on a consolidated basis and the consolidated entity is referred to herein as "PBI" or the "Company". The Company's consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. Such financial condition and results of operations are not intended to be indicative of future performance. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes beginning on page F-1 of this Propsectus.

     Certain statements in this document may be considered to be "forward-looking statements" as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, such as statements that include the words "may", "believes", "expect", "estimate", "project", "anticipate", "should", "intend", "probability", "risk", "target", "objective" and similar expressions or variations on such expressions. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the financial services industry; the regulatory environment, including evolving banking industry standards; rapidly changing technology and competition with community, regional and national financial institutions; new service and product offerings by competitors and price pressures; the inability of the Company to accurately estimate the cost of systems preparation for Year 2000 compliance; and similar items. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, Quarterly Reports on Form 10-QSB filed by the Company in 1998, and any Current Reports on Form 8-K filed by the Company. Information for the interim period is not necessarily indicative of results that will occur for the remainder of 1998.

General

     Premier Bancorp, Inc. (the "Company") is a Pennsylvania business corporation and registered bank holding company headquartered in Doylestown, Bucks County, Pennsylvania. The Company was incorporated on July 15, 1997 and reorganized on November 17, 1997 at the direction of the

Board of Directors of Premier Bank as a one-bank holding company of Premier Bank (the "Bank"). Currently the primary business of the Company is the operation of its wholly-owned subsidiary, Premier Bank.

     Premier Bank is a Pennsylvania chartered commercial bank and member of the Federal Reserve Bank of Philadelphia. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation to the fullest extent provided by law. The Bank was organized in 1990 and started operations on April 24, 1992. The Bank's principal business has been, and continues to be, gathering deposits from customers within its market area, and investing those deposits, primarily in loans, mortgage-backed securities, corporate bonds, and obligations of U.S. government agencies and government sponsored entities. The Bank's revenues are derived principally from interest on its loan and securities portfolios. The Bank's primary sources of funds are: deposits, repayments, prepayments and maturities of loans, repayments, prepayments and maturities of mortgage-backed and investment securities and borrowed funds. The Bank currently has three full service Pennsylvania banking offices: Doylestown, Easton, and Southampton. The Bank also has a loan production office in Yardley,
Pennsylvania. The Bank faces significant competition from other financial services companies, many of which are larger organizations with more resources and locations than the Bank.

Management Strategy

     The Bank's primary strategy for 1998 and beyond is to increase its loan and deposit market shares in the communities it serves and to expand its branch network to new markets as deemed appropriate. The Bank plans to open its fourth branch location in Lower Makefield Township, Bucks County, Pennsylvania (the "Yardley branch") by year end 1998.

     The Bank also attempts to maximize its earnings, given its current level of capital, by borrowing funds and purchasing investment securities (See "Capital Leverage Strategy"). Management uses appropriate portfolio and asset/liability management techniques to manage the effects of interest rate volatility on the Bank's profitability and capital and to maintain asset quality for loans and investments.

Growth Trend

     Total assets have grown in excess of 30% in each of the past five years from $38,336,413 at December 31, 1993 to $232,557,374 at September 30, 1998.
During this same period, total deposits and total loans grew in excess of 20% each year. Total loans have grown from $26,982,780 at December 31, 1993 to $130,356,257 at September 30, 1998. The Company's lending strategy continues to be focused on providing personal attention and credit solutions for small businesses and professionals. New loan officers have been and continue to be hired to grow the loan portfolio. Total deposits have grown from $33,103,423 at December 31, 1993 to $174,405,400 at September 30, 1998. To date, deposits have grown as a result of aggressive pricing, direct marketing and branch expansion. The Southampton branch was opened in February 1997 with total deposits exceeding $23 million at September 30, 1998. By year end 1998, the Company expects to open its fourth branch (the "Yardley branch") in Lower Makefield Township, Bucks County, Pennsylvania. To support the Company's past and future plans for growth, new operations personnel and improved computer systems have also been added throughout the years.

     The discussion that follows compares the financial results for the three and nine months ended September 30, 1998 to the same periods in 1997. The change in financial results over the past year are described mostly in terms of the overall growth of the Company as discussed above.

     As of and for the three and nine month periods ended September 30, 1998 and 1997.

Results of  Operations

     For the three months ended September 30, 1998, the Company reported net income of $419,489 or $.14 diluted earnings per share. This represents an increase of $60,493 or 16.9% from the $358,996 or $.13 diluted earnings per share reported for the same period in 1997. Return on average assets was .76% and .79% for the three months ended September 30, 1998 and 1997, respectively. Return on average equity was 14.75% and 14.87% for the three months ended September 30, 1998 and 1997, respectively. Net interest income and non-interest expenses for the three months ended September 30, 1998 were higher than the comparable period in 1997 and reflect the overall growth of the institution. The provision for loan losses was $120,000 in 1998 in comparison with $105,000 for 1997. Non-interest income totaled $126,538, an increase of $70,066 from the $56,472 earned in 1997. The increase in non-interest income is primarily due to higher gains on the sale of investment securities available for sale. Non-interest expense amounted to $1,365,743 for 1998, a $407,068 increase over the $958,675 reported in 1997. Salaries and benefits increased $114,740 in 1998 in conjunction with the overall growth of the institution. The number of full time equivalent employees has increased from 40 at September 30, 1997 to 47 at September 30, 1998. In addition, non-interest expense for the three months ended September 30,1998 includes $123,432 in minority interest in expense of subsidiaries related to the Capital Securities issued on August 11, 1998 and $77,460 in write-downs on real estate owned.

     For the nine months ended September 30, 1998, the Company reported net income of $1,180,569 or $.40 diluted earnings per share. This represents an increase of $234,632 or 24.8% from the $945,937 or $.35 diluted earnings per share reported for the same period in 1997. Return on average assets was .77% and .76% for the nine months ended September 30, 1998 and 1997, respectively. Return on average equity was 14.53% and 13.75% for the nine months ended September 30, 1998 and 1997, respectively. Net interest income, non-interest income and non-interest expenses for the nine months ended September 30, 1998 were higher than the comparable period in 1997 and reflect the overall growth of the institution. The provision for loan losses was $355,000 in 1998 in comparison with $280,000 for 1997. Non-interest income totaled $233,102, an increase of $99,357 from the $133,745 earned in 1997. Service charges, gains on the sale of investment securities available for sale and gains on the sale of loans held for sale increased $23,849, $48,400 and $27,108, respectively in 1998. Non-interest expense amounted to $3,473,582 for 1998, a $707,947 increase over the $2,765,635 reported in 1997. Salaries and benefits increased $347,547 in 1998 due to the hiring of new lending and operations personnel. Data processing costs were $45,518 higher in 1998 due to an increase in the deposit transactions and improved computer systems. Other expenses were $156,095 higher in 1998 and include $77,460 in write-downs on real estate owned and $38,514 in printing and filing costs for new shareholder/regulatory reporting. In addition, non-interest expense for the nine months ended September 30,1998 includes $123,432 in minority interest in expense of subsidiaries related to the Capital Securities issued on August 11, 1998.

     The following table sets forth, for the periods indicated, certain key balance sheet amounts and their corresponding earnings/expenses and rates (which have been annualized).


                   AVERAGE BALANCES, RATES AND INTEREST INCOME
                               AND EXPENSE SUMMARY

For the three months ended September 30,                   1998                               1997
----------------------------------------                   ----                               ----
                                            Average                Average     Average                 Average
                                            Balance      Interest    Rate      Balance      Interest     Rate
                                       ------------     --------  -------     -------      --------   -------
Assets
 Interest-bearing deposits              $    215,513       2,549     4.69%   $    279,799       3,191    4.52%
 Federal funds sold                        2,246,957      33,550     5.92%      1,635,967      22,809    5.53%
 Investment securities available for sale
   Taxable                                63,804,182   1,077,370     6.70%     54,898,914     906,908    6.55%
   Tax-exempt (1)                         10,777,289     139,553     5.14%      4,222,052      58,663    5.51%
 Investment securities held to maturity
   (taxable)                              10,587,228     177,213     6.64%     13,693,251     231,301    6.70%
                                          ----------     -------     ----     -----------     -------    ----

  Total investment securities             85,168,699   1,394,136     6.49%     72,814,217   1,196,872    6.52%
 Loans, net of unearned income (2)(3)    125,793,770   2,850,854     8.99%     98,947,292   2,296,748    9.21%
                                         -----------   ---------     ----     -----------   ---------    ----

 Total earning assets                    213,424,939   4,281,089     7.96%    173,677,275   3,519,620    8.04%
 Cash and due from banks                   3,326,896                            2,888,721
 Allowance for loan losses               (1,602,181)                           (1,189,274)
 Other assets                              4,547,290                            4,449,705
                                       -------------                        -------------
Total assets                            $219,696,944                         $179,826,427
                                        ============                         ============

Liabilities, minority interest in
  subsidiaries and shareholders' equity
 Interest checking                      $ 13,110,597      86,439     2.62%   $  9,379,573      60,350    2.55%
 Money market deposit accounts             1,775,661      11,483     2.57%      1,763,664      11,380    2.56%
 Savings accounts                         52,249,804     508,737     3.86%     41,836,812     410,468    3.89%
 Time deposits                            92,363,018   1,343,861     5.77%     76,366,480   1,102,590    5.73%
                                          ----------   ---------     ----      ----------   ---------    ----

 Total interest-bearing deposits         159,499,080   1,950,520     4.85%    129,346,529   1,584,788    4.86%
 Short-term borrowings                     8,500,323     116,828     5.45%     26,267,536     373,052    5.63%
 Long-term borrowings                     15,000,000     205,338     5.43%        326,087       4,542    5.53%
 Total borrowings                         23,500,323     322,166     5.44%     26,593,623     377,594    5.63%
 Subordinated debt                         1,500,000      29,709     7.86%      1,500,000      31,039    8.21%
                                           ---------      ------     ----       ---------      ------    ----

 Total interest-bearing liabilities      184,499,403   2,302,395     4.95%    157,440,152   1,993,421    5.02%
 Non interest bearing-deposits            14,610,542                            9,949,797
 Capital securities                        5,543,478                                   --
 Other liabilities                         3,759,391                            2,861,382
 Shareholders' equity                     11,284,130                            9,575,096
Total liabilities, minority interest in
 subsidiaries and shareholders' equity  $219,696,944                         $179,826,427
                                        ============                         ============

Net interest income/rate spread                        1,978,694     3.01%                  1,526,199    3.02%
                                                       =========     ====                   =========    ====

 Net interest margin                                                 3.68%                               3.49%
 Average interest-earning assets as a percentage
   of average interest-bearing liabilities               115.68%                              110.31%
-------------------

(1) Interest income on tax-exempt investment securities has not been presented on a tax equivalent basis.

(2) Includes nonaccrual loans of $283,280 and $502,701 on average for the three months ended September 30, 1998 and 1997, respectively.

(3) Includes tax-exempt loans of $1,325,043 and $1,442,378 on average for the three months ended September 30, 1998 and 1997, respectively. These loans have not been presented on a tax equivalent basis.

     The following table sets forth, for the periods indicated, certain key average balance sheet amounts and their corresponding earnings/expenses and rates (which have been annualized).



                   AVERAGE BALANCES, RATES AND INTEREST INCOME
                               AND EXPENSE SUMMARY

For the nine months ended September 30,                    1998                               1997
---------------------------------------                    ----                               ----
                                            Average                Average     Average                 Average
                                            Balance      Interest    Rate      Balance      Interest     Rate
                                            -------      -------   -------     -------      --------   -------
Assets
 Interest-bearing deposits             $     294,760       8,762     3.97%        274,116       9,602    4.68%
Federal funds sold                         3,313,645     137,220     5.54%      1,306,022      53,625    5.49%
Investment securities available for sale
 Taxable                                  54,858,957   2,731,612     6.66%     53,304,187   2,678,048    6.72%
 Tax-exempt (1)                           10,039,402     391,920     5.22%      4,444,841     185,961    5.59%
Investment securities held to maturity
  (taxable)                               12,509,533     628,561     6.72%      9,978,397     528,024    7.07%
                                          ----------     -------     ----       ---------     -------    ----

 Total investment securities              77,407,892   3,752,093     6.48%     67,727,425   3,392,033    6.70%
Loans, net of unearned income (2)(3)     117,936,290   8,022,003     9.09%     91,764,146   6,308,320    9.19%
                                         -----------   ---------     ----      ----------   ---------    ----

Total earning assets                     198,952,587  11,920,078     8.01%    161,071,709   9,763,580    8.10%
Cash and due from banks                    3,332,355                            2,646,588
Allowance for loan losses                (1,498,162)                          (1,091,428)
Other assets                               4,832,077                            4,109,754
                                           ---------                            ---------

Total assets                           $ 205,618,857                          166,736,623
                                       =============                          ===========

Liabilities, minority interest in
  subsidiaries and shareholders' equity
  Interest checking                    $  12,362,205     240,120     2.60%      8,415,883     159,053    2.53%
  Money market deposit accounts            1,746,337      33,360     2.55%      1,445,284      27,294    2.52%
  Savings accounts                        49,260,177   1,425,432     3.87%     41,528,731   1,221,459    3.93%
  Time deposits                           87,632,858   3,791,504     5.78%     67,745,583   2,886,947    5.70%
                                          ----------   ---------     ----      ----------   ---------    ----

  Total interest-bearing deposits        151,001,577   5,490,416     4.86%    119,135,481   4,294,753    4.82%
  Short-term borrowings                    9,408,382     381,373     5.42%     25,377,674   1,077,680    5.68%
  Long-term borrowings                    15,000,000     608,497     5.42%        109,890       4,542    5.53%
  Total borrowings                        24,408,382     989,870     5.42%     25,487,564   1,082,222    5.68%
  Subordinated debt                        1,500,000      88,243     7.87%      1,456,044      88,778    8.15%
                                           ---------      ------     ----       ---------      ------    ----

  Total interest-bearing liabilities     176,909,959   6,568,529     4.96%    146,079,089   5,465,753    5.00%
  Non interest-bearing deposits           12,788,689                            8,993,193
  Capital securities                       1,868,132                                   --
  Other liabilities                        3,191,366                            2,464,381
  Shareholders' equity                    10,860,711                            9,199,960
                                          ----------                            ---------

Total liabilities, minority interest in
  subsidiaries and shareholders' equity $205,618,857                          166,736,623
                                        ============                          ===========

Net interest income/rate spread                        5,351,549     3.05%                  4,297,827    3.10%
                                                       =========     ====                   =========    ====
Net interest margin                                                  3.60%                               3.57%
Average interest-earning assets as a
percentage of average interest-bearing
liabilities                                  112.46%                              110.26%
--------------------


(1) Interest income on tax-exempt investment securities has not been presented on a tax-equivalent basis.

(2) Includes non-accrual loans of $249,042 and $517,294 on average for the nine months ended September 30, 1998 and 1997, respectively.

(3) Includes tax-exempt loans of $1,356,353 and $1,471,761 on average for the nine months ended September 30, 1998 and 1997, respectively. These loans have not been presented on a tax-equivalent basis.

Net Interest Income

     Historically, the Company's earnings have depended primarily upon the Bank's net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Interest rates received and paid on loans and deposit products are heavily influenced by the overall interest rate environment and by competition. Interest rates have generally moved lower during 1998.

     The net interest rate spread is the difference between average rates received on interest-earning assets and average rates paid on interest-bearing liabilities. Net interest margin is net interest income divided by average interest-earning assets.

     For the three months ended September 30, 1998, net interest income was $452,495 higher than the same period in 1997. This increase was primarily a function of asset growth. The net interest margin was 3.68% for the three months ended September 30, 1998 as compared to 3.49% for the same period in 1997. While the net interest spread was relatively unchanged during the three months ended September 30, 1998 as compared to 1997, the increase in net interest margin is attributed to the higher ratio of interest-earning assets to interest-bearing liabilities. For the three months ended September 30, 1998 the ratio of interest-earning assets to interest-bearing liabilities was 115.68% as compared to 110.31% for the same period in 1997. Average earning assets grew $39,747,664 with an 8 basis point decrease in rate. Average investments and average loans increased $12,354,482 and $26,846,478, respectively. The average yield on investments and average yield on loans dropped 3 basis points and 22 basis points, respectively, for the three months ended September 30, 1998. The overall rate paid on interest bearing liabilities decreased 7 basis points. While the average rate on borrowings and subordinated debt decreased 19 basis points and 35 basis points, respectively, average deposit costs were relatively unchanged. Average interest bearing deposits increased $30,152,551 while average borrowings decreased $3,093,300. Non-interest bearing deposits increased $4,660,745 or 46.8%.

     For the nine months ended September 30, 1998, net interest income was $1,053,722 or 24.5% higher than the same period in 1997. This increase was primarily a function of asset growth as average earning assets grew $37,880,878 with a 9 basis point decrease in rate. The net interest margin was 3.60% for the nine months ended September 30, 1998 as compared to 3.57% for the same period in 1997. The net interest margin increased due to the higher ratio of interest-earning assets to interest-bearing liabilities, despite a 5 basis point decrease in the net interest spread. For the nine months ended September 30, 1998 the ratio of interest-earning assets to interest-bearing liabilities was 112.46% as compared to 110.26% for the same period in 1997. Average investments and average loans increased $9,680,467 and $26,172,144, respectively, for the nine months ended

September 30, 1998. The average yield on investments and average yield on loans dropped 22 basis points and 10 basis points, respectively. The overall rate paid on interest bearing liabilities decreased 4 basis points. While deposit costs were higher in 1998 the rate on borrowings and subordinated debt decreased 26 basis points and 28 basis points, respectively. Average interest bearing deposits increased $31,866,096 with a 4 basis point increase in rate, as most of the growth was concentrated in higher costing time deposits. Non-interest bearing deposits increased $3,795,496 or 42.2%.
Average borrowings decreased $1,079,182.

Non-Interest Income

     Total non-interest income was $126,538 for the three months ended September 30, 1998 as compared to the $56,472 earned for the same period in 1997. The increase is principally due to higher gains on the sale of investment securities available for sale.

     Total non-interest income was $233,102 for the nine months ended September 30, 1998 as compared to the $133,745 earned for the same period in 1997. Service charges, gains on the sale of investment securities available for sale and gains on the sale of loans held for sale increased $23,849, $48,400 and $27,108, respectively.

Non-Interest Expense

     For the three months ended September 30, 1998, non-interest expenses were $1,365,743 as compared to $958,675 during the same period in 1997. The $407,068 increase in non-interest expense relates principally to $114,740 in higher salary costs due to an increase in the number of employees and the overall growth of the institution; $123,432 in minority interest in expense of subsidiaries related to the Capital Securities issued in August 1998, and $77,460 in write-downs on real estate owned.

     For the nine months ended September 30, 1998, non-interest expenses were $3,473,582 or $707,947 higher than the $2,765,635 reported during the same period in 1997. Salaries and benefits increased $347,547 in 1998 due to the addition of new lending and operations personnel. Data processing costs were $45,518 higher in 1998 principally due to growth of the institution and variable costs associated with item processing and account volumes. Other expenses were $156,095 higher in 1998 and include $77,460 in write-downs on real estate owned and $38,514 in printing and filing costs for new shareholder/regulatory reporting. In addition, 1998 results include $123,432 in minority interest in expense of subsidiaries related to the Capital Securities issued on August 11, 1998.

Provision for Loan Losses

     The provision for loan losses represents the amount necessary to be charged to operations to bring the allowance for loan losses to a level considered adequate in relation to the risk of inherent losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance.

     The provision for loan losses was $120,000 for the three months ended September 30, 1998 as compared to $105,000 for the same period in 1997. For the nine months ended September 30, 1998 and 1997 the provision for loan losses totaled $355,000 and $280,000, respectively. The provision for loan losses for the three and nine months ended September 30, 1998 were higher than the comparable periods in 1997 due to the overall increase in the size of the loan portfolio as well as the continuing concentration of commercial and commercial real estate loan originations. Gross charge-offs for the nine months ended September 30, 1998 were $67,992 versus $524 for 1997. Charge-offs for the nine months ended September 30, 1998 included $47,064 for one loan which was transferred to real estate owned in the first quarter of 1998. Because the Bank's portfolio is relatively immature given its recent growth rates, current charge-off and non-performing asset trends may not be indicative of future performance.

Income Tax Expense

     Income tax expense for the quarter ended September 30, 1998 was $200,000 as compared to $160,000 for the quarter ended September 30, 1997. For the nine months ended September 30, 1998, income tax expense totaled $575,500 as compared to $440,000 for the same period in 1997. The tax provision for the three and nine months ended September 30, 1998 increased due to the increase in taxable earnings.

     The effective tax rate for the three months ended September 30, 1998 was 32.3% as compared to 30.8% for the same period in 1997. The effective tax rate for the nine months ended September 30, 1998 was 32.8% as compared to 31.2% for the same period in 1997. The effective tax rate for the three and nine months ended September 30, 1997 was higher than the comparable period in 1998, in part, due to the deduction of remaining deferred organization costs in 1997. Deferred organization costs were deducted for tax purposes over a 5 year period ending in 1997.

Financial Condition

Investment Securities

     Investment securities are classified at the time of purchase by one of three purposes: trading, available for sale (AFS) or held to maturity (HTM). To date the Bank has not purchased any securities for trading purposes. The Bank usually classifies securities, in particular mortgage-backed securities and corporate bonds, as AFS to provide management the flexibility to sell certain securities and adjust its balance sheet in response to capital levels and/or changes in market conditions. The carrying values for AFS and HTM securities were $83,535,485 and $9,854,181, respectively, as of September 30, 1998. During 1998, management sold certain mortgage-backed securities in reaction to higher than expected prepayments triggered by generally falling interest rates. Proceeds from 1998 security sales were $74,503,245 with net gains of $69,108 recorded. Investment purchases totaled $105,530,615 and were concentrated in fixed rate GNMA securities and corporate bonds.

     The estimated fair value of the Company's investment securities available for sale declined $725,971 from an unrealized net gain of $79,053 at December 31, 1997 to an estimated unrealized loss of $646,918 at September 30, 1998. Following the issuance of the Company's own $10 million of Capital Securities in August 1998, the Company and the Bank invested in similar type securities issued by other banking companies which are classified as Corporate Bonds. The Corporate Bond investments included $20 million of fixed rate securities which were made to generally offset the costs of the Company's own issue. Additionally, the Company invested $18 million in floating rate Corporate Bonds to provide a variable rate element to its portfolio. Although the Bank has no immediate plans to sell these securities, it has chosen to classify these securities as available for sale pursuant to SFAS 115 which allows management the flexibility to sell the securities and adjust its portfolio as future conditions change. Available for sale securities are marked to market on the balance sheet with an adjustment to equity, net of tax, and presented in the caption "Accumulated other comprehensive income".

     In late August and throughout September 1998 global financial markets experienced high volatility following certain highly publicized events such as Russia defaulting on its debt and the rippling effects on certain money management funds ("Hedge Funds"). These events had a negative impact on non-U.S. Government bond and credit markets as there was an overall "flight to quality" of U.S. Treasury Bonds. Corporate bond prices were deeply discounted by the markets and consequently, the Company's portfolio experienced an unrealized loss in value. The Company believes that the credit quality of its corporate bond portfolio is strong and therefore, the unrealized loss is deemed temporary. The Company evaluates the credit worthiness of the issuer prior to investing in such securities. Approximately 70% of the issuers are investment grade as rated by Moody's Investors Service. The Company monitors market conditions closely and adjusts its portfolio as it considers necessary.


                                                               September 30, 1998
                                                               ------------------
                                                 Held to Maturity                 Available for Sale
                                                 ----------------                 ------------------
                                             Amortized       Estimated          Amortized     Estimated
                                               Cost        Fair Value             Cost        Fair Value
                                             ---------     -----------          ---------     ----------
U.S. government agency obligations        $ 6,987,666      7,030,000                   --              --
Mortgage-backed securities                  2,366,515      2,350,118           30,643,852      30,839,242
State and municipal securities                     --             --           11,428,665      11,724,773
Corporate bonds                                    --             --           38,994,286      37,842,870
Equity securities                                  --             --            3,000,600       3,013,600
Other debt securities                         500,000        500,000              115,000         115,000
                                        -------------    -----------        -------------   -------------

Total                                    $  9,854,181      9,880,118           84,182,403      83,535,485
                                         ============     ==========          ===========     ===========

                                                               December 31, 1997
                                                              ------------------
                                                Held to Maturity                 Available for Sale
                                                ----------------                 ------------------
                                          Amortized       Estimated          Amortized       Estimated
                                             Cost        Fair Value             Cost        Fair Value
                                           --------      ----------          ---------      ----------
U.S. government agency obligations        $11,985,870     11,956,250               --              --
Mortgage-backed securities                  3,183,768      3,143,715        50,131,927      50,121,230
State and municipal securities                     --             --        10,326,107      10,402,857
Equity securities                                  --             --         1,780,050       1,793,050
Other debt securities                              --             --           117,000         117,000
                                       --------------    -----------      ------------    ------------

Total                                     $15,169,638     15,099,965        62,355,084      62,434,137
                                          ===========     ==========        ==========      ==========


Loans Held for Sale

     The Bank uses an outside company to originate and sell residential mortgages on its behalf. The $289,152 increase in loans held for sale from $197,944 at December 31, 1997 to $487,096 at September 30, 1998 relates to the timing of loan originations versus their sale. Typically, these loans are sold within 30 days of their settlement.

Loans

     Loans are the most significant components of earning assets. Inherent with the lending function is the evaluation and acceptance of credit risk and interest rate risk along with the opportunity cost of alternative deployment of funds. The Company manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices. Commercial lending activity continues to be focused on small businesses and professionals within the local community. Approximately 90% of the loan portfolio is collateralized at least in part by real estate as shown by the following table:

                            September 30, 1998      % of Total     December 31, 1997         % of Total
                            ------------------      ----------     -----------------         ----------

Real estate-farmland            $     --                --                 500,000              0.46%
Real estate-construction          2,038,921             1.57%            1,188,288              1.09%
Real estate-residential          23,715,561            18.19%           22,965,889             21.10%
Real estate-multifamily           5,217,174             4.00%            1,948,943              1.79%
Real estate-commercial           85,084,787            65.27%           72,372,260             66.48%
Consumer                          1,060,699             0.81%              797,671              0.73%
Commercial                       13,239,115            10.16%            9,084,458              8.35%
                               -------------          -------         -------------          --------

Total Loans                    $130,356,257           100.00%          108,857,509            100.00%
Unearned income                     402,350                                324,835
Allowance for loan losses         1,655,184                              1,360,148
                            ---------------                          -------------
Total loans, net               $128,298,723                            107,172,526
                               ============                            ===========

     The Bank's real estate portfolio, which is concentrated primarily within the greater Lehigh and Delaware Valleys (Eastern Pennsylvania), is subject to risks associated with the local economy.

     For a further discussion of loan categories, see the section entitled DESCRIPTION OF BUSINESS - Lending Activities.

Allowance for Loan Losses

     The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risk inherent in PBI's loan portfolio, and considers various factors, including current economic conditions, actual loss experience and the current risk profile of the portfolio which is based, in part, on the composition of loan types within the portfolio. Each loan is assigned a specific loan loss reserve using a scoring system. This scoring system takes into consideration collateral type and value, loan to value ratios, the borrower's risk rating and other factors. Borrower risk ratings are determined by loan officers at the inception of each loan and are subject to on-going analysis and update. Homogeneous loans, comprised primarily of home equity and nonreal estate secured consumer loans, are analyzed in the aggregate. Since the Bank is less than six years old with a limited history of loan losses, management also uses peer group analysis to gauge the overall reasonableness of its loan loss reserves.

     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

     At September 30, 1998, the Bank had $1,655,184 in its allowance for loan losses, representing 1.27% of outstanding loans receivable as compared to 1.25% and 1.21% at December 31, 1997 and September 30, 1997, respectively.

     The following table sets forth the activity in the allowance for loan losses and certain key ratios for the periods indicated.

                                             For the Nine                                         For the Nine
                                             Months Ended           For the Year Ended            Months Ended
                                         September 30, 1998         December 31, 1997         September 30, 1997
                                         ------------------         -----------------         ------------------
Balance at beginning of period              $  1,360,148                  960,672                   960,672
Charge-offs
 Real estate-residential                          60,064                       --                        --
 Consumer installment                              7,928                      524                       524
                                            ----------------             -----------              ----------
Total charge-offs                                 67,992                      524                       524
Recoveries
 Consumer installment                              8,028                       --                        --
                                            ----------------             -----------             -----------

Net charge-offs                                   59,964                      524                       524
Provision for possible loan losses               355,000                  400,000                   280,000
                                            --------------               ----------              -----------
Balance at end of period                       1,655,184                1,360,148                 1,240,148
                                            =============               ===========               ==========

Total gross loans:
Average                                      118,334,741               95,403,549                92,004,276
End of period                                130,356,257              108,857,509               102,265,120

Ratios:
Net charge-offs to:
 Average loans                                    0.05%                       --                        --
 Loans at end of period                           0.05%                       --                        --
 Allowance for loan losses                        3.62%                    0.04%                      0.04%
 Provision for loan losses                       16.89%                    0.13%                      0.19%

Allowance for loan losses to:
 Total gross loans at end of period               1.27%                    1.25%                      1.21%
 Non-performing loans                           135.16%                  209.64%                    241.59%
 Non-performing assets                           84.68%                  105.68%                     80.48%


     Charge-offs against the allowance for loan losses in 1998 totaled $67,992 of which $47,064 related to one loan which was transferred to real estate owned during the first quarter of 1998. Because the Bank's loan portfolio is relatively immature given its recent growth rates, current charge-off and non-performing asset trends may not be indicative of future performance.

Non-Performing Assets

     Non-performing assets are defined as accruing loans past due 90 days or more, non-accruing loans, restructured loans and real estate owned.

                                                September 30, 1998    December 31, 1997     September 30, 1997
                                                ------------------    -----------------     ------------------
 Loans past due 90 days or more and accruing
  Real estate residential                            $    131,755            146,492              --
  Consumer installment                                        252              4,576           12,175
                                                 ----------------       ------------         ---------

  Total loans past due 90 days
   or more and accruing                                   132,007            151,068           12,175


 Loans accounted for on a non-accrual basis
  Real estate-construction                                     --            299,200          299,200
  Real estate-residential                                  25,000                 --              --
  Real estate-multi family                                898,890                 --              --
  Commercial real estate                                  168,714            191,534          201,942
  Consumer installment                                          --             7,000              --
                                                ------------------       -----------       ----------

  Total non-accrual loans                               1,092,604            497,734          501,142
 Real estate owned                                        730,000            638,286        1,027,539
                                                     ------------          ---------        ---------
 Total non-performing assets                         $  1,954,611          1,287,088        1,540,856
                                                     ============          =========        =========

 Total as a percentage of total assets                      0.84%              0.67%             0.83%

     Total non-accrual loans increased $594,870 from $497,734 at December 31, 1997 to $1,092,604 at September 30, 1998. The increase relates principally to the placement of one multi-family real estate loan in the amount of $898,890 on non-accrual in September 1998. In addition, a loan in the amount of $297,064 and secured by residential property was transferred to real estate owned in January 1998. A $47,064 charge-off against the loan loss reserve was recorded concurrent with this transfer.

Real Estate Owned

     Real estate owned increased $91,714 from $638,286 at December 31, 1997 to $730,000 at September 30, 1998. At September 30, 1998, this balance included two residential properties carried at $250,000 and $480,000, respectively.

     During the first quarter of 1998, the Company foreclosed on a non-accruing loan secured by residential property valued at $250,000 and sold an investment property for $80,826. During the third quarter of 1998, a $77,460 write-down was taken on the $480,000 property. This property was subsequently sold in October 1998 with no resulting gain or loss on the sale.

Deferred Taxes

     The $246,830 increase in deferred taxes from $404,906 at December 31, 1997 to $651,736 at September 30, 1998 relates principally to the change in the estimated fair market value of investment securities available for sale.

Other Assets

     The $126,756 increase in other assets from $486,348 at December 31, 1997 to $613,104 at September 30, 1998 relates primarily to the capitalization and deferral of $332,420 in costs related to the Capital Securities issued in August 1998. These deferred costs were partially offset by a $220,121 decrease in principal payments due on FHLMC mortgage-backed securities as the Company reduced its holdings in this agency.

Deposits

     The Bank, a traditional community-based bank, is largely dependent upon its base of competitively priced core deposits to provide a stable funding source. The Bank has retained and grown its customer base since inception through a combination of price, quality service, convenience, and a stable and experienced staff. The Bank primarily attracts deposits from within its market area. Additional deposit growth will be accomplished through deposit promotions, business development programs and continued branch expansion. The Bank expects to open its fourth branch, the Yardley branch, by the end of 1998.

     Total deposits at September 30, 1998 were $174,405,400, representing an increase of $30,802,198 from deposits of $143,603,202 at December 31, 1997. The majority of this increase relates to the success of the Company's certificate of deposit promotion, which was held in the month of February 1998. This promotion, which offered a premium rate on nine-month certificates of deposits, generated approximately $11,600,000 in funds. In addition, $6.5 million in public funds were on deposit at September 30, 1998 with $2.5 million and $4.0 million maturing in October 1998 and December 1998, respectively. Savings accounts increased $6,487,515 or 14.2% to $52,039,019 at September 30, 1998 from
$45,551,504 at December 31, 1997.

     Core deposits, which exclude time deposits greater than $100,000 were $155,350,774 or 89.07% of total deposits at September 30, 1998. Total time deposits at September 30, 1998 were $93,870,711 or 53.82% of total deposits, of which $21,049,411 mature after one year.

Borrowings

     Borrowings decreased $7,187,522 from $34,842,740 at December 31, 1997 to $27,655,218 at September 30, 1998. Borrowings from the Federal Home Loan Bank ("FHLB") and retail repurchase agreements decreased $2,500,000 and $3,190,522, respectively. The remaining decrease relates to overnight federal funds.

     At September 30, 1998 securities sold under agreement to repurchase consisted of $10,000,000 in borrowings from the FHLB maturing in 30 days and $2,655,218 in retail repurchase agreements maturing overnight. At December 31, 1997 borrowings from the FHLB and retail customers were $12,500,000 and $5,845,740, respectively. All borrowings from the FHLB are secured by a blanket lien against the Bank's assets.

     Long-term FHLB advances mature in the year 2002. These advances are subject to repricing every six months at which time the issuer may convert the borrowing to a variable rate if current rates are higher. Should the issuer convert the borrowing, the Company may prepay the debt without penalty.

                                                         September 30, 1998               December 31, 1997
                                                         ------------------               -----------------
                                                                     Weighted                         Weighted
                                                                      Average                          Average
                                                   Amount                Rate          Amount             Rate
                                                  --------            -------          ------          --------
Short-term:
Securities sold under agreement
 to repurchase                                    $12,655,218         5.28%             18,345,740       5.54%
Other                                                     --          --                 1,497.000       6.31%
                                                 -------------       -------           -----------       -----
                                                  $12,655,218         5.28%             19,842,740       5.59%

Long-term:
Federal Home Loan Bank advances                    15,000,000         5.42%             15,000,000       5.42%
0                                                 ------------         -----             ----------       -----

Total borrowings                                  $27,655,218         5.36%             34,842,740       5.52%
                                                  ===========         =====             ==========       =====

Other Liabilities

     The $4,083,488 increase in other liabilities from $1,797,538 at December 31, 1997 to $5,881,026 at September 30, 1998 relates primarily to the accrual of $4,000,000 in security purchases. These purchases settled in October 1998.

Capital Adequacy

     At September 30, 1998, management believes that the Company was in compliance with all applicable regulatory requirements to be classified as "well capitalized" pursuant to FDIC regulations. The Company plans to remain well capitalized and manages the Bank accordingly. On August 11, 1998, $10.0 million in Capital Securities were issued by the Company's recently formed subsidiary, PBI CCapital Trust. Proceeds from the Capital Securities provide the Company with additional Tier I and Tier II capital. The Capital Securities, which represent the minority interest in equity accounts of subsidiaries, are limited to 25% of Tier I capital. As the Company's equity grows, a greater portion of the Capital Securities will count towards Tier I capital.

     Several large capital expenditures are planned for the remainder of 1998 through 1999. These include the purchase of the Doylestown and Easton branches, which are currently leased, and the completion of the Yardley branch construction. These expenditures are estimated to cost $2.0 million.

     The tables below depict the Company's capital components and ratios along with the "adequately" and "well" capitalized criteria as defined by the regulators. At September 30, 1998, the Company exceeded all regulatory requirements and is classified as "well capitalized".

                                                CAPITAL COMPONENTS

                                                    September 30, 1998         December 31, 1997
                                                    ------------------         ------------------
Tier I
 Shareholders' equity                                   $ 11,135,265              10,433,837
 Allowable portion of minority interest
   in equity of subsidiaries                               3,850,000
 Net unrealized security losses (gains)                      426,966                 (52,175)
                                                     ----------------           -------------
 Total Tier I Capital                                   $ 15,412,231              10,381,662
                                                        ============             ===========

Tier II
 Allowable portion of the allowance
 for loan losses                                      $   1,655,184                1,360,148
 Allowable portion of minority interest
 in equity of subsidiaries                                6,150,000                       --
 Allowable portion of subordinated debt                   1,500,000                1,500,000
                                                     --------------             ------------

 Total Tier II Capital                                $   9,305,184                2,860,148
                                                      =============             ============

 Total Capital                                         $ 24,717,415               13,241,810

 Risk-weighted assets                                   175,717,000              120,736,000


                                 CAPITAL RATIOS

                                         Actual                 Actual             Adequately        Well
                                   September 30, 1998      December 31, 1997       Capitalized    Capitalized
                                   ------------------      -----------------       -----------    -----------
Total risk-based
   capital/risk-weighted assets            14.07%                 10.97%               8.00%         10.00%
Tier I capital/risk-weighted
   assets                                   8.77%                  8.60%               4.00%          6.00%
Tier I capital/average
   assets (leverage ratio)                  7.02%                  5.51%               4.00%          5.00%


Liquidity

     Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, mortgage-backed securities and investments, and borrowings. While maturities and scheduled amortization of loans and investments are a predictable source of funds, deposit flows, loan prepayments and mortgage-backed securities prepayments are influenced by interest rates, economic conditions and competition.

     The Bank's primary asset deployment activities are the origination of loans secured by real estate, and the purchase of mortgage-backed securities, corporate bonds and other securities. During the nine months ended September 30, 1998, the Bank's loan portfolio grew $21,808,714 as compared to an increase of $20,144,477 for the same period in 1997. Purchases of mortgage-backed and other securities totaled $105,530,615 for the nine months ended September 30, 1998 as compared to $37,318,168 for the nine months ended September 30, 1997. These activities were funded primarily by deposit growth and borrowings, principal repayments on loans and mortgage-backed securities and by sales and calls of investments. In addition, the $10.0 million in proceeds from the Capital Securities issued in August 1998 were temporarily invested in investments available for sale. Proceeds from the sale of investment securities totaled $74,503,245 and $18,900,322 for the nine months ended September 30, 1998 and September 30, 1997, respectively. The Bank sold $55,444,887 in mortgage-backed securities in 1998 in reaction to higher than expected prepayments caused by generally lower and falling interest rates. Principal repayments on mortgage-backed securities totaled $8,444,557 for the nine months ended September 30, 1998 and $10,711,552 for the nine months ended September 30, 1997. Investment securities which were called and repaid by the issuer totaled $6,000,000 in 1998. There were no securities called in 1997.

     Deposits increased $30,802,198 during the nine months ended September 30, 1998 as compared to $22,695,645 during the same period in 1997. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The Bank offered a premium rate for nine-month certificates of deposit in February 1998, which accounted for approximately $11.6 million of the increase in deposits in 1998. In addition, $6,500,000 in public funds are also included in total deposits at September 30, 1998. Borrowings decreased $7,187,522 during the nine months ended September 30, 1998 and increased $5,676,550 during the nine months ended September 30, 1997. In January 1997, the Bank issued $1,500,000 in subordinated debt to supplement its Tier II and total capital ratios in order to remain "well capitalized". The subordinated debt matures on January 12, 2012 but can be prepaid with the written approval of the Federal Reserve Bank of Philadelphia. On August 11, 1998, the Company's recently formed subsidiary, PBI Capital Trust, issued $10,000,000 of 8.57% Capital Securities due August 15, 2028. Proceeds from the Capital Securities provide the Company with additional Tier I and Tier II capital.

     The Bank monitors it liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sales through its correspondent bank, Atlantic Central Bankers Bank. Conversely, overnight federal funds may be purchased to satisfy daily liquidity needs.

Additional  sources of funds are available  through use of one of the following:
$2,000,000 unsecured federal funds line of credit with Atlantic Central Bankers Bank or, the Bank's $43,329,000 borrowing limit at the Federal Home Loan Bank of Pittsburgh (the "FHLB"). The Bank could also sell or borrow against certain investment securities. At September 30, 1998, the Bank had $25,000,000 in borrowings outstanding at the FHLB.

PBI Capital Trust Securities

     On August 11, 1998, the Company's recently formed subsidiary, PBI Capital Trust (the "Trust") issued $10.0 million of 8.57% Capital Securities due August 15, 2028. The Trust is a statutory business trust created under the laws of Delaware. The Company is the sole owner of the Trust. The Trust used the proceeds from the Capital Securities to acquire $10.0 million in 8.57% Junior Subordinated Deferrable Interest Debentures issued by the Company. The Junior Subordinated Debentures are the sole assets of the Trust, and payments under the Junior Subordinated Debentures are the sole revenue of the Trust. The Company is using the proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, including, but not limited to, investments in and advances to its subsidiary, Premier Bank, repurchases of common stock of the Company, branch expansion, the purchase of certain branch facilities being leased and funding loans. The precise amount and timing of the application of the net proceeds used for such corporate purposes depends on the funding requirements and the availability of other funds to the Company and the Bank. At present, the majority of the net proceeds have been temporarily invested in investment securities available for sale. Proceeds from the Capital Securities provide the Company with additional Tier I and Tier II capital. The annual expense for the Capital Securities is $875,000.

     These Capital Securities are reported in the Consolidated Statements of Financial Condition under the caption "Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of the Corporation."

     As of and for the years ended December 31, 1997 and 1996.

Results of Operations

     The Company reported net income of $1,340,957 or $.49 diluted earnings per share for the year ended December 31, 1997. This represents an increase of $245,322 or 22.4% from the net income of $1,095,635 or $.40 diluted earnings per share reported in 1996. Return on average assets and return on average shareholders' equity were .78% and 14.28%, respectively, in 1997 compared with
 .85% and 13.32% in 1996.

     Results for 1997 reflect a higher net interest income of $5,916,221 in comparison with $4,559,645 for 1996 resulting principally from growth in interest earning assets. Results for 1997 also include $400,000 in provision for loan losses in comparison with $350,000 for 1996. Noninterest income amounted to $149,927, a decrease of $58,204 from the $208,131 earned in 1996. The decrease in non-interest income in 1997 as compared with 1996 is primarily due to lower gains on sales of loans held for sale and losses on the sale of real estate owned. Non-interest expense amounted to $3,735,191 for 1997, an $848,512 increase over the $2,886,679 reported in 1996. The increase in non-interest expense in 1997 is primarily due to the opening of the Bank's third branch in Southampton, Bucks County, Pennsylvania (Southampton branch) in February 1997, and an increase in lending and operations personnel in conjunction with the continued growth of the institution.

     The following table indicates certain key average balance sheet amounts and their corresponding earnings/expenses and rates.


        AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE SUMMARY

                                                  1997                                              1996
                                                  ----                                              ----
                                AVERAGE                           AVERAGE           AVERAGE                       AVERAGE
                                BALANCE         INTEREST           RATE             BALANCE        INTEREST         RATE
                                --------        --------          -------           --------       --------       -------
Assets
Interest-bearing
   deposits                     $298,644          14,334            4.80%          $  762,313         41,325        5.42%
Fed funds sold                 1,496,408          82,081            5.49%           1,182,305         62,133        5.26%
Investment securities
  available for sale
  Taxable                     50,572,153       3,384,850            6.69%          35,252,588      2,348,307        6.66%
 Tax-exempt(1)                 5,030,358         276,573            5.50%           4,844,426        262,381        5.42%
Investment securities
 held to maturity             13,749,072         937,551            6.82%          14,910,194      1,001,579        6.72%
                              ----------         -------            -----          ----------      ---------        -----

Total investment              69,351,583       4,598,974            6.63%          55,007,208      3,612,267        6.57%
  securities
Loans, net of
 unearned income(2)           95,146,116       8,753,303            9.20%          68,593,534      6,387,392        9.31%
                              ----------       ---------            -----          ----------      ---------        -----

                                                  1997                                                  1996
                                                  ----                                                  ----
 Total earning assets        166,292,751      13,448,692            8.09%         125,545,360    120,103,117        8.05%
 Cash and due from
    banks                      2,777,906                                            1,978,163
 Allowance for loan
    losses                    (1,142,571)                                            (829,894)
  Other assets                 4,269,907                                            1,816,642
                               ---------                                            ---------
Total assets                $172,197,993                                         $129,510,271
                            ============                                         ============

Liabilities and
 shareholders' equity
Interest checking             $8,829,154         224,223            2.54%          $6,178,914        150,795        2.44%
Money market
  deposit accounts             1,535,182          38,930            2.54%           1,374,314         34,544        2.51%
Savings accounts              42,107,494       1,648,694            3.92%          36,286,047      1,508,194        4.16%
Time deposits                 69,725,010       3,984,653            5.71%          51,165,128      2,894,233        5.66%
                              ----------       ---------            -----          ----------      ---------        -----

Total interest-              122,196,840       5,896,500            4.93%          95,004,403      4,587,766         4.83%
    bearing deposits
Short-term
   borrowings                 24,007,462       1,355,255            5.65%          17,003,164        955,706         5.62%
Long-term
  borrowings                   2,972,603         161,567            5.44%              -                -              -
Subordinated debt              1,467,123         119,149            8.12%              -                -              -

Total interest-bearing       150,644,028       7,532,471            5.00%         112,007,567      5,543,472         4.95%
  liabilities
Non-interest bearing
  deposits                     9,576,018                                            7,174,913
Other liabilities              2,586,024                                            2,100,022
Shareholders' equity           9,391,923                                            8,227,769
                               ---------                                            ---------
Total liabilities and
 shareholders' equity       $172,197,993                                         $129,510,271
                            ============                                         ============
  Net interest income/
   rate spread                                $5,916,221            3.09%                          4,559,645         3.10%
                                              ==========            =====                          =========         =====
  Net interest
margin(3)                                                           3.56%                                            3.63%
  Average interest
   earning assets as a
   percentage of
   average
   interest-bearing
   liabilities                 110.39%                                                112.09%

-----------------------------------

(1) Interest income on tax-exempt investment securities has not been presented on a tax-equivalent basis.

(2) Includes non-accrual loans of $511,903 and $651,165 on average in 1997 and 1996, respectively.

(3) Net interest margin is calculated as net interest income divided by average interest-earning assets.

Net Interest Income

     The Company's profitability, like that of most community financial institutions, is dependent to a large extent upon its net interest income. Net interest income depends upon the relative amounts of interest earning assets and interest-bearing liabilities and the interest rates earned or paid on them and, the amount of earning assets funded by on non-interest-bearing deposits, liabilities and shareholders' equity. Net interest income is the Company's primary source of operating income.

     The net  interest  rate  spread is the  difference  between  average  rates received on earning assets and average rates paid on interest-bearing liabilities. Net interest rate margin is net interest income divided by average interest-earning assets. Interest rates received and paid on loan and deposit products respectively, are generally heavily influenced by the overall interest rate environment and by competition.

     Net interest income for 1997 increased $1,356,576 or 29.8% to $5,916,221. The net interest margin was 3.56% for 1997 as compared to 3.63% for 1996. While the net interest spread was relatively unchanged for the year ended December 31, 1997 as compared to 1996, the decrease in net interest margin is attributed to the lower ratio of interest-earning assets to interest-bearing liabilities. The ratio of interest-earning assets to interest-bearing liabilities was 110.39% for 1997 as compared to 112.09% for 1996. The increase in net interest income is primarily a function of asset growth rather than rate changes. The increase in net interest income was due to the $40,747,391 or 32.5% increase in average earning assets combined with a 4 basis point increase in rate. Average investments and average loans increased $14,344,375 and $26,552,582, respectively. The average yield on investments was up 6 basis points while the average rate on loans declined 11 basis points in 1997. On the liability side, average interest-bearing deposits increased $27,192,437 or 28.6% with no change in average rate while non-interest bearing deposits increased $2,401,105 or 33.5%. Average borrowings increased $11,444,024 with a corresponding rate increase of 13 basis points in 1997.

     The Rate-Volume Analysis table below highlights the impact of changing rates and volumes on total interest income and interest expense.

             RATE VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                                  FOR THE YEARS ENDED                         FOR THE YEARS ENDED
                                                  -------------------                         -------------------
                                              DECEMBER 31, 1997 vs. 1996                   DECEMBER 31, 1996 vs. 1995
                                              --------------------------                   ----------------------------
                                       VOLUME          RATE            TOTAL          VOLUME         RATE           TOTAL
Interest income
  Fed funds sold                   $   17,127         2,821            19,948      $  (45,079)     (12,399)      (57,478)
  Interest-bearing deposits           (22,711)       (4,280)          (26,991)         36,525         (748)       35,777
  Investment securities held to
    maturity                          (78,985)       14,957           (64,028)        380,372       23,762       404,134
  Investment securities available
    for sale                        1,020,708        30,027         1,050,735       1,101,355          725     1,102,080
  Loans                             2,446,355       (80.444)        2,365,911       1,711,574      (94,131)    1,617,443
Total Interest income               3,382,494       (36,919)        3,345,575       3,184,747      (82,791)    3,101,956


                                                    FOR THE YEARS ENDED                           FOR THE YEARS ENDED
                                                 DECEMBER 31, 1997 vs. 1996                    DECEMBER 31, 1996 vs. 1995
Interest expense
  Interest checking                   67,078         6,350             73,428         35,567      (13,125)        22,442
  Money market accounts                4,077           309              4,386        (11,622)      (7,010)       (18,632)
  Savings                            231,659       (91,159)           140,500        494,672      (68,651)       426,021
  Time                             1,060,365        30,055          1,090,420        786,957       23,732        810,689
  Short-term borrowings              395,385         4,165            399,549        638,532      (20,705)       617,827
Long-term borrowings                 161,567            --            161,567            --           --             --
 Subordinated debt                   119,149            --            119,149            --           --             --
Total interest expense             2,039,279       (50,280)         1,988,999      1,944,106      (85,759)     1,858,347
Net interest income               $1,343,215        13,361          1,356,576      1,240,641        2,968      1,243,609


     Variances which were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Non-performing assets are treated as a change due to rate.

Interest Income

     Total interest income increased $3,345,575 or 33.1% in 1997 to $13,448,692. Higher average earning asset balances contributed $3,382,494 to interest income while changes in interest rates on earning assets negatively impacted interest income by $36,919. Higher average investment and loan balances added $2,446,355 and $941,723, respectively, to interest income in 1997. Lower yields on loans and interest bearing deposits negatively impacted total interest income by $80,444 and $4,280, respectively. The yield on earning assets increased 4 basis points to 8.09% with the average yields on fed funds sold, and investment securities increasing 23 basis points, and 6 basis points, respectively, during 1997. The yield on interest bearing deposits and loans decreased 62 basis points and 11 basis points, respectively, during the year.

     Non-accrual loans of $497,734 in 1997 and $870,961 in 1996 resulted in the nonrecognition of $51,900 and $80,434 in interest income for the respective periods. Non-accrual loans are included in the impact of rate changes.

Interest Expense

     Total interest expense increased $1,988,999 or 35.9% in 1997 to $7,532,471. A $38,636,461 or 34.5% increase in average interest-bearing liabilities to $150,644,028 resulted in an increase in interest expense of $2,039,279. Interest rates on total interest-bearing deposits were unchanged from 1996 at 4.83%. While the overall rate paid on interest-bearing deposits did not change, the deposit mix and the rates paid on the different products did change. Average interest checking accounts increased $2,650,240 or 42.9% to $8,829,154 while the corresponding rate increased 10 basis points. Average money market balances were basically unchanged while the average rate increased 3 basis points to 2.54%. Average savings accounts increased $5,821,447 or 16.0% to $42,107,494 while the rate declined 24 basis points to 3.92%. The average balance and rate on time deposits increased $18,559,882 or 36.3% to $69,725,010 and 5 basis points, respectively. The interest rate on short-term borrowings was basically unchanged while the average balance increased

$7,004,298 or 41.2% to $24,007,462. Interest expense of $161,567 and $119,149 on long-term borrowings and subordinated debt, respectively, issued in 1997 were treated as changes in volume as there were no such borrowings in 1996. Long-term borrowings are subject to repricing every six months and mature in the year 2002. The subordinated debt reprices annually and matures in the year 2012. The subordinated debt, which qualifies as Tier II capital, was issued for the purpose of funding the Bank's growth and maintenance of certain regulatory capital ratios.

Interest Rate Sensitivity

     As a financial institution, the Company is subject to interest rate risk. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Since all of the Company's interest-bearing liabilities and virtually all of the Company's interest-earning assets are located at the Bank, all significant interest rate risk management procedures are performed at the Bank level. Based upon the Bank's nature of operations, the Bank is not directly subject to foreign currency exchange or commodity price risk. At December 31, 1997, the Company does not have any hedging transactions in place such as interest rate swaps, caps or floors.

     The Bank analyzes interest rate risk/sensitivity through the use of gap analysis and simulation models. Interest rate risk/sensitivity management seeks to minimize the effect of interest rate changes on net interest income through periods of changing interest rates. The Asset/Liability Management Committee
(ALCO) is responsible for managing interest rate risk and for evaluating the impact of changing interest rate conditions on net interest income and net income.

     Gap analysis measures the difference between volumes of rate sensitive assets and liabilities and quantifies these repricing differences for various time intervals. Static gap analysis describes interest rate sensitivity at a point in time. However, it alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets and liabilities equally or simultaneously nor does it consider future growth. Interest rate sensitivity analysis also involves assumptions on certain categories of assets and deposits. For purposes of interest rate sensitivity analysis, assets and liabilities are stated at either their contractual maturity, estimated likely call date, or earliest repricing opportunity. Mortgage-backed securities and amortizing loans are scheduled based on their anticipated cash flow including estimated prepayments.

     Savings accounts, including passbook, statement savings, money market, and interest checking accounts, do not have a stated maturity or repricing term and can be withdrawn or repriced at any time. This may impact PBI's margin if more expensive alternative sources of deposits are required to fund loans or deposit runoff. Management projects the repricing characteristics of these accounts based on historical performance and assumptions that it believes reflect their rate sensitivity.

     A positive gap results when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities and generally means the institution will benefit during periods of rising interest rates. A negative gap results when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets and generally means the institution will benefit during periods of falling interest rates.

The following table depicts the Bank's year end 1997 gap analysis given management assumptions:

                                             INTEREST RATE SENSITIVITY

                        WITHIN 3      4 TO 6       7 MONTHS      1 TO 3        3 TO 5       AFTER
DECEMBER 31, 1997       MONTHS        MONTHS       TO 1 YEAR     YEARS         YEARS       5 YEARS       TOTAL
-----------------       ------        ------       ---------     -----         -----       -------       -----
Assets
  Interest-bearing
    deposits         $     85,823        --            --           --           --            --          85,823
Investment
    securities         16,592,070    5,797,034    15,208,052   10,300,848    5,453,892    24,251,879   77,603,775
  Loans                32,637,098    1,972,926     6,950,728   28,437,980   27,353,839    11,180,103  108,532,674

Total rate sensitive
  assets               49,314,991    7,769,960    22,158,780   38,738,828   32,807,731    35,431,982  186,222,272

Total cumulative
  assets               49,314,991   57,084,951    79,243,731  117,982,559  150,790,290   186,222,272           --
Liabilities
  Interest checking,
    money market and
    savings account     2,322,663    1,741,994     3,483,989   34,839,892   11,613,299     4,064,654   58,066,491
  Time deposits        14,264,074   10,078,857    25,808,896   22,530,489    1,251,043        26,032   73,959,391
  Short-term
    borrowings         14,094,429       97,429       194,858      779,432      779,432     3,897,160   19,842,740
  Long-term borrowings         --           --            --           --   15,000,000            --   15,000,000
  Subordinated debt     1,500,000           --            --           --           --            --    1,500,000

Total rate sensitive
  liabilities          32,181,166   11,918,280    29,487,743   58,149,813   28,643,774     7,987,846  168,368,622
                       ==========   ==========    ==========   ==========   ==========     =========  ===========

Total cumulative
  liabilities           32,181,166   44,099,446    73,587,189  131,737,002  160,380,776   168,368,622           --
Gap during period     $ 17,133,825  (4,148,320)   (7,328,963) (19,410,985)    4,163,957    27,444,136           --
Cumulative gap        $ 17,133,825   12,985,505     5,656,542 (13,754,443)  (9,590,486)    17,853,650           --
Cumulative gap as a
  percentage of earning
  assets                     9.20%        6.97%         3.04%      (7.39)%      (5.15)%         9.59%           --


     Due to the Bank's high growth rate to date, PBI also uses computer based simulation models to assess the impact of changes in interest rates on net interest income. The model incorporates management's business plan assumptions and related asset and liability yields, deposit sensitivity and the size, composition and maturity or repricing characteristics of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates.

     Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on management's estimate of balance sheet growth and composition and interest rates for the next year, net interest income in 1998 is expected to increase compared with 1997 net interest income.


                         NON-INTEREST INCOME COMPARISON

                                                                                             CHANGE
                                                  1997                 1996             AMOUNT       %
                                                  ----                 ----             ------       -
Service charges and other fees                $    148,113          126,700            21,413       16.90%
Gain (loss) on sale of investment
 securities
 available for sale                                 14,818           (5,582)           20,400      365.46%
Gain on sale of loans held for sale                 20,500           87,013           (66,513)     (76.44%)
Loss on sale of real estate owned                  (33,504)              --           (33,504)         --
                                               ------------          ------           --------     --------

          Total non-interest income           $    149,927          208,131           (58,204)     (27.97%)
                                              ============          =======           ========     ========

     Total non-interest income was $149,927 in 1997, a $58,204 decrease from the $208,131 earned in 1996. Income from the sale of loans held for sale was $66,513 lower in 1997. The Bank was engaged in the sale of residential loans for only five months in 1997 as compared to a full year in 1996. In both years the Bank engaged an outside company to originate residential mortgages on its behalf and arrange for the sale of loans with correspondents. The Bank's relationship with this outside company was terminated in May of 1997. In 1997, the Bank also sold three foreclosed commercial properties with a carrying value of $714,786 for a loss of $33,504. There were no sales of real estate owned in 1996. Service charges and other fees increased $21,413 and relate principally to monthly account maintenance and overdraft charges on deposit transaction accounts. This increase is a reflection of the 37.3% growth in transaction accounts from $17,551,169 at December 31, 1996 to $24,092,307 at December 31, 1997. The
Company had net gains of $14,818 from the sale of investment securities available for sale in 1997 as compared to a net loss of $5,582 in 1996.


                        NON-INTEREST EXPENSE COMPARISON
                                                                                         CHANGE
                                                 1997                1996         AMOUNT             %
                                                 ----                ----         ------             -
Salaries and employee benefits               $ 1,784,876         1,346,300       438,576          32.6%
Occupancy costs                                  400,196           282,375       117,821          41.7%
Data processing                                  381,840           270,477       111,363          41.2%
Professional services                            282,449           221,923        60,526          27.3%
Marketing                                        163,975           170,834        (6,859)         (4.0%)
Amortization of organization costs                24,000            72,000       (48,000)        (66.7%)
FDIC insurance premiums                           14,774             2,000        12,774         638.7%
Pennsylvania shares tax                           70,526            63,706         6,820          10.7%
Other                                            612,555           457,064       155,491          34.0%
                                             -----------        ----------       -------         ------
Total non-interest expense                    $3,735,191         2,886,679       848,512          29.4%
                                              ==========         =========       =======         ======

     Total non-interest expense increased $848,512 or 29.4% in 1997 to $3,735,191 from $2,886,679 in 1996. Much of this increase is directly related to the opening of the Bank's third full service branch in Southampton in February 1997, an increase in the lending and operations staff, and enhancements to computer systems. Salaries and benefits expense for 1997 increased $438,576 or
32.6 %, to $1,784,876 from $1,346,300 in 1996 and included the addition of seven full time equivalent employees. Occupancy expense increased $117,821 or 41.7% in 1997 to $400,196 from $282,375 in 1996. This increase is primarily due to the additional rent and depreciation of leasehold improvements for the Southampton location and relocation of the operations center to this facility.

     Data processing expense was $381,840 in 1997 and $270,477 in 1996, an increase of $111,363 or 41.2%. In May 1996 the Company's contract with its data processor was terminated and it converted to a new provider. The new data processing system was selected, in part, due to its ability to provide an image-based item processing platform as well as provide for the current and future needs of the Company including electronic banking capabilities. The new system is more expensive and requires higher cost computer networking and related communications expenses which were incurred for the full year of 1997. Other data processing cost increases relate to higher item processing and statement rendering costs associated with the growth in deposits. Additional expenditures were also incurred in 1997 as they relate to the relocation of the computer network to the Southampton operations center, equipping a new branch location, depreciation of new computer equipment and software, and outsourced network consulting.

     Professional services include legal, accounting and consulting expense. These costs increased $60,526 or 27.3% in 1997, to $282,449. This was partially due to the increased legal and other expenses related to the formation of the bank holding company in November 1997. Amortization of the Bank's start-up costs was completed in April 1997, as compared with a full year's expense in 1996. The FDIC insurance premium increased to $14,774 in 1997 from $2,000 in 1996, an increase of $12,774.

     Other expenses consist primarily of furniture and equipment expense, loan and real estate owned expense, employee travel and entertainment, stationary, supplies and postage. Other expense increased $155,491 to $612,555 in 1997 from $457,064 in 1996. A portion of this increase is attributed to $41,742 in expense to maintain real estate owned. Increases of $32,110, $26,754, and $15,823 in furniture and fixtures, stationary and postage expense, respectively, are attributed to the growth of the institution.

     In 1998, the Bank plans to open its fourth branch, the Yardley branch. This new branch is expected to increase overhead expenses by approximately $400,000 annually. The actual timing of the branch opening will determine the impact on overhead expenses in 1998.

Provision for Loan Losses

     The provision for loan losses represents the amount necessary to be charged to operations to bring the allowance for loan losses to a level considered adequate in relation to the risk of inherent losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. The provision was $400,000 in 1997 compared to $350,000 in 1996. The provision for loan losses increased in 1997 due to the overall increase in the size of the loan portfolio as well as the continuing concentration of commercial and commercial real estate loan originations. Gross charge-offs for 1997 were $524 versus $127,641 for 1996. Charge-offs in 1996 included $125,000 pertaining to one borrower. Because the Bank's loan portfolio is relatively immature given its recent growth rates, current chargeoff and nonperforming asset trends may not be indicative of future performance.

Income Taxes

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     Applicable income taxes and effective tax rates were $590,000 or 30.6 % for 1997 compared to $435,462 or 28.4% for 1996. The increase in the effective tax rate in 1997 is principally due to a decrease in the percentage of income derived from non-taxable loans and investments, and the end of certain tax deductible expenses relating to the formation of the Bank in 1992.

Financial Condition

Investment Securities

     Investment policies, approved annually by PBI's Board of Directors, include strict standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. The purchasing of specific investment securities, within such standards, is left to the judgment of management. At December 31, 1997 and 1996, 84.1% and 87.0%, respectively, of PBI's investment securities were either issued by U.S. government sponsored enterprises ("GSE's") or agencies.

     Investment securities are classified at the time of purchase by one of three purposes: trading, available for sale (AFS) or held to maturity (HTM). To date, the Bank has not purchased any securities for trading purposes. The Bank usually classifies securities, in particular mortgage-backed securities, as AFS to provide management the flexibility to sell certain securities and adjust its balance sheet in response to changing market conditions.

     Investments Held to Maturity

     Investment securities held to maturity are recorded at amortized cost and are purchased with the intent and ability to hold to maturity. The majority of securities included in this portfolio are U.S. government agency bonds with short term call options embedded. The call options minimize the price appreciation potential of bonds in a declining interest rate environment. In exchange for such call provisions, the Bank receives a higher yield on its investment. In a rising rate environment, calls would generally not be exercised leaving the Bank with below market investments in its portfolio.

     Investments Available for Sale

     The Bank usually classifies its investment securities purchased as AFS. This affords management the flexibility to sell securities in response to changes in market interest rates and related prepayment risk or in response to liquidity needs. The AFS portfolio is primarily comprised of mortgage-backed securities issued by GSE's (FNMA, FHLMC, GNMA) and municipal securities. During 1998 the Bank has also added high quality corporate bonds to its AFS portfolio. The AFS portfolio also includes certain equity investments which are required of the Bank as members of the FHLB, Fed, and Atlantic Central Bankers Bank. These equity securities are reported at cost which approximates fair value.

     AFS securities are reported at fair value, with unrealized gains and losses, net of tax effects, reported as a separate component of shareholders' equity, with no income statement effect. If interest rates rise, the value of the investment portfolio would be expected to decrease. If interest rates fall, the value of the investment portfolio would be expected to increase. Accordingly, changes in interest rates will impact the valuation of the AFS portfolio which will change reported shareholders' equity. The effects on shareholders' equity caused by these unrealized gains and losses in its AFS portfolio are excluded for regulatory capital purposes.

     The tables below depict details of the Bank's investment portfolio:


                              INVESTMENT SECURITIES

                                                         1997
                                                         ----

                              HELD TO MATURITY                        AVAILABLE FOR SALE
------------------------------------------------------------------------------------------------
                              AMORTIZED         ESTIMATED           AMORTIZED        ESTIMATED
                               COST            FAIR VALUE              COST         FAIR VALUE
------------------------------------------------------------------------------------------------

U.S. government agency
 obligations                $11,985,870       11,956,250                  --              --
Mortgage-backed
 securities                   3,183,768        3,143,715            50,131,927      50,121,230
State and municipal
 securities                        --               --              10,326,107      10,402,857
Equity securities                  --               --               1,780,050       1,793,050
Other debt securities              --               --                 117,000         117,000

Total                       $15,169,638       15,099,965            62,355,084      62,434,137
                            ===========       ==========            ==========      ==========
                                                         1996
                                                         ----

                              HELD TO MATURITY                        AVAILABLE FOR SALE
------------------------------------------------------------------------------------------------
                              AMORTIZED         ESTIMATED           AMORTIZED        ESTIMATED
                                COST            FAIR VALUE            COST          FAIR VALUE
------------------------------------------------------------------------------------------------

U.S. government
 agency obligations         $ 9,977,441        9,830,313                    --              --
Mortgage-backed securities    3,910,165        3,846,986            44,212,778      44,190,049
State and municipal
  securities                         --               --             6,662,286       6,695,319
Equity securities                    --               --             1,897,300       1,897,300
Other debt securities                --               --               117,000         117,000
                            ------------       ----------          ------------    ------------

   Total                    $13,887,606       13,677,299            52,889,364      52,899,668
                            ===========       ==========            ==========      ==========



          INVESTMENT SECURITIES MATURITIES AND WEIGHTED AVERAGE YIELDS
                                  UNDER                                        OVER 10
DECEMBER 31, 1997                 1 YEAR      1-5 YEARS      5-10 YEARS          YEARS        TOTAL
-----------------                 ------      ---------      ----------        --------       -----
 INVESTMENT SECURITIES
 AVAILABLE FOR SALE
Mortgage-backed
 securities:
  Fair value                   $8,136,630     19,403,808      11,968,055      10,612,737    50,121,230
  Weighted
 average yield                       7.07%          7.07%           7.05%           7.09%         7.07%
State and municipal
 securities:
  Fair value                           --             --              --      10,402,857    10,402,857
  Weighted average yield               --             --              --            5.32%         5.32%
Equity securities:
  Fair value                           --             --              --       1,793,050     1,793,050
  Weighted average yield               --             --              --            6.16%         6.16%
Other debt securities:
  Fair value                         2,000         15,000         100,000             --       117,000
  Weighted average
   yield                              2.00%          3.00%           7.50%            --          6.83%

TOTAL FAIR VALUE                $8,138,630     19,418,808      12,068,055     22,808,644    62,434,137
                                ==========     ==========      ==========     ==========    ==========

WEIGHTED AVERAGE
 YIELD                                7.07%          7.07%           7.05%          6.21%         6.75%

INVESTMENT
 SECURITIES HELD TO MATURITY
U.S. government
 agency obligations:
  Amortized cost                $       --      1,000,000       2,985,870       8,000,000    11,985,870
  Weighted average yield                --           5.96%           6.46%           7.38%         7.03%
Mortgage-backed
 securities:
  Amortized cost                  1,184,645     1,891,861         106,990             272     3,183,768
  Weighted average
 yield                                6.41%          6.45%           7.12%           6.91%         6.46%

TOTAL AMORTIZED
 COST                            $1,184,645      2,891,861       3,092,860       8,000,272    15,169,638
                                 ==========      =========       =========       =========    ==========

WEIGHTED
 AVERAGE YIELD                        6.41%          6.28%           6.48%           7.38%         6.93%


Loans

     Loans are the most significant component of earning assets. Inherent within the lending function is the evaluation and acceptance of credit risk and interest rate risk along with the opportunity cost of alternative deployment of funds. PBI manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices. PBI's commercial lending activity is focused on small businesses and professionals within the local community. More than 90% of the loan portfolio is collateralized at least in part by real estate as shown by the following table:

                                 LOAN PORTFOLIO

DECEMBER 31,                           1997         % OF TOTAL            1996         % OF TOTAL
------------                           ----         ----------            ----         ----------
Real estate-farmland                $    500,000           0.46%      $        --             --%
Real estate-construction               1,188,288           1.09%        1,952,730           2.35%
Real estate-residential               22,965,889          21.10%       19,665,913          23.67%
Real estate-multi-family               1,948,943           1.79%        1,137,649           1.37%
Real estate-commercial                72,372,260          66.48%       52,731,559          63.47%
Commercial                             9,084,458           8.35%        6,861,611           8.26%
Consumer installment                     797,671           0.73%          735,124           0.88%
                                    ------------         -------     ------------         -------

Total                               $108,857,509         100.00%      $83,084,586         100.00%


                    LOAN MATURITIES AND INTEREST SENSITIVITY

                                   UNDER                  1-5             OVER
DECEMBER 31, 1997                  1 YEAR             YEARS             5 YEARS             TOTAL
-----------------                  ------             -----             -------             -----

Real estate-farmland               $    500,000                --               --          500,000
Real estate-construction              1,188,288                --               --        1,188,288
Real estate-residential               8,812,860        12,242,768        1,910,261       22,965,889
Real estate-multi-family                206,527         1,195,095          547,321        1,948,943
Real estate-commercial               12,140,767        54,317,415        5,914,078       72,372,260
Commercial                            3,657,673         4,966,674          460,111        9,084,458
Consumer installment                    343,577           454,094               --          797,671
                                  -------------     -------------  -----------------   -------------

Total                               $26,849,692        73,176,046        8,831,771      108,857,509



     The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 1997:

       Loans with fixed predetermined interest rates      $69,003,743
       Loans with variable or adjustable interest rates    $13,004,074

     The Bank's real estate loan portfolio, which is concentrated primarily within the greater Lehigh and Delaware Valleys (Eastern Pennsylvania), is subject to risks associated with the local economy.

     The Bank continues to pursue new commercial banking relationships and to develop new products to meet the credit needs of the community. The production of commercial loans is directly related to the number of lenders. Accordingly, the Bank continues to hire commercial loan officers and plans to add more as future opportunities exist.

Allowance for Loan Losses

     The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risk inherent in PBI's loan portfolio, and considers various factors, including current economic conditions, actual loss experience and the current risk profile of the portfolio which is based, in part, on the composition of loan types within the portfolio. Each loan is assigned a specific loan loss reserve using a scoring system. This scoring system takes into consideration collateral type and value, loan to value ratios, the borrower's risk rating and other factors. Borrower risk ratings are determined by loan officers at the inception of each loan and are subject to on-going analysis and update. Homogeneous loans, comprised primarily of home equity and nonreal estate secured consumer loans, are analyzed in the aggregate. Since the Bank is less than six years old with a limited history of loan losses, management also uses peer group analysis to gauge the overall reasonableness of its loan loss reserves.

     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

     While the allowance is primarily determined and calculated based on specific loans or loan categories, the total allowance is considered available for losses in the entire loan portfolio. While PBI believes that its allowance is adequate to cover losses in the loan portfolio, there remain inherent uncertainties regarding future economic events and their potential impact on asset quality.

     A loan is considered impaired, based on current information and events, if it is probable that PBI will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled $497,734 and $870,961, respectively, of which $497,734 and $507,140 related to loans with a corresponding valuation allowance of $50,823 and $126,785, respectively. Most of the loans identified as impaired are collateral-dependent.


                       ALLOWANCE FOR LOAN LOSS ALLOCATION


December 31,                                          1997                                       1996
-------------                                         ----                                       ----
                                                                    % OF LOANS                           % OF LOANS
                                                                            TO                                  TO
                                               AMOUNT              TOTAL LOANS           AMOUNT           TOTAL LOANS
                                              -------              -----------           ------          ------------
Balance at end of period
 applicable to:
  Real estate-farmland                     $    5,026                    0.46%       $     --                --
  Real estate-construction                     37,297                    1.09%           94,901              2.35%
  Real estate-residential                     271,697                   21.10%          201,055             23.67%
  Real estate-multi-family                     18,785                    1.79%           12,960              1.37%
  Real estate commercial                      875,503                   66.48%          559,291             63.47%
  Commercial                                  141,718                    8.35%           75,866              8.26%
  Consumer installment                         10,122                    0.73%           16,869              0.88%
                                               ------                    -----           ------              -----

  Total                                    $1,360,148                  100.00%           $960,672          100.00%
                                           ==========                  =======           ========          =======



                            ALLOWANCE FOR LOAN LOSSES

YEAR ENDED DECEMBER 31,                     1997                      1996
-----------------------                     ----                      ----
Balance, January 1                 $      960,672                     738,313
Charge-offs:
  Real estate-commercial                  --                          125,000
  Consumer installment                        524                       2,641
                                    --------------                   ---------

Total charge-offs                             524                     127,641
Provision for loan losses                 400,000                     350,000
                                   --------------                   ---------

Balance, December 31               $    1,360,148                     960,672
                                   ==============                     =======

Total gross loans
  Average                          $   95,403,549                   68,770,995
  Year-end                            108,857,509                   83,084,586

Ratios
Charge-offs to:
  Average loans                                --                       0.19%
  Loans at year-end                            --                       0.15%
  Allowance for loan los                    0.04%                      13.29%
  Provision for loan losses                 0.13%                      36.47%

Allowance for loan losses to:
  Total gross loans at year-end             1.25%                       1.16%
  Non-performing loans                    209.64%                      88.75%


Non-Performing Assets

     Non-performing assets are defined as accruing loans past due 90 days or more, non-accruing loans, restructured loans, and other real estate owned. Non-performing assets represented .67% and .96% of total assets at December 31, 1997 and 1996, respectively.

     Non-accrual loans are those on which the accrual of interest has ceased. Loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest.

     Included in the loan portfolio are non-accruing loans of $497,734 and $870,961 at December 31, 1997 and 1996, respectively. If interest had been accrued throughout the period on these loans, interest income for the years ended December 31, 1997 and 1996, would have increased approximately $51,900 and $80,434, respectively. There was no interest income on these loans included in net income in 1997. In 1996, $10,101 in interest income was recorded on non-accrual loans.

     Other real estate owned totaled $638,286 at December 31, 1997 and $389,253 at December 31, 1996. This real estate is recorded at the fair value of the property less estimated costs to sell.

                              NON-PERFORMING ASSETS


December 31,                                       1997                   1996
------------                                       ----                   ----
Loans past due 90 days or more and accruing
  Real estate-construction                      $146,492               $210,623
  Consumer installment                             4,576                    820
 Total loans past due 90 days or
 more and accruing                               151,068                211,443
Loans accounted for on a non-accrual basis
  Real estate-construction                       299,200                299,200
 Commercial                                      919,534                571,761
 Consumer installment                              7,000                     --
                                               ---------           ------------
     Total non-accural loans                     497,734                870,961
Real estate owned                                638,286                389,253
                                                 -------                -------

     Total non-performing assets              $1,287,088             $1,471,657
                                              ==========             ==========

Total as a percentage of total assets              0.67%                  0.96%

Deposits

     The Bank, a traditional community-based bank, is largely dependent upon its base of competitively priced core deposits to provide a stable funding source. The Bank has retained and grown its customer base since inception through a combination of price, quality service, convenience, and a stable and experienced staff. Core deposits, which exclude time deposits greater than $100,000, were $129,528,602 or 90.2% of total deposits at December 31, 1997. Total time deposits as of December 31, 1997 were $73,959,391 or 51.5% of total deposits, of which $23,511,623 mature after one year. Depending on market conditions, management prices its time deposits in an effort to lengthen the maturities of deposit liabilities beyond one year. Over the twelve month period ending December 31, 1997, the Bank experienced a strong retention rate on maturing certificates of deposit.

     PBI primarily attracts deposits from within its market area by offering various deposit products, including demand deposits, interest checking accounts, money market accounts, savings accounts and time deposits. Recently financial institutions have been challenged to increase core deposits. Record performance by the U.S. stock markets and the proliferation of mutual funds have absorbed much of the domestic savings dollars.

     Total deposits increased 21.6% to $143,603,202 at December 31, 1997, from $118,093,242 at year end 1996. An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased $29,593,542 or 29.0% in 1997 and $28,812,824 or 39.3% in 1996. Average
non-interest-bearing deposits increased $2,401,105 or 33.5% to $9,576,018 in 1997 and $2,092,237 or 41.2% in 1996 to $7,174,913. Non-interest-bearing deposits are an important source of funds for a bank because they lower the bank's overall deposit costs. Average interest checking accounts increased $2,650,240 or 42.9% in 1997 to $8,829,154 and $1,421,137 or 29.9% in 1996 to
$6,178,914. Average time deposits increased $18,559,882 or 36.3% in 1997 and $13,916,606 or 37.4% in 1996, while average money market accounts increased $160,868 or 11.7% in 1997 and decreased $434,664 or 24.0% in 1996. The yield on
PBI's money market accounts was basically unchanged during 1997. To date, money market accounts have not been a significant source of funds for the Bank. Time deposits are generally more sensitive to rising rates as financial institutions are more likely to increase rates on these deposits as opposed to non-maturity deposits. Additional deposit growth will be accomplished through deposit promotions, business development programs and continued branch expansion.


                    AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

YEAR ENDED DECEMBER 31,                   1997                                             1996
-----------------------                   ----                                             ----
                                          BALANCE                RATE              BALANCE        RATE
Noninterest-bearing deposits        $      9,576,018              --          $  7,174,913          --
Interest checking                          8,829,154              2.54%          6,178,914          2.44%
Money market deposit accounts              1,535,182              2.54%          1,374,314          2.51%
Savings accounts                          42,107,494              3.92%          36,286,047         4.16%
Time deposits                             69,725,010              5.71%          51,165,128         5.66%
                                          ----------             -----          ---------------    -------

  Total                             $    131,772,858              4.45%       $  102,179,316        4.46%
                                    ==================            =====       ==============        =====

                  MATURITY OF TIME DEPOSITS OF $100,000 OR MORE


YEAR ENDED DECEMBER 31,                                  1997

Three months or less                             $    5,810,476
Over three through six months                         1,770,437
Over six through twelve months                        2,884,071
Over twelve months                                    3,609,616
                                                      ---------

  Total                                          $   14,074,600
                                                 ==============

     At year end 1997 time deposits greater than $100,000 included $3,000,000 of public funds deposits from one municipality which was secured by investment securities.

Capital Adequacy

     A strong capital position is fundamental to support the continued growth and profitability of the institution. In addition, the Bank is subject to
various  regulatory  capital   requirements  as  issued  by  banking  regulatory
authorities. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on available for sale securities and certain intangible assets), Tier II capital (which includes a portion of the allowance for loan losses and certain other instruments including subordinated debt), and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total assets.

     At December 31, 1997, the Bank believes it was in compliance with all applicable regulatory capital requirements to be classified as "well capitalized" pursuant to the FDIC regulations. PBI plans to remain "well capitalized" and manages the Bank accordingly.

         The following table depicts the Bank's capital components and ratios along with the "adequately" and "well" capitalized criteria as defined by the regulators.

                               CAPITAL COMPONENTS


DECEMBER 31,                             1997                       1996
------------                             ----                       ----
Tier I
Shareholders' equity                $ 10,328,646                    8,942,793
Intangible assets                           --                        (24,000)
Net unrealized security gains            (52,175)                      (6,799)
                                   --------------                   ----------

Total Tier I                        $ 10,276,471                    8,911,994
                                    ============                    =========

Tier II
Allowable portion of the
   allowance for loan losses        $  1,360,148                      960,672
Allowable portion of
   subordinated debt                   1,500,000                         --
                                    -------------                   ---------

Total Tier II                       $  2,860,148                      960,672
                                    =============                 ===========

Total capital                       $ 13,136,619                    9,872,666
                                    =============                 ===========
Risk-weighted assets                 120,736,000                   90,600,000

                                 CAPITAL RATIOS

                          ACTUAL         ACTUAL          "ADEQUATELY"                   "WELL"
DECEMBER 31,               1997           1996        CAPITALIZED RATIOS           CAPITALIZED RATIOS
------------           ------------   ------------    ------------------           ------------------

Total risk-based
 capital/
risk-weighted
  assets                 10.88%          10.90%             8.00%                        10.00%

Tier I capital/
risk-weighted
 assets                   8.51%           9.84%             4.00%                         6.00%

Tier I capital/
average assets
 (leverage ratio)         5.45%           5.80%             4.00%                         5.00%

     The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available for that purpose. The Company is restricted as to the amount of dividends that it can payholders of its common stock by virtue of the restrictions on the Bank's abilityto pay dividends to the Company. Payment of dividends by the Bank is subject to the regulatory restrictions set forth in the Pennsylvania Banking Code of 1965, the Federal Reserve Act and the Federal Deposit Insurance Corporation Act.

     The Pennsylvania Banking Code of 1965 provides that cash dividends may bedeclared and paid only out of accumulated net earnings which are $2,384,881 at December 31, 1997. Cash dividends must be approved by the Federal Reserve Board if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank's net profits for that year plus its retained net profits from the preceding two yearsless any required transfers to surplus or a fund for the retirement of preferredstock, if any. The Federal Deposit Insurance Corporation Act generally prohibitsall payments of dividends by any bank which is in default of any assessment of the FDIC. As of December 31, 1997 and 1996, the Bank was not in default of any FDIC assessments.

     As a practical matter, the Company has not, nor plans to pay cash dividends in the foreseeable future. All earnings are being retained to help finance the continued growth of the institution. The growth rate of the institution continues to exceed returns on equity. If this trend continues, the Company will need additional capital. The formation of the holding company in November 1997 was largely for the purpose of providing additional capital raising alternatives which the Company will consider in 1998 and beyond. In January 1997, the Bank issued $1,500,000 in subordinated debt to supplement its Tier II and total capital ratios in order to remain "well capitalized".

     Capital Leverage Strategy

     The Bank intends to maintain its classification as a "well capitalized" bank as defined by its regulators. Current capital levels exceed all such regulatory requirements. A portion of this "excess" capital has been temporarily deployed through the use of a capital leverage strategy whereby the Bank invests in high quality mortgage-backed securities, municipal, corporate and U.S.
government agency securities ("leverage assets") funded by short and intermediate term borrowings principally from the FHLB of Pittsburgh. The capital leverage strategy generates additional earnings for the Company by virtue of a positive interest rate spread between the yield on the leverage assets and the cost of the borrowings. This positive spread is created because the average term to maturity of the leverage assets exceeds that of the borrowings used to fund their purchase. The net interest income earned on the leverage strategy would be expected to decline in a rising interest rate environment. To date, the capital leverage strategy has been undertaken in accordance with limits established by the Board of Directors, aimed at enhancing profitability under moderate levels of interest rate exposure.

Liquidity

     Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, mortgage-backed securities and investments, and borrowings. While maturities and scheduled amortization of loans and investments are a predictable source of funds, deposit flows, loan prepayments and mortgage-backed securities prepayments are influenced by interest rates, economic conditions and competition.

     The primary asset deployment activities of the Bank are the origination of loans secured by real estate, and the purchase of mortgage-backed and other securities. During the year ended December 31, 1997, the Bank's loan portfolio grew $26,737,265 as compared to an increase of $22,588,404 for the year ended December 31, 1996. Purchases of mortgage-backed and other securities totaled $54,644,870 for the year ended December 31, 1997 compared to $60,402,105 for the year ended December 31, 1996. These activities were funded primarily by deposit growth and borrowings, principal repayments on loans and mortgage-backed securities, and by sales and calls of investments. Principal repayments on mortgage-backed securities totaled $11,673,262 during the year ended December 31, 1997, compared to $10,085,629 for the year ended December 31, 1996. Investment securities which were called and repaid by the issuer totaled $3,000,000 and $2,000,000, respectively, during the fiscal years ended December 31, 1997 and 1996.

     In addition, the Bank uses overnight fed funds and interest-bearing deposits in other banks to absorb daily excess liquidity. Conversely, overnight fed funds may be purchased to satisfy daily liquidity needs. Fed funds are sold or purchased overnight through a correspondent bank which diversifies the holdings to an approved group of commercial banks throughout the country.

     Deposits increased $25,509,960 and $25,286,040 during the years ended December 31, 1997 and 1996, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. Deposit growth over the past two years has been achieved primarily through aggressive pricing, direct marketing, the maturation of existing branches and branch expansion. Recent bank mergers have also resulted in new deposits for the Bank as many customers switched to community banks as an alternative to the larger financial institutions. In addition, the Southampton branch was opened in February 1997. The Southampton branch had total deposits in excess of $9,000,000 at December 31, 1997. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1997 totaled $50,447,768. Based upon the Company's current pricing strategy and deposit retention experience, management believes that a significant portion of such deposits will remain with the Company. Net borrowings increased $12,702,172 during the fiscal year ended December 31, 1997, with the majority of this growth in borrowings from the FHLB of Pittsburgh. As part of its master credit agreement, the FHLB maintains a blanket lien against all assets of the Bank.

     Shareholders' equity increased $1,491,044 during the year ended December 31, 1997. The increase was principally attributed to net income of $1,340,957. Stock options exercised in December 1997 contributed $105,192 to capital.

     The Bank is required to maintain a minimum average daily balance of liquid assets and short-term liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings as defined by the Federal Reserve Board. The reserve balance maintained in accordance with such requirement was $751,000 as of December 31, 1997. The Bank was also required to maintain $300,000 on deposit with its correspondent bank at year end 1997.

     The Bank monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sales through its primary correspondent bank. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of one of the following: $2,000,000 unsecured fed funds line of credit with Atlantic Central Bankers Bank or, the Bank's $58,704,000 borrowing limit at the FHLB of Pittsburgh. The Bank could also sell or borrow against investment securities. At December 31, 1997, the Bank had $27,500,000 in borrowings outstanding at the FHLB of Pittsburgh. The Bank had a remaining unused borrowing capacity from the FHLB of Pittsburgh of $31,204,000.

     In 1998 the Bank plans to exercise the purchase options on its leases for both its Doylestown and Easton offices. Also, the Bank plans to construct its Yardley branch on land already owned. Such capital expenditures will aggregate approximately $2,000,000 in 1998.

Year 2000 Issues

     The following section contains forward-looking statements which involve risks and uncertainties. The actual impact on the Company of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified below.

     The "Year 2000 Problem" (Y2K) arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. This could cause entire system failures, miscalculations, and disruptions of normal business operations including, among other things, a temporary inability to process transactions, generate statements, compute payments, interest or delinquency, or engage in similar daily business activities. The extent of the potential impact of the Year 2000 Problem is not yet known, and if not timely corrected, it could affect the global economy.

     The Bank is subject to the regulation and oversight of various banking regulators, whose oversight includes the provision of specific timetables, programs and guidance regarding Year 2000 issues. Regulatory examination of the Bank's Year 2000 programs are conducted on a quarterly basis and reports are submitted by the Bank to the banking regulators on a periodic basis. In addition, oral reports are currently provided on a monthly basis to the Board of Directors.

     Company's State of Readiness

     Management is committed to ensuring that the Company's daily operations suffer little or no impact from the century date change. The Company has applied due diligence throughout the Y2K process, following the guidelines contained in the series of Federal Financial Institutions Examinations Council's Interagency Guidelines and the SEC's Release No. 33-7558. The guidelines identify the following phases: awareness, assessment, renovation or remediation, testing or validation and implementation.

     Based on an ongoing assessment, the Company has determined that it will be required to modify or replace portions of its software so that its computer systems will properly use dates beyond December 31, 1999. The Company presently believes that as a result of modifications to existing software and hardware and conversions to new software, the Year 2000 Problem can be mitigated. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Problem could have a material adverse impact on the operations of the Company.

     Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the Year 2000. The Company has developed a comprehensive inventory of all PC based applications, third-party relationships, environmental systems, proprietary programs and non-computer related systems (such as postage meters and fax machines). The Company recognizes that the Bank's operating, processing and accounting operations are computer reliant and could be affected by the Y2K issue and has developed a plan to make the systems Y2K ready and to conduct testing on them by March 1999. As of September 30, 1998, approximately 80% of the Company's systems were Year 2000 ready, with all systems expected to be ready by March 1999.

     The Company has acquired its mission-critical system which supports the Company's core business processes from a highly regarded third-party vendor. This vendor began in 1997 and completed by October 1998 renovations to its systems to make them Y2K ready. The remediated software was placed into daily production in September 1998. Beginning in November 1998, the Bank, along with other clients of this vendor, will begin comprehensive testing of the system's Y2K readiness. Such testing is anticipated to be completed in January 1999. However, because most computer systems are, by their very nature, interdependent, it is possible that noncompliant third-party computers could impact the Company's computer systems. The Company could be adversely affected by the Y2K problem if it or unrelated parties fail to successfully address the problem. The Company has taken steps to communicate with the unrelated parties with whom it deals to coordinate Year 2000 compliance. Additionally, the Company is dependent on external suppliers, such as, wire transfer systems, telephone systems, electric companies, and other utility companies for continuation of service. The Company is also assessing the impact, if any, the century date change may have on its credit risk.

     The Company has initiated communications with all of its significant vendors, suppliers and large commercial customers to determine the extent to which the Company is vulnerable to those third-parties' failure to remedy their own Year 2000 Problems. The Y2K Project Manager has available each vendors' Y2K readiness efforts which includes their remediation plan, renovation approach, testing methodologies and target dates. In the event that any of the Company's significant vendors, suppliers and large commercial customers do not successfully achieve Year 2000 compliance in a timely manner, the Company's business or operations could be adversely affected. If significant suppliers fail to meet Year 2000 operating requirements, the Company intends to engage alternative suppliers. For insignificant vendors, the Company will not necessarily validate that they are Year 2000 compliant. However, for any insignificant vendor who responds that they will not be compliant by March 1999, the Company will seek a new vendor or system that is compliant. The Bank has surveyed its large commercial customers as to their Y2K preparedness. At the present time, in excess of 95% of these surveys have been returned. Respondents have acknowledged their awareness of Y2K issues and currently believe that these issues will not materially affect their financial condition, liquidity, or results of operations. The extent to which customers are Y2K compliant is considered in the Bank's decision to extend credit.

     Costs of Year 2000

     As of September 30, 1998, $31,000 has been expended as Year 2000 costs. Management expects to spend a total of $150,000 for the entire project. Of the total project's cost, approximately $75,000 is attributable to the purchase of new software which will be capitalized. The remaining $75,000 will be expensed as incurred over the next 15 months. The estimated Year 2000 project costs include the costs and time associated with the impact of third-parties' Year 2000 issues, and are based on presently available information. The total cost of the project is being funded through operating cash flows. The Company continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Accordingly, the Company does not expect the amounts required to be expensed over the next 15 months to have a material effect on the financial position or results of operations. The Company believes that the cost of addressing the Y2K issues will not be a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial conditions. However, if compliance is not achieved in a timely manner by the Company or any of its significant related third-parties, be it a supplier of services or customer, the Y2K issue could possibly have a material effect on the Company's operations and financial position. The Company believes that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues do not represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

     The cost of the projects and the date on which the Company plans to complete both Year 2000 modifications and systems conversions are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

     Risks of Year 2000

     At present, management believes it's progress in remedying the Company's systems, programs and applications and installing Y2K compliant upgrades is on target. The Y2K computer problem creates risk for the Company from unforeseen problems in its own computer systems and from third-party vendors who provide the majority of mainframe and PC based computer applications. Failure of third-party systems relative to the Y2K issue could have a material impact on the Company's ability to conduct business.

     Contingency Plans

     The Company is in the process of obtaining back-up service providers, working up contingency plans and assessing the potential adverse risks to the Company. The Company's contingency plans involve the use of manual labor to compensate for the loss of certain automated computer systems and inconveniences caused by disruption in command systems.

     A contingency plan will be developed for mission-critical and required mainframe and PC based applications, third-party relationships, environmental systems, proprietary programs and non-computer related systems. This contingency plan will identify scheduled completion dates, test dates and trigger dates.

     A business resumption contingency plan is currently under development with a target completion date of June 1999. The resumption contingency plan will calculate a risk factor for each core business line and/or product. Based upon the calculated risk factor, such business resumption contingency plan will be designed and tested.

Impact of Inflation and Changing Prices

     The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Recent Accounting Pronouncements

Reporting Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement No. 130 requires that the components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

This Statement does not require a specific format for that financial statement, but requires that an enterprise display an amount representing comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. All financial statements included herein reflect the provisions of Statement No. 130.

Operating Segment Disclosure

     In June  1997,  the FASB  issued  Statement  No.  131,  "Disclosures  About
Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement No. 131 is effective for periods beginning after December 15, 1997. The impact, if any, of the Statement on the Company would be to require additional disclosures in the Company's financial statements.

Employers' Disclosures about Pension and Other Postretirement Benefits

     In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends the disclosure requirements of Statement No. 87, "Employers' Accounting for
Pensions," Statement No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and Statement No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Statement No. 132 is applicable to all entities. This Statement standardizes the disclosure requirements of Statement Nos. 87 and 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. Statement No. 132 only addresses disclosure and does not change any of the measurement recognition provisions of Statement Nos. 87, 88, and 106. This Statement is effective for fiscal years beginning after December 15, 1997. Restatement of comparative period disclosures is required unless the information is not readily available, in which case the notes to the financial statements shall include all available information and a description of information not available. The impact, if any, of this Statement on the Company would be to require additional disclosures in the Company's financial statements.

Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities". This Statement standardizes the accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and those used for hedging activities, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The Statement categorized derivatives used for hedging purposes as either fair value hedges, cash flow hedges, foreign currency fair value hedges, foreign currency cash flow hedges, or hedges of certain foreign currency exposures. The Statement generally provides for matching of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, so long as the hedge is effective. Prospective application of Statement No. 133 is required for all fiscal years beginning after June 15, 1999, however earlier application is permitted. Currently, the Company does not use any derivative instruments nor does it engage in any hedging activities. The Company has not yet determined the impact, if any, of this Statement, including its provisions for the potential reclassifications of investment securities, on earnings, financial condition or equity.

Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise

     In October 1998, the FASB issued Statement No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This Statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed securities based on the ability and intent to sell or hold those investments, except that a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. This Statement is effective for the first fiscal quarter beginning after January 30, 1999 with earlier adoption permitted. This Statement provides a one-time opportunity for an enterprise to reclassify, based on the ability and intent on the date of adoption of this Statement, mortgage-backed securities and other beneficial interests retained after securitization of mortgage loans held for sale from the trading category, except for those with commitments in place. The Company has not yet determined the impact, if any, of this Statement, including, if applicable, its provisions for the potential reclassifications of certain investment securities, on earnings, financial condition or equity.


                                        SUMMARY OF QUARTERLY FINANCIAL DATA

                                               QUARTERS ENDING 1997

                                        DEC 31             SEPT 30           JUNE 30           MARCH 31
                                        ------             -------           -------           --------

Interest income                      $  3,685,112           3,519,620        3,233,895         3,010,065
Interest expense                        2,066,718           1,993,421        1,798,756         1,673,576
                                     ------------           ---------        ---------         ---------

Net interest income                     1,618,394           1,526,199        1,435,139         1,336,489
Provision for loan losses                 120,000             105,000          100,000            75,000
Non-interest income                        16,183              56,471           37,414            39,859
Non-interest expense                      969,556             958,675          934,016           872,944
                                     ------------          ----------       ----------         ---------

Income before income tax                  545,021             518,995          438,537           428,404
Income tax expense                        150,000             160,000          145,000           135,000
                                     ------------          ----------       ----------         ---------

Net income                           $    395,021             358,995          293,537           293,404
                                     ============          ==========       ==========         =========

Basic earnings per share                     0.15                0.14             0.11              0.11
Diluted earnings per share                   0.14                0.13             0.11              0.11

                                                QUARTERS ENDING 1996

                                         DEC 31             SEPT 30               JUNE 30         MARCH 31
                                         ------             -------               -------         --------

Interest income                      $  2,825,961           2,622,530        2,406,058         2,248,568
Interest expense                        1,558,278           1,453,354        1,311,562         1,220,278
                                     ------------           ---------        ---------         ---------

Net interest income                     1,267,683           1,169,176        1,094,496         1,028,290
Provision for loan losses                 210,000              62,500           37,500            40,000
Non-interest income                        41,188              52,604           42,119            72,220
Non-interest expense                      784,005             738,858          703,254           660,562
                                     ------------           ---------       ----------        ----------

Income before income tax                  314,866             420,422          395,861           399,948
Income tax expense                         52,711             141,000          124,000           117,751
                                     ------------           ---------       ----------        ----------

Net income                           $    262,155             279,422          271,861           282,197
                                     ============           =========       ==========        ==========

Basic earnings per share                     0.10                0.11             0.10              0.11
Diluted earnings per share                   0.10                0.10             0.10              0.11


     A $125,000 charge-off for one borrower was recorded in December 1996. The $210,000 provision for loan losses in the fourth quarter of 1996 included an amount to replenish the allowance for loan losses for this charge-off.

                                  LEGAL OPINION

     Shumaker Williams, P.C., special counsel to the Company, has delivered an opinion with respect to, and will pass upon, certain issues concerning the legality of the Shares being offered pursuant to the Offering.

                                     EXPERTS

     The consolidated financial statements of the Company and its subsidiary, Premier Bank, as of December 31, 1997 and 1996 and for the years then ended included in this Prospectus, have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                              PREMIER BANCORP, INC.

                                                                          Page

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Statements of Financial Condition as of September 30, 1998
  and December 31,1997.....................................................F-1

Statements of Income for the Three and Nine Months Ended
  September 30, 1998 and 1997..............................................F-2

Statements of Cash Flows for the Nine Months Ended
  September 30, 1998 and 1997........................................F-3 - F-4

NOTES TO CONSOLIDATED FINANCIAL
  STATEMENTS, SEPTEMBER 30, 1998 (UNAUDITED).........................F-5 - F-8

INDEPENDENT AUDITORS' REPORT...............................................F-9

CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets for Years Ended December 31, 1997 and 1996..................F-10

Statements of Income for Years Ended December 31, 1997 and 1996............F-11

Statements of Shareholders' Equity and Comprehensive Income
  for Years Ended December 31, 1997 and 1996...............................F-12

Statements of Cash Flows for Years Ended
  December 31, 1997 and 1996........................................F-13 - F-14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..........................F-15 - F-38

                              PREMIER BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)

                                   September 30, 1998       December 31, 1997
                                   ------------------       -----------------
ASSETS
Cash and due from banks             $     2,945,909               4,307,164
Federal funds sold                        2,200,000                      --
Interest-bearing deposits                   157,270                  85,823

                                    ---------------               ---------
  Total cash and cash equivalents         5,303,179               4,392,987

Investment securities:
  Held to maturity (fair value
   $9,880,118 in 1998 and
   $15,099,965 in 1997)                   9,854,181              15,169,638
  Available for sale (amortized
   cost of $84,182,403 in 1998
   and $62,355,084 in 1997)              83,535,485              62,434,137
Loans held for sale                         487,096                 197,944
Loans receivable (net of allowance for
   loan losses of $1,655,184
   in 1998 and $1,360,148 in 1997)      128,298,723             107,172,526
Accrued interest receivable               1,869,126               1,451,899
Premises and equipment                    1,214,744               1,174,769
Real estate owned                           730,000                 638,286
Deferred taxes                              651,736                 404,906
Other assets                                613,104                 486,348
                                    ----------------          --------------
Total Assets                          $ 232,557,374             193,523,440
                                      =============             ===========

LIABILITIES, MINORITY INTEREST
 IN SUBSIDIARIES
 AND SHAREHOLDERS' EQUITY:

Liabilities:

Deposits                              $ 174,405,400             143,603,202
Borrowings                               27,655,218              34,842,740
Accrued interest payable                  1,980,465               1,346,123
Other liabilities                         5,881,026               1,797,538
Subordinated debt                         1,500,000               1,500,000
                                    ---------------           -------------
Total Liabilities                       211,422,109             183,089,603

Corporation-obligated mandatorily
 redeemable capital securities of
 subsidiary trust holding solely junior
 subordinated debentures of
 the Corporation                         10,000,000                      --

Shareholders' Equity:
Common stock - $0.33 par value;
 30,000,000 shares authorized;
  2,630,340 shares issued and
  outstanding in 1998 and 1997              876,780                 876,780
Additional paid-in capital                 7,120,00               7,120,001
Retained earnings                         3,565,450               2,384,881
Accumulated other comprehensive
 (loss) income                             (426,966)                 52,175
                                    ----------------         ---------------
Total Shareholders' Equity               11,135,265              10,433,837
                                    ---------------            ------------

Total liabilities, minority
 interest in subsidiaries and
 shareholders' equity                $  232,557,374             193,523,440
                                     ==============             ===========

     The accompanying notes are an integral part of the consolidated financial statements.


                              PREMIER BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           For the three months           For the nine months
                                                           ended September 30,            ended September 30,
                                                           -------------------            -------------------
                                                           1998            1997           1998           1997
                                                           ----            ----           ----           ----
Interest income:
Loans                                                  $2,850,854       2,296,748       8,022,003      6,308,320
 Federal funds sold and interest-bearing deposits          36,099          26,000         145,982         63,227
 Investments:
   Taxable                                              1,254,583       1,138,209       3,360,173      3,206,072
   Tax-exempt                                             139,553          58,663         391,920        185,961
                                                     ------------    ------------    ------------    -----------
Total interest income                                   4,281,089       3,519,620      11,920,078      9,763,580
                                                      -----------      ----------      ----------     ----------

Interest expense:
 Deposits                                               1,950,520       1,584,788       5,490,416      4,294,753
 Borrowings                                               351,875         408,633       1,078,113      1,171,000
                                                     ------------     -----------     -----------     ----------
Total interest expense                                  2,302,395       1,993,421       6,568,529      5,465,753
                                                      -----------      ----------     -----------     ----------

Net interest income                                     1,978,694       1,526,199       5,351,549      4,297,827
Provision for loan losses                                 120,000         105,000         355,000        280,000
                                                     ------------     -----------    ------------    -----------

Net interest income after loan loss provision           1,858,694       1,421,199       4,996,549      4,017,827
Non-interest income:
 Service charges and other fees                            41,082          38,648         132,026        108,177
 Gain, on sale of investment
   securities available for sale, net                      74,812          12,964          69,108         20,708
 Gain on sale of loans held for sale                        10,644          4,860          31,968          4,860
                                                     -------------  -------------   -------------  -------------
Total non-interest income                                 126,538          56,472         233,102        133,745

Non-interest expense:
 Salaries and employee benefits                           586,151         471,411       1,637,037      1,289,490
 Occupancy                                                104,469          97,476         303,847        299,373
 Data processing                                          120,088          99,198         332,540        287,022
 Professional services                                     82,660          82,709         222,430        211,171
 Marketing                                                 55,000          23,120         154,082        134,460
 Other                                                    293,943         184,761         700,214        544,119
 Minority interest in expense of subsidiaries             123,432              --         123,432              --
                                                     ----------------------------    ----------------------------
Total non-interest expense                              1,365,743         958,675       3,473,582      2,765,635
                                                      -----------     -----------     -----------     ----------

Income before income tax                                                  619,489         518,996      1,756,069           1,385,937
Income tax expense                                        200,000         160,000         575,500        440,000
                                                     ------------     -----------    ------------    -----------
Net income                                            $   419,489         358,996       1,180,569        945,937
                                                      ===========     ===========     ===========    ===========

 Earnings per share:
 Basic                                               $       0.16            0.14            0.45           0.36
 Diluted                                                     0.14            0.13            0.40           0.35
 Weighted average number of shares outstanding:
 Basic                                                  2,630,340       2,604,303       2,630,340      2,604,303
 Diluted                                                2,939,386       2,757,662       2,918,689      2,737,631

The accompanying notes are an integral part of the consolidated financial statements.



                              PREMIER BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

For the nine months ended September 30,                                      1998                1997
---------------------------------------                                ----------------       ----------
Operating activities:
 Net income                                                           $   1,180,569          $   945,937
 Adjustments to reconcile net income to cash
 provided by operating activities:
   Depreciation expense                                                    162,070               128,222
   Provision for loan losses                                               355,000               280,000
   Writedown of real estate owned                                           77,460                    --
   Amortization of organization cost                                            --                24,000
   Amortization of premiums and discounts on investment
     securities held to maturity                                            13,336                12,496
   Amortization of premiums and discounts on investment
     securities available for sale                                         126,724               170,897
   Gain on sale of investment securities available for sale                (69,108)              (20,708)
   Gain on sale of loans held for sale                                     (31,968)               (4,860)
   Originations of loans held for sale                                  (5,008,100)           (1,147,554)
   Proceeds from sale of loans held for sale                             4,750,916             1,002,002
   Increase in accrued interest receivable                                (417,227)             (303,333)
   Increase in other assets                                               (126,756)             (554,845)
   Increase in deferred loan fees                                           77,516                69,504
   Increase in accrued interest payable                                    634,342               503,323
   Increase (decrease) in other liabilities                               4,083,488             (491,143)
                                                                      -------------          ------------

Net cash provided by operating activities                                 5,808,262              613,938
                                                                      --------------         -------------

Investing activities:
 Proceeds from sale of investment securities available for sale          74,503,245           18,900,322
 Repayment on investment securities available for sale                    7,643,374           10,182,093
 Purchase of investment securities available for sale                  (104,031,553)         (37,318,168)
 Repayment on investment securities held to maturity                      6,801,183              529,459
 Purchase of investment securities held to maturity                      (1,499,062)                  --
 Net increase in loans receivable                                       (21,808,714)         (20,144,477)
 Proceeds from sale of real estate owned                                     80,826              325,533
 Purchases of premises and equipment                                       (202,045)            (795,619)
                                                                       -------------        -------------

Net cash used in investing activities                                   (38,512,746)         (28,320,857)
                                                                        ------------         ------------

                                                  (continued on next page)
                                      F-3

                              PREMIER BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
                                   (Unaudited)

For the nine months ended September 30,                                      1998                1997
---------------------------------------                                ----------------       ----------

Financing activities:
 Net increase in deposits                                                30,802,198           22,695,645
 Net (decrease) increase in borrowings less than 90 days                (12,187,522)           5,426,550
 Proceeds from borrowings greater than 90 days                            5,000,000           34,000,000
 Repayment of borrowings greater than 90 days                                  --            (33,750,000)
 Proceeds from issuance of subordinated debt                                   --              1,500,000
 Proceeds from issuance of capital securities                            10,000,000                  --
                                                                        ------------        -------------

Net cash provided by financing activities                                33,614,676           29,872,195
                                                                       ------------          ------------

Increase in cash and cash equivalents                                      910,192             2,165,276
Cash and cash equivalents:
 Beginning of period                                                     4,392,987             2,330,389
                                                                      -------------         -------------

 End of period                                                           5,303,179             4,495,665
                                                                      =============         =============

Composed of:
 Cash and due from banks                                                 2,945,909             3,744,883
 Federal funds sold                                                      2,200,000               618,000
 Interest-bearing deposits                                                 157,270               132,782
                                                                      --------------        -------------

Total cash and cash equivalents                                       $  5,303,179             4,495,665
                                                                      ============           =============

Cash payments for:
 Interest expense                                                     $  5,934,188          $  4,962,430
 Taxes                                                                $    700,000          $    650,000
Supplemental disclosure of noncash activities:
 Change in unrealized net gain on securities available for sale           (479,141)               57,667
 Change in deferred tax asset related to securities available for sale     246,830               (29,706)
 Transfer of loans to real estate owned                                    297,064               963,819

     The accompanying notes are an integral part of the consolidated financial statements.

                              PREMIER BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 1 -- Organization

     Premier Bancorp, Inc. (the "Company") was incorporated under the laws of the Commonwealth of Pennsylvania on July 15, 1997. It was reorganized as a registered one-bank holding company of Premier Bank (the "Bank") on November 17, 1997. The principal business of the Company through the Bank, is commercial banking and consists of, among other things, attracting deposits from the general public and using these funds in making loans secured by real estate, commercial loans, and consumer loans, and purchasing investment securities. The Bank was organized in 1990 as a Pennsylvania state-chartered banking institution and commenced operations on April 24, 1992. The Bank is a member of the Federal Reserve System. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation to the extent provided by law.

Note 2 -- Basis of Financial Statement Presentation

     The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for quarterly reports on Form 10-QSB and, therefore, do not include information or footnotes necessary for a complete presentation of financial condition, results of operations, shareholders' equity and cash flows in conformity with generally accepted accounting principles. However, the financial statements reflect all adjustments, which in the opinion of management are necessary for fair statement of financial results and that all adjustments are of a normal recurring nature. The results of operations for the three and nine months ended September 30, 1998 and 1997 are not necessarily indicative of the results, which may be expected for the entire fiscal year.

Note 3 -- Principles of Consolidation

     The consolidated financial statements include the accounts of Premier Bancorp, Inc. and its wholly owned subsidiaries: Premier Bank and PBI Capital Trust. All material intercompany balances and transactions have been eliminated.

Note 4 -- Use of Estimates

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses, the realizability of deferred tax assets and the carrying value of real estate owned.

Note 5 -- Earnings Per Share

     Earnings per share was calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Basic earnings per share was calculated on the basis of weighted average number of shares after giving retroactive effect to the three-to-one stock split distributed on December 31, 1997. Options to purchase 677,349 and 662,169 shares of common stock were outstanding at September 30, 1998 and 1997, respectively. The dilutive effect of such options using the treasury stock method was included in the computation of diluted earnings per share.

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

                                           For the three months ended September 30, 1998
                                                                                      Per share
                                            Net income              Shares              Amount

Basic earnings per share                    $  419,489            2,630,340              0.16
Effect of dilutive stock options                   --               309,046             (0.02)
                                        ----------------        -----------              -----
Diluted earnings per share                  $  419,489            2,939,386              0.14
                                            ==========           ==========             =====


                                          For the three months ended September 30, 1997
                                                                                      Per share
                                             Net income             Shares             Amount

Basic earnings per share                    $  358,996            2,604,303              0.14
Effect of dilutive stock options                   --               153,359             (0.01)
                                       -----------------        -----------             -----
Diluted earnings per share                  $  358,996            2,757,662              0.13
                                            ==========           ==========             =====


                                          For the nine months ended September 30, 1998
                                                                                      Per share
                                              Net income            Shares             Amount

Basic earnings per share                     $1,180,569           2,630,340              0.45
Effect of dilutive stock options                   --               288,349             (0.05)
                                       -----------------        -----------             ------
Diluted earnings per share                   $1,180,569           2,918,689              0.40
                                             ==========           ==========            =====

                                      F-6

                                          For the nine months ended September 30, 1997
                                                                                       Per share
                                              Net income            Shares               Amount

Basic earnings per share                    $   945,937           2,604,303              0.36
Effect of dilutive stock options                    --              133,328             (0.01)
                                        ----------------        -----------             ------
Diluted earnings per share                  $   945,937           2,737,631              0.35
                                          =============           ==========             =====

Note 6 -- Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". The following table displays net income and the components of other comprehensive income to arrive at total comprehensive income. For the Company, the only component of other comprehensive income is the change in the estimated fair value of investment securities available for sale.

                                                             For the three months        For the nine months
                                                             ended September 30,          ended September 30,
                                                               1998         1997          1998           1997

  Net income                                               $ 419,489      358,996      1,180,569      945,937
                                                           ---------      -------      ---------    ---------
 Other comprehensive income, net of tax:
 Unrealized gains on securities:
   Unrealized holding (losses) gains during the period      (454,128)      50,610       (433,530)      71,333
   Less: Reclassification adjustment for gains included
         in net income                                       (49,376)      (8,556)       (45,611)     (13,667)
                                                          ----------    ---------      ---------   ----------

 Other comprehensive (loss) income                          (503,504)      42,054       (479,141)      57,666
                                                           ---------    ---------       --------  -----------

 Comprehensive (loss) income                               $ (84,015)     401,050        701,428    1,003,603
                                                           =========     ========      =========    =========

Note 7 -- Capital Securities

     On August 11, 1998, the Company's recently formed subsidiary, PBI Capital Trust (the "Trust") issued $10.0 million of 8.57% Capital Securities due August 15, 2028. The Trust is a statutory business trust created under the laws of Delaware. The Company is the sole owner of the Trust. The Trust used the proceeds from the Capital Securities to acquire $10.0 million in 8.57% Junior Subordinated Deferrable Interest Debentures issued by the Company. The Junior Subordinated Debentures are the sole assets of the Trust, and payments under the Junior Subordinated Debentures are the sole revenue of the Trust. The Company is using the proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, including, but not limited to, investments in and advances to its subsidiary, Premier Bank, repurchases of common stock of the Company, branch expansion, the purchase of certain branch facilities being leased and funding loans. The precise amount and timing of the application of the net proceeds used for such corporate purposes depends on the funding requirements and the availability of other funds to the

Company and the Bank. At present, the majority of the net proceeds have been temporarily invested in investment securities available for sale. Proceeds from the Capital Securities provide the Company with additional Tier I and Tier II capital.

     These Capital Securities are reported in the Consolidated Statements of Financial Condition under the caption "Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of the Corporation".

KPMG PEAT MARWICK LLP
1600 Market Street
Philadelphia, PA  19103-7212


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Premier Bancorp, Inc.


We have audited the accompanying consolidated balance sheets of Premier Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP


February 26, 1998
Philadelphia, Pennsylvania

                              PREMIER BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

DECEMBER 31,                                       1997             1996
------------                                       ----             ----

ASSETS:
Cash and due from banks                     $     4,307,164       2,124,076
Interest-bearing deposits                            85,823         206,313

                                            ---------------       ---------
   Total cash and cash equivalents                4,392,987       2,330,389


Investment securities:
  Held to maturity (fair value $15,099,965
   in 1997 and $13,677,299 in 1996)              15,169,638      13,887,606
  Available for sale (amortized cost
   $62,355,084 in 1997
   and $52,889,364 in 1996)                      62,434,137      52,899,668
Loans held for sale                                 197,944              --
Loans receivable (net of allowance
   for loan losses of
   $1,360,148 in 1997 and $960,672 in 1996)     107,172,526      81,949,164
Accrued interest receivable                       1,451,899       1,115,650
Premises and equipment                            1,174,769         467,073
Real estate owned                                   638,286         389,253
Deferred taxes                                      404,906         298,281
Other assets                                        486,348         325,704
Organizational costs                                     --          24,000
                                             ---------------    ------------

Total Assets                                $   193,523,440     153,686,788
                                            ===============     ===========

Commitments and contingencies (Note 15)

LIABILITIES AND SHAREHOLDERS' EQUITY:

Liabilities:

Deposits                                    $   143,603,202     118,093,242
Borrowings                                       34,842,740      23,640,568
Accrued interest payable                          1,346,123       1,036,884
Other liabilities                                 1,797,538       1,973,301
Subordinated debt                                 1,500,000              --
                                                  ---------     -----------

Total Liabilities                               183,089,603     144,743,995

Shareholders' Equity:
Common stock -- $0.33 par value;
 30,000,000  shares  authorized;  2,630,340 and
 2,604,303 shares issued and
 outstanding in 1997 and 1996                       876,780         868,128
Additional paid-in capital                        7,120,001       7,023,942
Retained Earnings                                 2,384,881       1,043,924
Accumulated other comprehensive income               52,175           6,799
                                                    -------           -----

Total Shareholders' Equity                       10,433,837       8,942,793
                                                 ----------       ---------

Total Liabilities and Shareholders' Equity   $  193,523,440     153,686,788
                                             ===============    ===========

     The accompanying notes are an integral part of the consolidated financial statements.


                              PREMIER BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


FOR THE YEARS ENDED DECEMBER 31,                                  1997            1996
                                                                  ----            ----
Interest income:
  Loans                                                $     8,753,303       6,387,392
  Federal funds sold and interest bearing deposits              96,415         103,458
  Investments:
     Taxable                                                 4,322,401       3,349,885
     Tax-exempt                                                276,573         262,382
                                                               -------         -------

Total interest income                                       13,448,692      10,103,117
                                                            ----------      ----------

Interest expense:
  Deposits                                                   5,896,500       4,587,766
  Borrowings                                                 1,635,971         955,706
                                                             ---------         -------

Total interest expense                                       7,532,471       5,543,472
                                                             ---------       ---------

Net interest income                                          5,916,221       4,559,645
Provision for loan losses                                      400,000         350,000
                                                               -------        --------

Net interest income after loan loss provision                5,516,221       4,209,645
Non-interest income:
  Service charges and other fees                               148,113         126,700
  Gain (loss) net, on sale of investment securities held
     for sale                                                   14,818         (5,582)
  Gain on sale of loans held for sale                           20,500          87,013
  Loss on sale of real estate owned                           (33,504)              --
                                                              --------              --

Total non-interest income                                      149,927         208,131
Non-interest expense:
  Salaries and employee benefits                             1,784,876       1,346,300
  Occupancy                                                    400,196         282,375
  Data processing                                              381,840         270,477
  Professional services                                        282,449         221,923
  Marketing                                                    163,975         170,834
  Amortization of organization costs                            24,000          72,000
  Pennsylvania shares tax                                       70,526          63,706
  Other                                                        627,329         459,064
                                                               -------         -------

Total non-interest expense                                   3,735,191       2,886,679
                                                             ---------       ---------

Income before income tax                                     1,930,957       1,531,097
Income tax expense                                             590,000         435,462
                                                               -------         -------

Net income                                               $   1,340,957       1,095,635
                                                         =============       =========

Earnings per share:
  Basic                                                  $        0.51            0.42

                                      F-11


  Diluted                                                         0.49            0.40

Weighted average number of shares outstanding:
  Basic                                                      2,606,473       2,604,303
  Diluted                                                    2,752,462       2,705,831


The accompanying notes are an integral part of the consolidated financial statements.


                              PREMIER BANCORP, INC.
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
                              COMPREHENSIVE INCOME
                      YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                       Accumulated
                                                                                        Other
                                                               Additional     Retained  Comprehen-      Total
                             Comprehensive          Common      paid-in       Earnings   sive        Shareholders'
                                 Income             Stock       capital       (deficit)  Income        Equity
                              ------------         -------     ----------     --------  ---------    ------------

Balance, December 31, 1995                        $  868,128    7,023,942     (51,711)    (9,349)   7,831,010

Comprehensive Income:
Net Income                     $  1,095,635                     1,095,635                           1,095,635
Other Comprehensive income,
 net of tax:
  Unrealized gains on
    securities                         160
  Less: Reclassification
    adjustment  for losses included
    in net income                    15,988
Other Comprehensive
    income                           16,148                                                16,148      16,148
                                     ------

Comprehensive Income           $  1,111,783
                               =============


Balance, December 31, 1996                        $  868,128    7,023,942    1,043,924      6,799   8,942,793
                                                  ==========    =========    =========      =====   =========

Comprehensive Income:
 Net Income                    $  1,340,957                                  1,340,957              1,340,957
 Other Comprehensive income,
 net of tax:
  Unrealized gains on securities     89,109
  Less: Reclassification adjust-
 ment for gains included in
 net income                        (43,733)
Other Comprehensive
 income                             45,376                                                 45,376      45,376
                                    -------
Comprehensive Income           $  1,386,333
                               ============
Fractional shares redeemed                              (27)        (454)           --         --       (481)


                                      F-12



Stock issued for options
 exercised                                            8,679       96,513            --         --     105,192
                                                      ------      -------           --         --     -------

Balance, December 31,  1997                       $  876,780    7,120,001    2,384,881     52,175   10,433,837
                                                  ==========    =========    =========     ======   ==========

     The accompanying notes are an integral part of the consolidated financial statements.


                              PREMIER BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


FOR THE YEARS ENDED DECEMBER 31,                                    1997                      1996
                                                                   -----                      ----

Operating activities:
  Net income                                                  $   1,340,957                  1,095,635
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depreciation expense                                            174,031                    119,941
    Provision for loan losses                                       400,000                    350,000
    Writedowns and losses on sale of real estate owned               33,504                         --
    Amortization of organization cost                                24,000                     72,000
    Amortization of premiums and discounts on investment
     securities held to maturity                                     10,694                     20,594
    Amortization of premiums and discounts on investment
     securities available for sale                                  203,083                    229,949
    (Gain) loss on sale of securities available for sale            (14,818)                     5,582
    Gain on sale of loans held for sale                             (20,500)                   (87,013)
    Originations of loans held for sale                          (2,329,594)                (6,284,725)
    Proceeds from sale of loans held for sale                     2,152,150                  7,334,638
    Increase in accrued interest receivable                        (336,249)                  (289,512)
    Increase in deferred tax asset                                 (130,000)                   (23,650)
    (Increase) decrease in other assets                            (160,644)                    79,606
    Increase in deferred loan fees                                  150,085                     21,314
    Increase in accrued interest payable                            309,239                     54,258
    (Increase) decrease in other liabilities                       (149,471)                   625,235
    Loss on sale of equipment                                             --                     7,563
                                                                  ----------                 ---------

Net cash provided by operating activities                         1,656,467                  3,331,415
                                                                  ----------                 ---------

Investing activities:
  Proceeds from sale of securities available for sale            29,024,898                 29,732,585
  Repayment on securities available for sale                     10,965,988                  9,225,645
  Purchase of securities available for sale                     (49,644,870)               (54,420,855)
  Repayment on securities held to maturity                        3,707,274                  2,859,984
  Purchase of securities held to maturity                        (5,000,000)                (5,981,250)
  Net increase in loans receivable                              (26,737,265)               (22,588,404)
  Proceeds from sale of premises and equipment                           --                      1,350
  Proceeds from sale of real estate owned                           681,282                         --
  Purchases of premises and equipment                              (881,727)                  (293,653)
                                                                   ---------              -   ---------

Net cash used in investing activities                           (37,884,420)               (41,464,598)
                                                                ------------               ------------

                                      F-13

Financing activities:
 Net increase in deposits                                        25,509,960                 25,286,040
  Net increase in borrowings less than 90 days                    1,202,172                  7,614,454
  Increase in borrowings greater than 90 days                    15,000,000                  5,000,000
  Repayment of borrowings greater than 90 days                   (5,000,000)                        --
  Proceeds from subordinated debt                                 1,500,000                         --
  Proceeds from exercised stock options                              78,900                         --
  Redemption of fractional shares of common stock                      (481)                        --
                                                                ------------                 ---------

Net cash provided by financing activities                        38,290,551                 37,900,494
                                                                 -----------                ----------

Increase in cash and cash equivalents                             2,062,598                   (232,689)
Cash and cash equivalents:
  Beginning of period                                             2,330,389                    563,078
                                                                  ----------                   -------

  End of year                                                     4,392,987                  2,330,389
                                                                  ==========                 =========

Composed of:
  Cash and due from banks                                        4,307,164                   2,124,076
  Interest bearing deposits                                         85,823                     206,313
                                                                  --------                   ---------

Total cash and cash equivalents                               $   4,392,987                  2,330,389
                                                              =============                  =========

Supplemental disclosures:
  Cash payments for:
    Interest expense                                          $   7,223,232                  5,489,214
    Taxes                                                           800,000                    442,882

Supplemental disclosure of non-cash and financing activities:
 Change in unrealized net gain on securities available
   for sale                                                   $     45,376                      16,148
 Change in deferred tax asset related to securities
   available for sale                                              (23,375)                     (8,319)
 Tax effect of exercised stock options                              26,292                         --
 Transfer of loans to real estate owned                            963,819                     389,253


 The accompanying notes are an integral part of the consolidated financial statements.

                              PREMIER BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

Note 1 -- Summary of Significant Accounting Policies

Business

     Premier Bancorp, Inc. ("PBI") was incorporated under the laws of the Commonwealth of Pennsylvania on July 15, 1997. In accordance with this reorganization, each share of the Bank's common stock previously outstanding was automatically converted into one share of the Company's common stock. The Company was reorganized as a one bank holding company of Premier Bank (the "Bank") on November 17, 1997. Premier Bancorp, Inc. through its subsidiary bank, Premier Bank, provides a full range of banking services to individual and corporate customers through its branch banking system located in Bucks and Northampton Counties in Pennsylvania. Premier Bank is a Pennsylvania chartered commercial bank and member of the Federal Reserve Bank of Philadelphia (the "Fed") and the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is subject to competition from other financial institutions and other financial services companies with respect to these services and customers. PBI is also subject to the regulations of certain federal agencies and undergoes periodic examinations by such regulatory authorities.

Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of PBI and its wholly owned subsidiary, Premier Bank. Such statements have been prepared in accordance with generally accepted accounting principles and general practice within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain previously reported amounts have been reclassified to conform to current presentation standards. These reclassifications had no effect on net income.

Use of Estimates

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses.

Investment Securities

     Debt and equity securities are classified as either held to maturity securities ("HTM") or as available for sale ("AFS") securities. Investment securities that PBI has the positive intent and ability to hold to maturity can be classified as held to maturity securities and reported at amortized cost.

Investment securities not classified as held to maturity nor held for the purpose of trading in the near term are classified as available for sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. The Bank does not engage in any trading activities. Management determines the appropriate classification of securities at the time of purchase.

     AFS securities include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market interest rates and related changes in the securities' prepayment risk or to meet liquidity needs. The majority of the Company's investment portfolio is classified as available for sale.

     Premiums and discounts on debt securities are recognized in interest income using a constant yield method. Gains and losses on sales of investment securities are computed on the specific identification basis and included in non-interest income based on trade date.

     Equity securities are limited to stocks owned in the Federal Reserve Bank of Philadelphia, the Federal Home Loan Bank of Pittsburgh (the "FHLB") and Atlantic Central Bankers Bank.

Loans

     Loans are stated at the principal amount outstanding, net of deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Loan origination fees and related direct costs are deferred and amortized to income over the term of the respective loan and loan commitment period as a yield adjustment.

     Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are generally placed on non-accrual status if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. -- brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but; in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

     Residential mortgages held for sale are carried at the lower of aggregate cost or market value. Gains and losses on residential mortgages held for sale are included in non-interest income. The servicing of such loans is released to the purchaser upon sale.

Allowance for Loan Losses

     The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to produce an adequate reserve to meet the present and foreseeable risk characteristics of the existing loan portfolio. Management's judgment is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

     Significant estimates are made by management in determining the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the allowance for loan losses is dependent, to a great extent, on conditions that may be beyond PBI's control, it is at least reasonably possible that management's estimates of the allowance for loan losses, and actual results could differ in the near term.

     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination.

     Recognition of impairment in the performance of a loan is required when it is probable that all amounts, including both principal and interest, will not be collected in accordance with the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of smaller homogeneous loans such as consumer loans which are evaluated collectively for impairment.

Premises and Equipment

        Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets as follows: leasehold improvements -- lesser of useful life or lease term, equipment -- 5 to 10 years, and software -- 5 years. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition are reflected in earnings as realized. Land is carried at cost.

Real Estate Owned

     Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property, net of estimated selling costs. Costs relating to the development or improvement of the properties are capitalized while holding expenses related to the operation and maintenance of properties are expensed as incurred. Gains and losses upon disposition are reflected in earnings as realized.

Income Taxes

     PBI and its subsidiary file a consolidated Federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis. To provide for income taxes, PBI uses the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period which includes the enactment date.

Stock Options

     PBI accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such , compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, PBI adopted Statement No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for stock option grants made in 1995 and future years as if the fair-value based method defined in Statement No. 123 had been applied. PBI has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement No. 123.

Earnings Per Share

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings Per Share". Statement No. 128 was designed to simplify the computation of earnings per share and requires disclosure of "basic earnings per share" and, if applicable, "diluted earnings per share". Restatement of all prior period earnings per share data is required upon adoption. The Statement, which was adopted on December 31, 1997, did not have a material impact on the reported earnings per share of the Company.

     Basic earnings per share is calculated on the basis of the weighted average number of shares outstanding, after giving retroactive effect to the three-for-one stock split effected on December 31, 1997. Diluted earnings per common share includes dilutive common stock equivalents as computed under the treasury stock method using average common stock prices over the fiscal year.

Statement of Cash Flows

     Cash and cash equivalents for purposes of this statement consist of cash and due from banks, interest-bearing deposits, and overnight fed funds sold.

Reporting Comprehensive Income

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement No. 130 requires that the components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement, but requires that an enterprise display an amount representing comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. All financial statements included herein reflect the provisions of Statement No. 130.

Operating Segment Disclosure

     In June  1997,  the FASB  issued  Statement  No.  131,  "Disclosures  About
Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement No. 131 is effective for periods beginning after December 15, 1997. The impact, if any, of the Statement on the Company would be to require additional disclosures in the Company's financial statements.

Employers' Disclosures about Pension and Other Postretirement Benefits

     In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends the disclosure requirements of Statement 87, "Employers' Accounting for Pensions", Statement No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and Statement No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". Statement No. 132 is applicable to all entities. This Statement standardizes the disclosure requirements of Statement Nos. 87 and 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. Statement No. 132 only addresses disclosure and does not change any of the measurement recognition provisions of Statement Nos. 87, 88, and 106. This Statement is effective for fiscal years beginning after December 15, 1997. Restatement of comparative period disclosures is required unless the information is not readily available, in which case the notes to the financial statements shall include all available information and a description of information not available. The impact, if any, of this

Statement on the Company would be to require additional disclosures in the Company's financial statements.

Note 2 -- Stock Split

     On December 31, 1997, PBI effected a three-for-one stock split to shareholders of record as of December 31, 1997 which changed the par value from $1.00 to $.33 per share. The number of shares and per share amounts have been restated to reflect this event.

Note 3 -- Cash and Due from Banks

     The Bank is required to maintain certain daily average reserve balances in accordance with Federal Reserve Board and Atlantic Central Bankers Bank requirements. The reserve balances maintained in accordance with such requirements as of December 31, 1997 were $751,000 and $300,000, respectively.

Note 4 -- Investment Securities

     The amortized cost and estimated fair values of investment securities at December 31, 1997 and 1996 were as follows:

                                                      GROSS      GROSS      ESTIMATED
                                      AMORTIZED      UNREALIZED  UNREALIZED    FAIR       CARRYING
DECEMBER 31, 1997                       COST           GAINS       LOSSES      VALUE       VALUE
------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Mortgage-backed securities       $  3,183,768           384      (40,437)     3,143,715    3,183,768
U.S. government agency
  obligations                      11,985,870         1,250      (30,870)    11,956,250   11,985,870
                                   ----------         -----      --------    ----------   ----------
                                   15,169,638         1,634      (71,307)    15,099,965   15,169,638

AVAILABLE FOR SALE
Mortgage-backed securities         50,131,927       113,350     (124,047)    50,121,230   50,121,230
State and municipal
  securities                       10,326,107        80,394       (3,644)    10,402,857   10,402,857
Equity securities                   1,780,050        13,000           --      1,793,050    1,793,050
Other debt securities                 117,000           --            --        117,000      117,000
                                      -------      ---------    ---------    ----------   ----------

                                   62,355,084       206,744     (127,691)    62,434,137   62,434,137
                                   ----------      ---------    ---------    ----------   ----------

TOTAL INVESTMENT
 SECURITIES                      $ 77,524,722       208,378     (198,998)    77,534,102   77,603,775
                                 =============      =======     =========    ===========  ==========

                                      F-20

                                                  GROSS             GROSS     ESTIMATED
                                  AMORTIZED    UNREALIZED        UNREALIZED    FAIR       CARRYING
DECEMBER 31, 1996                   COST         GAINS             LOSSES      VALUE        VALUE
------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities       $  3,910,165       --            (63,179)   3,846,986    3,910,165
U.S. government agency
  obligations                       9,977,441       --           (147,128)   9,830,313    9,977,441
                                    ---------    --------        ---------   ---------    ---------

                                   13,887,606       --           (210,307)  13,677,299   13,887,606

AVAILABLE FOR SALE
Mortgage-backed securities         44,212,778     84,412         (107,141)  44,190,049   44,190,049
State and municipal
  securities                        6,662,286     37,967           (4,934)   6,695,319    6,695,319
Equity securities                   1,897,300       --                --     1,897,300    1,897,300
Other debt securities                 117,000       --                --       117,000      117,000
                                 ------------   ---------        ---------  ----------   ----------

                                   52,889,364    122,379         (112,075)  52,899,668   52,899,668
                                 ------------   ---------        ---------  ----------   ----------

TOTAL INVESTMENT
 SECURITIES                      $ 66,776,970    122,379         (322,382)  66,576,967   66,787,274
                                 ============    =======         =========  ==========   ==========


     The amortized cost and estimated fair value of debt securities AFS and HTM by contractual maturity at December 31, 1997 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                         INVESTMENT SECURITIES          INVESTMENT SECURITIES
                                            HELD TO MATURITY             AVAILABLE FOR SALE
                                      --------------------------        -----------------------
                                      AMORTIZED        ESTIMATED        AMORTIZED     ESTIMATED
                                       COST            FAIR VALUE         COST       FAIR VALUE
                                      --------         ----------       ---------    ----------
Due in one year or less          $  1,184,645        1,169,742          8,140,367       8,138,630
Due after one year
  through five years                2,891,860        2,861,810         19,422,949      19,418,808
Due after five years
  through ten years                 3,092,861        3,075,644         12,070,609      12,068,055
Due after 10 years                  8,000,272        7,992,769         22,721,159       2,808,644
                                    ---------        ---------         ----------       ---------

Total                            $ 15,169,638       15,099,965         62,355,084      62,434,137
                                 ============       ==========         ==========      ==========

Proceeds from sales of investment securities AFS are as follows:

Proceeds                         $ 29,024,898        29,732,585
Gross gains                            69,028          54,632
Gross losses                           54,210          60,214

Note 5 -- Loans

                                         1997            1996
                                        -----            ----

Real estate-farmland             $    500,000              --
Real estate-construction            1,188,288        1,952,730
Real estate-residential            22,965,889       19,665,913
Real estate-multifamily             1,948,943        1,137,649
Real estate-commercial             72,372,260       52,731,559
Consumer                              797,671          735,124
Commercial                          9,084,458        6,861,611
                                   ----------        ---------

Total loan                        108,857,509       83,084,586
Unearned income                       324,835          174,750
Allowance for loan losses           1,360,148          960,672
                                    ---------          -------

Total loans, net               $  107,172,526       81,949,164
                               ==============       ==========

     Loans secured by real estate totaled $98,975,380 and $75,487,851 at December 31, 1997 and 1996, respectively, and represented 91% of total loans in both years. Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans are generally for commercial real estate investment transactions.

     At December 31, 1997, the recorded investment in loans for which impairment has been recognized totaled $497,734 and $870,961, respectively, of which $497,734 and $507,140 related to loans with a corresponding valuation allowance of approximately $50,823 and $126,785. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was approximately $502,792 and $651,165. No interest income was recognized on these loans in 1997. In 1996, $10,101 of interest income was recorded on impaired loans. Included within the loan portfolio are loans on non-accrual status of $497,734 and $870,961 at December 31, 1997 and 1996, respectively. If interest had been accrued throughout the period, interest income for the years ended December 31, 1997, and 1996, would have increased approximately $51,900 and $80,434, respectively. There was no interest income on these loans included in net income in 1997. In 1996, $10,101 in interest income was recorded on non-accrual loans.

     PBI generally lends in the Greater Philadelphia region with a majority of its borrowers living in communities surrounding its three branches. To a large extent PBI makes loans collateralized at least in part by real estate. Accordingly, its lending activities could be affected by changes in the general economy, the regional economy, or real estate values.

Note 6 -- Allowance for Loan Losses

     Activity in the allowance for loan losses is shown below:

DECEMBER 31,                             1997            1996
------------                             ----            ----

Balance at beginning of year         $   960,672         738,313
Charge-offs                                 (524)       (127,641)
Provision for loan losses                400,000         350,000
                                         -------         -------

Balance at end of year               $ 1,360,148         960,672
                                     = =========         =======

Note 7 -- Premises and Equipment

Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:

DECEMBER 31,                                1997            1996
------------                                ----            ----

Land                                 $   254,761              --
Leasehold improvements                   372,883         104,865
Furniture, fixtures and equipment        980,128         621,180
                                        --------         -------

Book value                             1,607,772         726,045
Accumulated depreciation and
   amortization                          433,003         258,972
                                         -------         -------

Net book value                       $ 1,174,769         467,073
                                     ===========         =======

     Depreciation and amortization expense on premises and equipment amounted to $174,031 and $119,941, for the years ended December 31, 1997, and 1996, respectively.

     The Company leases all facilities from which it currently operates. Rental expense on operating leases amounted to approximately $180,797 and $143,175 for the years ended December 31, 1997 and 1996, respectively. Most leases have options for renewal. Required minimum annual rentals due on non-cancelable leases expiring after one year approximate $238,680 in the aggregate at December 31, 1997. Future minimum annual rental payments due on non-cancelable leases for each of the years 1998 through 2002 are approximately $183,101, $59,670, $59,670, $59,670 and $59,670, respectively.

Note 8 -- Deposits

DECEMBER 31,                                          1997                              1996
------------                                          ----                              ----
                                    WEIGHTED                                WEIGHTED
                                    AVERAGE                                  AVERAGE
                                    INTEREST                      % OF       INTEREST                  % OF
                                       RATE        AMOUNT        TOTAL        RATE         AMOUNT      TOTAL
                                   ---------      -------        -----      ----------     ------      -----
Interest checking                      2.62%   $  10,847,705       7.56%       2.52%    $  7,341,202   6.22%
Money market                           2.57%       1,667,282       1.16%       2.56%       1,441,254   1.22%
Savings                                3.90%      45,551,504      31.72%       4.16%      41,055,794  34.77%
Time                                   5.66%      73,959,391      51.50%       5.58%      59,486,279  50.37%
                                       -----      ----------      ------       -----      ----------  ------

Total interest bearing
  deposits                             4.76%     132,025,882      91.94%       4.80%     109,324,529  92.58%
                                       =====                                   =====

Non-interest bearing
  deposits                                        11,577,320       8.06%                   8,768,713   7.42%
                                                  ----------       -----                   ---------   -----

Total deposits                               $   143,603,202     100.00%              $  118,093,242 100.00%
                                             ===============     =======              ============== =======




Time deposits of less than $100,000 by date of maturity are as follows:

             1998...........................................$39,982,784
             1999........................................... 15,211,325
             2000...........................................  3,702,313
             2001...........................................    514,937
             2002...........................................    471,381
             2003 and thereafter............................      2,051
                                                            $59,884,791
                                                            ===========

Time deposits of $100,000 or more by date of maturity are as follows:

             1998...........................................$10,464,984
             1999...........................................  2,888,738
             2000...........................................    519,365
             2001...........................................        --
             2002...........................................    201,513
             2003 and thereafter............................        --
                                                            $14,074,600
                                                            ===========

Accrued interest payable on deposits amounted to $1,231,662 and $946,105 at December 31, 1997 and 1996, respectively.

Interest expense on deposits is as follows:

DECEMBER 31,                           1997             1996
------------                           ----             ----

Interest checking                    $   224,223         150,797
Money Market                              54,087          47,835
Savings                                1,648,694       1,508,191
Time                                   3,969,496       2,880,943
                                       ---------       ---------

Total interest expense
  on deposits                        $ 5,896,500       4,587,766
                                     ===========       =========


Note 9 -- Borrowings


DECEMBER 31,                                     1997                             1996
------------                                     -----                            ----
                                                         WEIGHTED                       WEIGHTED
                                                          AVERAGE                        AVERAGE
                                         AMOUNT            RATE          AMOUNT            RATE
                                        -------          --------       -------         --------
Short-term:
Securities sold under agreement to
  repurchase (1)                     $  18,345,740         5.54%     $   2l,973,568       5.70%
Other (2)                                1,497,000         6.31%          1,667,000       6.44%
                                         ---------         -----          ---------       -----

                                        19,842,740         5.59%         23,640,568       5.75%
Long-term:
Federal Home Loan Bank
 advances (3)                           15,000,000         5.42%                 --          --
                                        ----------         -----         ----------       -----

Total borrowings                    $   34,842,740         5.52%     $   23,640,568       5.75%
                                    ==============         =====     ==============       =====

(1) At December 31, 1997 securities sold under agreement to repurchase consisted of $12,500,000 in borrowings from the Federal Home Loan Bank (the "FHLB") which mature within 90 days and $5,845,740 in borrowings from customers which mature overnight. At December 31, 1996 borrowings from the FHLB and customers were $21,100,000 and $873,568, respectively. All borrowings from the FHLB are secured by a blanket lien against all of the Bank's assets.

(2)  Other consists of overnight borrowings from Atlantic Central Bankers Bank.

(3)  Long-term FHLB advances are detailed as follows:

                                                               INTEREST
DECEMBER 31, 1997                 AMOUNT           DUE           RATE
-----------------                 ------           ---           ----

Issued 9/25/97              $    5,000,000       9/25/02         5.45%
Issued 10/17/97                  5,000,000      10/17/02         5.47%
Issued 11/19/97                  5,000,000      11/19/02         5.34%
                            --------------
                             $  15,000,000

     The above long-term advances are subject to repricing every six months at which time the issuer may convert the borrowing to a variable rate if current rates are higher. Should the issuer convert the borrowing, the Company may prepay the debt without penalty.

     Accrued interest on borrowings amounted to $114,461 and $90,779 at December 31, 1997 and 1996, respectively.

DECEMBER 31,                                      1997                1996
------------                                      ----                ----

Short-term:
Average balance outstanding                   $  24,007,462         17,003,164
Maximum amount outstanding at any month-end
  during the period                              31,329,745         17,940,711
Weighted average interest rate during the
  period                                               5.65%              5.62%

     At December 31, 1997, the Bank has a $2,000,000 unsecured fed funds line of credit with Atlantic Central Bankers Bank and a $58,704,000 borrowing limit at the FHLB. At December 31, 1997, the Bank had unused borrowing capacity of $503,000 and $31,204,000 from Atlantic Central Bankers Bank and the FHLB, respectively.

Note 10 -- Subordinated Debt

     On January 9, 1997, the Bank borrowed $1,500,000 from Pennsylvania National Bank and Trust Company for the purpose of funding its continued growth and to assist in the maintenance of certain regulatory capital ratios. The loan is unsecured and matures on January 12, 2012. The term note carries an annually adjustable rate based upon the one-year Treasury index plus 240 basis points. At December 31, 1997 the interest rate on the subordinated debt was 8.01%. The note requires monthly interest payments for the first ten years with principal payments beginning in the eleventh year with full amortization by the maturity date.

Note 11 -- Earnings Per Share

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

                                    FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                PER SHARE
                                  NET INCOME        SHARES        AMOUNT

Basic earnings per share          $ 1,340,957     2,606,473     $    0.51
Effect of dilutive stock options           --       145,989           --
                                  -----------    ----------     ---------

Diluted earnings per share        $ 1,340,957     2,752,462     $    0.49
                                  ===========     =========     =========

                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                PER SHARE
                                     NET INCOME      SHARES       AMOUNT


Basic earnings per share         $    1,095,635     2,604,303   $    0.42
Effect of dilutive securities:
  Stock options                            --         101,528         --
                                 --------------     ---------   ---------

Diluted earnings per share       $    1,095,635     2,705,831   $    0.40
                                 ==============     =========   =========

     Earnings per share was calculated on the basis of weighted average number of shares after giving retroactive effect to the three-to-one stock split distributed on December 31, 1997. Options to purchase 662,172 and 476,739 shares of common stock were outstanding at December 31, 1997 and 1996, respectively. The dilutive effect of such options using the treasury method was included in the computation of diluted earnings per share.

Note 12 -- Income Taxes

     The components of the provision for income taxes are as follows:

YEAR ENDED DECEMBER 31,                       1997                 1996
-----------------------                      -----                 ----

Current tax expense                     $    720,000              459,112
Deferred income tax benefit                 (130,000)             (23,650)
                                        ---------------          --------

Income tax expense                      $    590,000              435,462
                                        ===============          ========

     At December 31, 1997 and 1996, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:

YEAR ENDED DECEMBER 31,                         1997               1996
-----------------------                         ----               ----

Deferred tax assets:
  Allowance for possible loan loss           $ 439,812            303,812
  Start-up and organization costs                8,217              3,600
  Other                                          7,509              5,004
                                             ---------         ----------
Deferred tax assets                            455,538            322,416
Deferred tax liabilities:
  Unrealized net gain on securities
  available for sale                           (26,878)            (3,503)
  Depreciation                                 (23,754)           (20,632)
                                               --------           --------

Net deferred tax asset                        $404,906            298,281
                                              ========            =======

     The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that PBI will realize the benefits of these deferred tax assets.

     A reconciliation of income tax expense in the accompanying statements of operations with the amount computed by applying the statutory federal income tax rate to earnings before income taxes is as follows:

YEAR ENDED DECEMBER 31,                             1997              1996
-----------------------                             ----              ----

Tax expense at 34% rate                           $656,525          520,573
Interest from tax exempt loans and investments    (109,117)         (89,784)
Other, net                                          42,592            4,673
                                                  ---------        ---------
Income tax expense                                $590,000          435,462
                                                  ========         ========

Note 13 -- Employee Benefit Plans

     PBI maintains a defined contribution savings plan covering substantially all employees. The plan allows eligible employees to make contributions by salary reduction pursuant to the provisions of 401(k) of the Internal Revenue Code. Discretionary matching contributions by the Bank expensed in the financial statements for 1997 and 1996 were $33,702 and $26,818, respectively.

Note 14 -- Stock Options

     In connection with its initial stock offering, the Bank issued options to purchase common stock to certain incorporators, directors, officers, and institutional investors. The options are exercisable at a price of $3.03 per share and expire April 23, 2002. The options are transferable and contain certain customary anti-dilution clauses in the case of certain events. At December 31, 1997 and 1996, 437,307 and 463,344 options were issued and outstanding, respectively.

     In addition, the Bank adopted, in 1995, a stock option program whereby up to 300,000 options may be granted to employees or directors based on a discretionary incentive program. The exercise price of options granted under this program are to be at the fair value of common stock as of the grant date. Options expire ten years from the date of grant with vesting periods, if any, determined by the Board of Directors. In January 1996, 13,395 options were granted under this program at an exercise price of $3.67 per share and were immediately vested. In January 1997, 211,470 options were granted under this plan at an exercise price of $5.00 per share of which 130,470 were immediately vested and 81,000 subject to a four year vesting period.

Stock option activity during the periods indicated is as follows:

                                                      WEIGHTED
                                                      AVERAGE
                                        NUMBER OF     EXERCISE     RANGE OF
                                         OPTIONS       PRICE    EXERCISE PRICE


December 31, 1995                        463,344       $3.03          3.03
  Granted                                 13,395        3.67            --
                                        --------        ----         -----

December 31, 1996                        476,739        3.05     3.03-3.67
  Granted                                211,470        5.00
  Exercised                              (26,037)       3.03
                                        --------        ----

December 31, 1997                        662,172       $3.67     3.03-5.00
                                         =======       ======    =========

     At December 31, 1997, the number of options exercisable was 581,172. The weighted average exercise price of those options was $3.49 per share and the weighted average remaining contractual life of outstanding options was 5.5 years.

     In January 1998, 15,030 incentive options were granted under the 1995 plan at an exercise price of $6.00 per share expiring January 2008.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", provides an alternative method of accounting for stock-based compensation arrangements. This method is based on the fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and PBI's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The Financial Accounting Standards Board encourages entities to adopt the fair value based method, but does not require the adoption of this method.

     PBI applies APB No. 25 and related Interpretations in accounting for the Plan. The fair value of each option grant using the Black-Scholes option pricing model was $3.45 and $1.91 in 1997 and 1996, respectively. The following assumptions were used for grants in 1997 and 1996: no dividends for both years; risk-free interest rates of 6.40% and 6.72% for 1997 and 1996 options, respectively; and expected lives of ten years for both years. Had compensation cost for the Plan been determined consistent with Statement No. 123, PBI's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

DECEMBER 31,                                    1997               1996
------------                                    -----              -----

Net income
  As reported                        $     1,340,957              1,095,635
  Pro forma                                  890,835              1,070,007
Basic earnings per share
  As reported                                   0.51                   0.42
  Pro forma                                     0.34                   0.41
Diluted earnings per share
  As reported                                   0.49                   0.40
  Pro forma                                     0.32                   0.40

Note 15 -- Commitments and Contingencies

Financial Instruments with Off-Balance Sheet Risk

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual or notional amount of those instruments.

     Financial instruments whose contract amounts represent credit risk at December 31, 1997 and 1996 are as follows:

                                             CONTRACT OR NOTIONAL AMOUNT

                                            1997                    1996
                                            ----                    ----

Commitments to extend credit        $    10,994,649              7,592,000
Stand-by letters of credit                1,160,062              1,073,000


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include inventory, property, plant and equipment, and income producing commercial properties. The commitments at December 31, 1997 were principally to originate commercial loans and other loans secured by real estate.

     Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Most guarantees extend for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The amount of collateral received on loan commitments and on stand-by letters of credit is dependent upon the individual transaction and the creditworthiness of the customer.

Concentrations of Credit Risk

     The Bank's loan portfolio represents loans principally made in the Bucks and Northampton County areas in Pennsylvania which are secured by both residential and commercial real estate. Accordingly, the Bank's primary concentration of credit risk is related to the real estate market in the Bucks and Northampton County areas. The ultimate collectibility of this portion of the Bank's portfolio is susceptible to changes in local market conditions, and therefore, dependent upon the local economic environment. In addition, loan concentrations are also considered to exist when there are amounts loaned or committed to be loaned to a multiple number of borrowers engaged in similar activities which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. Though the Bank views many of its loans as made to individuals or, secured by residential real estate, the Bank's loan portfolio contains many borrowers who are employed in various professions such as, the medical, dental, legal and real estate professions.

Legal Proceedings

     As of December 31, 1997, there were no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or its subsidiary are a party or by which any of their property is in the subject.

Note 16 -- Related Party Transactions

     As a matter of policy, the Bank does not extend credit to employees, officers or directors. The following table presents the amount due from one of the Bank's directors. This loan was made prior to this individual's election to the Board of Directors. This loan was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Also, this loan did not involve a more than normal risk of collectibility or present any other unfavorable features.

Balance, December 31, 1996                       $  316,158
Repayments                                          (18,744)
                                                  ---------
Balance, December 31, 1997                       $  297,414
                                                 ==========

     The outstanding loan balance was repaid in January 1998.

     The Bank's offices in Doylestown and Easton are owned by Norbuck Associates (Norbuck), a Pennsylvania limited partnership consisting of several directors of the Bank. The leases with Norbuck have an initial term expiring December 31, 1998. Rent paid to Norbuck in 1997 and 1996 was $117,368 and $113,954, respectively.

Note 17 -- Disclosures about Fair Value of Financial Instruments

     PBI is required to disclose estimated fair values for its financial instruments, whether or not recognized in the balance sheet. For PBI, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments.

     Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions regarding the amount and timing of estimated future cash flows which are discounted to reflect varying degrees of risk. Given the uncertainties surrounding these assumptions, the reported fair values may not represent actual values of financial instruments that could have been realized as of year-end or that will be realized in the future. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

     The fair value of non-interest bearing demand deposits, interest checking accounts, money market accounts and savings accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence the values below may distort the actual fair value of a banking organization that is a going concern.

     The estimated fair values and carrying amounts are summarized as follows:

                               DECEMBER 31, 1997          DECEMBER 31, 1996
                               -----------------          -----------------

                           ESTIMATED      CARRYING      ESTIMATED    CARRYING
                           FAIR VALUE      AMOUNT      FAIR VALUE     AMOUNT

FINANCIAL ASSETS:
Cash and due from banks    $ 4,307,164   4,307,164     2,124,076     2,124,076
Interest-bearing deposits       85,823      85,823       206,313       206,313
Investment securities:
  Available for sale        62,434,137  62,434,137    52,899,668    52,899,668
  Held to maturity          15,099,965  15,169,638    13,677,299    13,887,606
Loans held for sale            199,344     197,944          --             --
Net loans                  108,225,722 107,172,526    83,824,718    81,949,164
Accrued interest receivable  1,451,899   1,451,899     1,115,650     1,115,650
                           ----------- -----------    ----------    ----------

Total financial assets  $ 191,804,054  190,819,131   153,847,724   152,182,477
                        =============  ===========   ===========   ===========

FINANCIAL LIABILITIES:
Deposits with no stated
  maturities            $  69,643,811   69,643,811    58,606,963    58,606,963
Deposits with stated
 maturities                76,482,989   73,959,391    59,592,618    59,486,279
Borrowings                 33,629,286   34,842,740    24,646,883    23,640,568
Subordinated debt           1,500,000    1,500,000          --             --
Accrued interest payable    1,346,123    1,346,123     1,036,884     1,036,884
                         ------------   ----------    ----------    ----------

Total financial
 liabilities           $  182,602,209  181,292,065   143,883,348   142,770,694
                       ==============  ===========   ===========   ===========

     The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1997 and 1996.

     Cash and due from banks and Federal funds sold: Current carrying amounts approximate estimated fair value.

     Investment securities: Current quoted market prices were used to determine fair value.

     Loans: Fair values were estimated using the present value of the estimated cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Deposit liabilities: The fair value of deposits with no stated maturity (i.e. demand deposits, interest checking accounts, money market accounts and savings accounts) are by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Deposits with a stated maturity (time deposits) have been valued using the present value of cash flows discounted at rates approximating the current market for similar deposits.

     Borrowings and subordinated debt: Borrowings and subordinated debt have been valued using the present value of cash flows discounted at rates approximating the current market for similar liabilities.

     Off-balance-sheet instruments: Off-balance-sheet instruments are primarily comprised of loan commitments which are generally priced at market at the time of funding. Fees on commitments to extend credit and standby letters of credit are deemed to be immaterial and these instruments are expected to be settled at face value or expire unused. It is impractical to assign any fair value to these instruments. At December 31, 1997 and 1996 loan commitments were $10,994,649 and $7,592,000, respectively. Stand-by letters of credit were $1,160,062 and $1,073,000 at December 31, 1997 and 1996, respectively.

Note 18 -- Parent Company Financial Information

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31,                              1997             1996
-----------------------------------------------------------------------------

Assets
Cash on deposit with subsidiary     $       78,900            --
Investment in subsidiary                10,328,645     8,942,793
Other                                       26,292            --
                                            ------            --

  Total assets                      $   10,433,837     8,942,793
                                    ==============     =========

Liabilities and shareholders' equity:
Shareholders' equity:
Common stock                        $    7,996,781     7,892,070
Retained Earnings                        2,384,881     1,043,924
Unrealized gains on securities
  available for sale                        52,175         6,799
                                            ------        ------

  Total shareholders' equity            10,433,837     8,942,793
                                        ----------     ---------

Total liabilities and
  shareholders' equity              $   10,433,837     8,942,793
                                    ==============     =========


                        CONDENSED STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,          1997           1996
---------------------------------------------------------------------

Equity in undistributed income
 of subsidiary                     $    1,340,957     1,095,635
                                   --------------     ---------

Other                                         693           --
                                   --------------     ---------

Total income                            1,341,650     1,095,635
                                    -------------     ---------

Interest Expense                              513           --
Other expenses                                180           --
                                    --------------    ---------

Total expense                                 693           --
                                    --------------    ---------
Income before taxes                     1,340,957     1,095,635
Income tax expense                            --            --
                                    --------------    ---------

Net income                         $    1,340,957     1,095,635
                                   ==============     =========

                       CONDENSED STATEMENTS OF CASH FLOWS


FOR THE YEARS ENDED DECEMBER 31,              1997                     1996
--------------------------------------------------------------------------------

Cash flows from operating activities:
Net income                                $    1,340,957           1,095,635
Deduct items not affecting cash flows:
  Equity in undistributed income
    of subsidiary                             (1,340,957)         (1,095,635)
                                          ---------------         -----------

Net cash provided from operating activities          --                 --
Cash flows from financing activities:
Proceeds from exercised stock options             78,900                --
                                          ---------------         -----------

Net cash provided from financing activities       78,900                --
                                          ---------------         -----------

Net increase in cash and cash equivalents         78,900                --
Cash and cash equivalents at beginning of year       --                 --
                                          ---------------         -----------

Cash and cash equivalensts at end of year     $   78,900                 --
                                          ===============         ===========


Note 19 -- Regulatory Restrictions

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain certain minimum amounts and ratios to be considered adequately capitalized (set forth in the table below). Management believes that the Bank meets, as of December 31, 1997 and 1996, all capital adequacy requirements to which it is subject. As of September 30, 1996, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action provisions of Section 3b of the Federal Deposit Insurance Act. There are no calculations or events since that notification that management believes have changed the Bank's category. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                             To Be Well
                                                                                             Capitalized
                                                                   For Capital          Under the Corrective
                                         Actuual                 Adequacy Purposes        Action Provision
                                        --------                 -----------------        ----------------
                                   Amount           Ratio        Amount        Ratio   Amount          Ratio
                                   -------------------------------------------------------------------------

As of December 31, 1997:
Total capital to risk-weighted
 assets                           $  13,136,619    10.88%    $  9,658,880     8.00%   $ 12,073,600    10.00%
Tier 1 capital to risk-weighted
 assets                              10,276,471     8.51%       4,829,440     4.00%      7,244,160     6.00%
Tier 1 capital to average assets     10,276,471     5.45%       7,536,161     4.00%      9,420,201     5.00%

As of December 31, 1996:
Total Capital to risk-weighted
 assets                           $   9,872,666    10.90%    $  7,248,000     8.00%   $  9,060,000    10.00%
Tier I capital to risk-weighted
 assets                               8,911,994     9.84%       3,624,000     4.00%      5,436,000     6.00%
Tier I capital to average assets      8,911,994     5.80%       6,146,512     4.00%      7,683,139     5.00%


Note 20 -- Dividend Policy

     The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available for that purpose. The Company is restricted as to the amount of dividends that it can pay holders of its common stock by virtue of the restrictions on the Bank's ability to pay dividends to the Company. Payment of dividends by the Bank is subject to the regulatory restrictions set forth in the Pennsylvania Banking Code of 1965, the Federal Reserve Act and the Federal Deposit Insurance Corporation Act.

     The Pennsylvania Banking Code of 1965 provides that cash dividends may be declared and paid only out of accumulated net earnings which are $2,384,881 at December 31, 1997. Cash dividends must be approved by the Federal Reserve Board if the total of all cash dividends declared by the Bank in any calendar year, including the proposed cash dividend, exceeds the total of the Bank's net profits for that year plus its retained net profits from the preceding two years less any required transfers to surplus or a fund for the retirement of preferred stock, if any. The Federal Deposit Insurance Corporation Act generally prohibits all payments of dividends by any bank which is in default of any assessment of the FDIC. As of December 31, 1997 and 1996, the Bank was not in default of any FDIC assessments.

Note 21-- Other Comprehensive Income

The tax effects allocated to each component of "Other Comprehensive Income" are as follows:

                                                                                    Tax
                                                             Before-Tax         (Expense)       Net-of-Tax
                                                             Amount               Benefit        Amount
                                                             ----------          --------      -----------

FOR THE YEAR ENDED DECEMBER 31, 1997:

Unrealized gains on securities
 Unrealized holding gains arising during
 the period                                               $    135,014              (45,905)       89,109
Less: reclassification adjustment for
 gains included in net income                                 (62,971)                19,238      (43,733)
                                                          ------------------------------------------------

Other Comprehensive Income                                $     72,043              (26,667)       45,376
                                                          ============             =========      ========


                                                                                   Tax
                                                           Before-Tax           (Expense)       Net-of-Tax
                                                             Amount              Benefit         Amount
                                                           ----------            --------      -----------
FOR THE YEAR ENDED DECEMBER 31, 1996:

Unrealized gains on securities
 Unrealized holding gains arising during
 the period                                               $        242                  (82)          160
Less: reclassification adjustment for
 losses included in net income                                  12,448                 3,540       15,988
                                                          -----------------------------------------------

Other Comprehensive Income                                $     12,690                 3,458       16,148
                                                          ============            ==========    =========



                                TABLE OF CONTENTS

                                                 Page
                                                 ----

AVAILABLE INFORMATION.............................iii
PROSPECTUS SUMMARY ................................v
  The Company......................................v
  The Bank.........................................v
  The Offering....................................vi
  Summary of Selected Consolidated Financial
     Data and Other Information.................viii
  Selected Consolidatd Financial
     Data and Other Information...................ix
PREMIER BANCORP, INC...............................1
RISK FACTORS.......................................1
USE OF PROCEEDS....................................5
DETERMINATION OF OFFERING PRICE....................6
DILUTION...........................................6
PLAN OF DISTRIBUTION...............................7
TERMS OF THE OFFERING..............................8
LEGAL PROCEEDINGS..................................9
DIRECTORS, EXECUTIVE OFFICERS,
 PROMOTERS AND CONTROL PERSONS.....................9
EXECUTIVE COMPENSATION............................12
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND
 MANAGEMENT.......................................14
DESCRIPTION OF SECURITIES.........................16
STATEMENT AS TO INDEMNIFICATION...................18
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS....................................19
DESCRIPTION OF BUSINESS...........................19
  Description of the Company......................19
  Supervision and Regulation-The Company..........20
  Effects of Inflation............................24
  Monetary Policy.................................24
  Environmental Regulation........................24
  Year 2000.......................................25
  Description of the Bank.........................25
  Lending Activities..............................26
  Supervision and Regulation-The Bank.............30
DESCRIPTION OF PROPERTY...........................36
MARKET FOR COMMON STOCK AND
 RELATED STOCKHOLDER MATTERS......................36
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS........................38
LEGAL OPINION.....................................82
EXPERTS...........................................82
INDEX TO CONSOLIDATED FINANCIAL
 STATEMENTS.......................................83



                                 500,000 Shares
                                  Common Stock
                                       at
                                $11.00 per share


                              PREMIER BANCORP, INC.


                         ------------------------------
                                Prospectus dated
                                December 22, 1998
                         ------------------------------